Exhibit 10.3

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of September 2, 2014

Among

EXPRO HOLDINGS UK 3 LIMITED
as Parent,

EXPRO FINSERVICES S.à r.l.
as the Borrower,

EXPRO US FINCO LLC
as the Co-Borrower,

THE OTHER BORROWERS AND GUARANTORS PARTY HERETO FROM TIME TO TIME

HSBC BANK USA, NATIONAL ASSOCIATION

as Administrative Agent

HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED,
as Collateral Agent,

and

THE OTHER LENDERS PARTY HERETO FROM TIME TO TIME

GOLDMAN SACHS INTERNATIONAL, BARCLAYS BANK PLC, DEUTSCHE BANK SECURITIES, INC.,

JPMORGAN SECURITIES LLC, HSBC BANK PLC,

CREDIT SUISSE SECURITIES (USA) LLC and CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

as Joint Lead Arrangers and Joint Bookrunners

GOLDMAN SACHS INTERNATIONAL, BARCLAYS BANK PLC, DEUTSCHE BANK SECURITIES, INC. and

JPMORGAN SECURITIES LLC,
as Syndication Agents

(continued)

(continued)

(continued)

(continued)

SCHEDULES

1.01A	Agreed Security Principles
1.01B	Commitments and L/C Sublimit
1.01C	Collateral Documents
1.01D	[Reserved]
1.01E	[Reserved]
1.01F	Existing Letters of Credit
1.01G	Specified Time
1.01H	[Reserved]
4.01	Local Counsel
5.08(b)	Material Real Property
5.12	Subsidiaries and Other Equity Investments
6.16	Post-Closing Matters
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.08	Transactions with Affiliates
7.09	Certain Contractual Obligations
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	New Lender Certificate
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E	Assignment and Assumption
F	Security Agreement
G	Pledge Agreement
H	[Reserved]
I-1	Form of First Lien Intercreditor Agreement
I-2	Form of Junior Lien Intercreditor Agreement

v

J-1	United States Tax Compliance Certificate (Foreign Non-Partnership Lenders)
J-2	United States Tax Compliance Certificate (Foreign Non-Partnership Participants)
J-3	United States Tax Compliance Certificate (Foreign Partnership Lenders)
J-4	United States Tax Compliance Certificate (Foreign Partnership Participants)
K	Administrative Questionnaire
L-1	Affiliated Lender Assignment and Assumption
L-2	Affiliated Lender Notice
L-3	Acceptance and Prepayment Notice
L-4	Discount Range Prepayment Notice
L-5	Discount Range Prepayment Offer
L-6	Solicited Discounted Prepayment Notice
L-7	Solicited Discounted Prepayment Offer
L-8	Specified Discount Prepayment Notice
L-9	Specified Discount Prepayment Response
M	Additional Borrower Joinder
N	Additional Guarantor Joinder
O	Form of Intercompany Note
P	Additional Hedge Bank Joinder
Q	Security Agent Appointment Deed

CREDIT AGREEMENT

This CREDIT AGREEMENT (as the same may be amended, modified, refinanced and/or restated from time to time, this “Agreement”) is entered into as of September 2, 2014, among EXPRO HOLDINGS UK 3 LIMITED, a limited company organized under the laws of the United Kingdom (“Parent”), EXPRO FINSERVICES S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), having its registered office at 46A, Avenue John F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B189.220 and having at the date hereof a share capital of $17,000 (“Borrower”),  EXPRO US FINCO LLC, a limited liability company organized under the laws of Delaware (the “Co-Borrower”), the other Borrowers party hereto from time to time, the Guarantors party hereto from time to time, HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent, HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED, as Collateral Agent, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

The Borrowers have requested that the Lenders extend credit to the Borrowers in the form of (i) Initial Term Loans on the Closing Date in an initial aggregate principal amount of $1,300,000,000 and (ii) a Revolving Credit Facility in an initial aggregate principal amount of $250,000,000.

The proceeds of the Initial Term Loans, together with the Initial Revolving Borrowing, if any, and cash on hand at the Restricted Subsidiaries will be used by the Borrowers on the Closing Date to directly or indirectly pay the Transaction Expenses, to directly or indirectly repay a portion of the Mezzanine Facility and to consummate the Refinancing. The Initial Revolving Borrowing may also be used for working capital needs.

The applicable Lenders have indicated their willingness to lend and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

Section 1.01          Defined Terms

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Bank” means (a) a bank or financial institution which has a rating for its short-term unsecured and non-credit-enhanced debt obligations of A-2 or higher by S&P, F2 or higher by Fitch or P-2 or higher by Moody’s (or a comparable rating from an internationally recognized credit rating agency), (b) the Administrative Agent, the Collateral Agent, any Lead Arranger and any Lender, (c) any domestic office of any domestic or foreign owned commercial bank organized under the laws of (i) the United States of America or any State thereof that has a combined capital and surplus of not less than $250,000,000 or (ii) any other country that has a combined capital and surplus of not less than $100,000,000 or (d) any other bank or financial institution approved by the Administrative Agent.

“Acceptable Discount” has the meaning set forth in Section 2.05(a)(iii)(D)(2).

“Acceptable Prepayment Amount” has the meaning set forth in Section 2.05(a)(iii)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the relevant Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit L-3.

“Acceptance Date” has the meaning set forth in Section 2.05(a)(iii)(D)(2).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary (determined as if references to Holdings and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries or to such Converted Restricted Subsidiary and its Subsidiaries), as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA”.

“Additional Borrower” means any Person who shall from time to time become a party to this Agreement as a “Borrower” in accordance with Section 1.10.

“Additional Borrower Joinder” means the Additional Borrower Joinder substantially in the form of Exhibit M hereto.

“Additional Cyprus Guarantor” means a Cyprus Loan Party other than Expro Gulf Limited.

“Additional Guarantor Joinder” means the Additional Guarantor Joinder substantially in the form of Exhibit N hereto.

“Additional Lender” has the meaning set forth in Section 2.14(c).

“Additional Refinancing Lender” has the meaning set forth in Section 2.15(a).

“Administrative Agent” means HSBC Bank USA, National Association, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit K or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliated Lender” means, at any time, any Lender that is an Investor (including portfolio companies of the Investors notwithstanding the exclusion in the definition of “Investors”) (other than Holdings, the Borrowers or any of their respective Subsidiaries and other than any Debt Fund Affiliate) or a Non-Debt Fund Affiliate of an Investor at such time.

“Affiliated Lender Assignment and Assumption” has the meaning set forth in Section 10.07(l)(i).

“Affiliated Lender Cap” has the meaning set forth in Section 10.07(l)(iii).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, partners, agents, advisors, attorneys-in-fact and other representatives of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent and the Supplemental Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreed Security Principles” means the principles and provisions set out in Schedule 1.01A.

“Agreement” means this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a EURIBOR Rate, a NIBOR Rate, a BBR Rate, a LIBOR Rate (or equivalent screen rate floor for other currencies), or Base Rate floor greater than the “floor” then in effect on the Term Loans and Revolving Credit Loans, as applicable, or otherwise; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); and provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees or other fees payable to any lead arranger (or its affiliates) in connection with the commitment or syndication of such Indebtedness.

“Ancillary Commitment” shall mean, with respect to any Ancillary Lender and Ancillary Facility, the maximum amount that such Ancillary Lender has agreed to make available from time to time prior to the Maturity Date with respect to the Revolving Credit Commitments under such Ancillary Facility pursuant to Section 2.18 by such Ancillary Lender; provided that at no time shall (a) all Ancillary Commitments of such Ancillary Lender and the Revolving Credit Exposure of such Ancillary Lender exceed (b) the Revolving Credit Commitment of such Ancillary Lender.

“Ancillary Facility” shall mean (a) any overdraft, automated payment, check drawing and/or other current account facility, (b) any short term loan facility, (c) any foreign exchange facility, (d) any letter of credit, suretyship, guarantee and/or bonding facility or any other instrument to provide a contingent liability, (e) any derivatives facility, (f) any other facility or financial accommodation that may be required in connection with the business of Holdings and/or any of its Restricted Subsidiaries, and/or (g) on and from the Closing Date, the Existing Ancillary Facility in each case made available in accordance with Section 2.18.

“Ancillary Facility Document” means, with respect to any Ancillary Facility, each document or instrument between any Restricted Subsidiary and the applicable Ancillary Lender thereunder governing such Ancillary Facility.

“Ancillary Facility Exposure” shall mean, at any time, with respect to any Ancillary Lender and any Ancillary Facility then in effect, the Dollar Equivalent of the sum of the following amounts outstanding under such Ancillary Facility:

(a)                                 the principal amount under each overdraft facility and on-demand short term loan facility (calculated on a net basis and excluding any liability in respect of any BACS or similar facilities);

(b)                                 the face amount of each guarantee, bond and letter of credit under such Ancillary Facility (net of any collateral and otherwise as the maximum liability thereunder is reduced in accordance with its terms and by calls thereon which have been satisfied, and excluding any liability in respect of amounts of interest, fees and similar charges); and

(c)                                  the amount fairly representing the aggregate exposure (excluding interest, fees and similar charges) of such Ancillary Lender under each other type of accommodation provided under such Ancillary Facility, in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Facility Document.

“Ancillary Lender” shall mean, with respect to any Ancillary Facility, the Revolving Credit Lender or an Affiliate of such Revolving Credit Lender that has made such Ancillary Facility available under Section 2.18 and includes each Original Ancillary Lender.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010 and any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, each as amended.

“Applicable Discount” has the meaning set forth in Section 2.05(a)(iii)(C)(2).

“Applicable ECF Percentage” means, for any fiscal year, (a) 50.0% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is greater than 4.75 to 1.00, (b) 25.0% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 4.75 to 1.00 but greater than 4.00 to 1.00 and (c) 0.0% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 4.00 to 1.00.

“Applicable Period” has the meaning set forth in Section 10.21.

“Applicable Rate” means a percentage per annum equal to:

(a)                                 in the case of Initial Term Loans, until delivery of financial statements and a Compliance Certificate for the first full fiscal quarter ending after the Closing Date pursuant to Section 6.01, (i) for Eurocurrency Rate Loans, 4.75%, (ii) for Base Rate Loans, 3.75% and thereafter, the following percentages per annum, based upon the Consolidated Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a); and

Consolidated Total Net Leverage Ratio	LIBOR Rate	Base Rate
> 4.00: 1.00	4.75%	3.75%
< 4.00:1.00	4.50%	3.50%

(b)                                 in the case of Revolving Credit Loans, until delivery of financial statements and a Compliance Certificate for the first full fiscal quarter ending after the Closing Date pursuant to Section 6.01, (i) for Eurocurrency Rate Loans and Letter of Credit fees, 3.00%, (ii) for Base Rate Loans, 2.00% and (iii) for commitment fees on the unused Total Available Revolving Credit Commitments, 0.50% and thereafter, the following percentages per annum, based upon the Consolidated Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Consolidated Total Net Leverage Ratio	LIBOR Rate	EURIBOR Rate	NIBOR Rate	BBR Rate	Base Rate	Unused Commitment Fee Rate
> 4.75: 1.00	3.00%	3.00%	3.00%	3.00%	2.00%	0.500%
< 4.75: 1.00 and >4.00:1.00	2.75%	2.75%	2.75%	2.75%	1.75%	0.375%
< 4.00:1.00	2.50%	2.50%	2.50%	2.50%	1.50%	0.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that at the option of the Administrative Agent or the Required Facility Lenders with respect to the relevant Facility, the initial pricing level set forth in clause (a) or (b) above, as applicable to such Facility, shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

“Appropriate Lender” means, at any time, (a) with respect to Loans or Commitments of any Class, each Lender that has a Loan or Commitment, as applicable, with respect to such Class and (b) with respect to Letters of Credit, (i) each relevant L/C Issuer and (ii) each Revolving Credit Lender.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Approved Revolving Lender” means each bank, financial institution or other institutional lender identified on a list made available to the Lead Arrangers in writing on or prior to the Closing Date.

“Assignees” has the meaning set forth in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E, with such changes thereto as may be approved by the Administrative Agent and any Borrower.

“Assignment Taxes” has the meaning specified in Section 3.01(b).

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrowers (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.05(a)(iii); provided that the Borrowers shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrowers nor any of their Affiliates may act as the Auction Agent.

“Australian Dollars”, “AUD” and “A$” mean the lawful currency of the Commonwealth of Australia.

“Australian Administration Event” means any act or step is taken for the appointment of an administrator to an Australian Loan Party under Australian law.

“Australian Loan Party” means a Loan Party incorporated in Australia.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).

“Available Currency” shall mean Dollars, Euros, Sterling, Norwegian Krone, Australian Dollars, and any other freely tradable currency readily available in the London interbank market and approved by the Administrative Agent, (a) in the case of the Revolving Credit Facility, Extended Revolving Tranche or Incremental Revolving Facility, with the consent of the Revolving Credit Lenders providing such Facility and the L/C Issuer and (b) in the case of any Incremental Loans, the lenders providing such facility.

“Available Revolving Credit Commitment” means, in respect of any Revolving Credit Lender, at any time, (a) such Lender’s Revolving Credit Commitment minus (to the extent not already deducted from Revolving Credit Commitment) minus (b) such Lender’s (and its Affiliate’s) Ancillary Commitments (if any) in effect at such time.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1%, (b) the Prime Rate in effect for such day and (c) the LIBOR Rate for a one-month Interest Period plus 1.00%; provided that for the avoidance of doubt, the LIBOR Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (New York time) by reference to ICE Benchmark Administration Limited (or any other person that takes over administration of that rate and displayed on page LIBOR01 of the Reuters page (or any replacement Reuters page which displays that rate)); it being understood that, for the avoidance of doubt, solely with respect to the Term Loans, the Base Rate shall be deemed to be not less than 2.00% per annum.  If the

Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, the Base Rate shall be determined without regard to clause (a) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the LIBOR Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the LIBOR Rate, as the case may be.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Basel III” means, collectively, those certain agreements on capital requirements, leverage ratios and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010, the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement — Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated, and the Capital Requirement Regulation (EU) no.575/2013 dated 26 June 2013 and the Capital Requirement Directive 2013/36/EU dated 26 June 2013 (as revised from time to time and any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”), and as implemented by a Lender’s primary U.S. federal banking regulatory authority or primary non-U.S. financial regulatory authority, as applicable.

“BBR Rate” means for an Interest Period of any Loan or overdue amount denominated in Australian Dollars:

(a)                                 the applicable Screen Rate; or

(b)                                 if no Screen Rate is available for the Interest Period of that Loan or overdue amount) the Interpolated Screen Rate for that Loan or overdue amount; or

(c)                                  if:

(i)                                     no Screen Rate is available for the Interest Period of that Loan or overdue amount; and

(ii)                                  it is not possible to calculate an Interpolated Screen Rate for that Loan or overdue amount,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for the offering of deposits in Australian Dollars for a period equal in length to the Interest Period of the relevant Loan or overdue amount. Notwithstanding the foregoing, with respect to the Initial Term Loans denominated in Australian Dollars, the BBR Rate in respect of any applicable Interest Period will be deemed to be 1.00% per annum if the BBR Rate for such Interest Period calculated pursuant to the foregoing provisions would otherwise be less than 1.00% per annum.

“Borrower DTTP Filing” means an HM Revenue & Customs’ Form DTTP2 duly completed and filed by the relevant UK Borrower, which:

(a)                                 where it relates to a Treaty Lender that is a Lender on the day this Agreement is entered into, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Schedule 1.01B, and:

(i)                                     where the UK Borrower is a Borrower on the day this Agreement is entered into,  is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(ii)                                  where the UK Borrower is not a Borrower on the day this Agreement is entered into, is filed with HM Revenue & Customs within 30 days of the date on which that UK Borrower becomes a Borrower; or

(b)                                 where it relates to a UK Treaty Lender that is not a party to this Agreement on the date on which this Agreement is entered into, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the relevant Assignment and Assumption, New Lender Certificate or as otherwise notified to Holdings or to the UK Borrower in writing within 15 days of the relevant UK Treaty Lender becoming a party to this Agreement; and:

(i)                                     where the UK Borrower is a Borrower as at the relevant assignment date or the date on which an increase in Revolving Credit Commitments or establishment of Incremental Revolving Credit Commitments or Other Revolving Credit Commitments takes effect or the date of delivery of the New Lender Certificate, as applicable, is filed with HM Revenue & Customs within 30 days of that date; or

(ii)                                  where the UK Borrower is not a Borrower as at the relevant assignment date or the date on which an increase in Revolving Credit Commitments or establishment of Incremental Revolving Credit Commitments or Other Revolving Credit Commitments takes effect or the date of delivery of the New Lender Certificate, as applicable, is filed with HM Revenue & Customs within 30 days of the date on which that UK Borrower becomes a Borrower.

“Borrower Materials” has the meaning set forth in Section 6.02.

“Borrower Offer of Specified Discount Prepayment” means the offer by any Company Party to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.05(a)(iii)(B), which offer is made to all Lenders of the applicable Class of Term Loans.

“Borrower Related Parties” means Affiliates of Holdings (other than any Borrower or other Loan Party) and the officers, directors, employees, partners, agents, advisors, attorneys-in-fact and other representatives of such Persons.

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by any Company Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.05(a)(iii)(C), which offer is made to all Lenders of the applicable Class of Term Loans.

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by any Company Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.05(a)(iii)(D), which offer is made to all Lenders of the applicable Class of Term Loans.

“Borrower(s)” means the collective reference to the Borrower (as defined in the preamble hereto), the Co-Borrower and any Additional Borrower from time to time party hereto; provided that upon the repayment in full of all Loans made to any Borrower or the assumption of such Borrower’s Obligations by another Person as permitted by Section 7.04, such Borrower shall cease to constitute a “Borrower” hereunder upon written notice from Holdings to the Administrative Agent. In respect of an Ancillary Facility only, references to Borrowers shall include any Affiliate of the Borrower, the Co-Borrower or any Additional Borrower that becomes a borrower of that Ancillary Facility in accordance with the terms of Section 2.18.

“Borrower’s Tax Jurisdiction” means, in relation to a Borrower that is a Foreign Subsidiary, the jurisdiction in which that Borrower is incorporated.

“Borrowing” means a Revolving Credit Borrowing or a Term Borrowing, as the context may require.

“Business Day” means (a) for all purposes other than as covered by clauses (b) and (c) below, any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, Luxembourg or London or the state or city where the Administrative Agent’s Office is located and (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan (other than Euros), any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits are conducted by and between banks in the London interbank eurodollar market and (c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euros, and day described in clauses (a) and (b) that is also a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) payment system is open for the settlement of payment in Euros.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by Holdings and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of Holdings and the Restricted Subsidiaries.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as finance leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Holdings and the Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Holdings and the Restricted Subsidiaries.

“Cash Collateral” has the meaning set forth in Section 2.03(g).

“Cash Collateral Account” means a blocked account at a commercial bank specified by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning set forth in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings or any Restricted Subsidiary:

(a)                                 direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or the United Kingdom (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America or the United Kingdom, as applicable) or any other country which has a rating for its short-term unsecured and non-credit-enhanced debt obligations of A-2 or higher by S&P, F2 or higher by Fitch or P-2 or higher by Moody’s (or by an instrumentality or agency of any such government having an equivalent credit rating), in each case maturing within one year from the date of acquisition thereof;

(b)                                 investments in certificates of deposit, banker’s acceptances, time deposits and savings, checking and other deposit accounts maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by an Acceptable Bank;

(c)                                  investments in commercial paper of a corporation maturing within one year from the date of acquisition thereof and having, at such date of acquisition, a credit rating of either A-1 or higher from S&P, F1 or higher from Fitch or P-1 or higher by Moody’s (but, for the avoidance of doubt, specifically excluding asset-backed investments and any commercial paper issued by a special investment vehicle);

(d)                                 fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with an Acceptable Bank;

(e)                                  sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialized equivalent) or any bills of exchange issued in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State eligible for rediscount at the relevant central bank and accepted by an Acceptable Bank (or their dematerialized equivalent);

(f)                                   investments in “money market funds” within the meaning of Rule 2a7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (e) above and which is issued by a financial institution having (i) total assets in excess of €3,000,000,000 or (ii) has a credit rating of  either A-1 or higher from S&P, F1 or higher from Fitch or P-1 or higher by Moody’s; and

(g)                                  other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments convertible into cash within one Business Day or otherwise of a type analogous to the foregoing, including : (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business, provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 12 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank and other investments convertible into cash within one Business Day.

“Cash Management Obligations” means obligations owed by Holdings, the Borrowers or any Restricted Subsidiary to any Hedge Bank, in each case, in respect of any overdraft and related liabilities arising from treasury, depository, foreign currency exchange and cash management services or any automated clearinghouse transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by the Borrowers or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended, and the regulations promulgated thereunder.

“Change of Control” shall be deemed to occur if:

(a)                                 at any time prior to a Qualified IPO, Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the date of this Agreement), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings unless, any time prior to the consummation of a Qualified IPO, and for any reason whatsoever, the Investors otherwise have the right, directly or indirectly, to designate (and do so designate) a majority of the board of directors of Holdings;

(b)                                 at any time after a Qualified IPO, Permitted Holders (including through one or more holding companies) shall own, directly or indirectly, beneficially or of record, shares representing less than (i) 35% or more of the aggregate ordinary voting power represented by Holdings’ Equity Interests or (ii) the percentage of the aggregate ordinary voting power represented by Holdings’ Equity Interests held by any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of this Agreement) other than the Permitted Holders; or

(c)                                  Holdings shall cease to own, directly or indirectly, 100% of the Equity Interests of any Borrower of Term Loans or the Company.

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Extended Revolving Credit Commitments of a given Extension Series, Revolving Commitment Increases, Other Revolving Credit Commitments, Initial Term Commitments, Incremental Term Commitments or Refinancing Term Commitments of a given Refinancing Series and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Revolving Credit Loans under Extended Revolving Credit Commitments of a given Extension Series, Revolving Credit Loans under Other Revolving Credit Commitments, Initial Term Loans, Incremental Term Loans, Refinancing Term Loans of a given Refinancing Series or Extended Term Loans of a given Extension Series.  Revolving Credit Commitments, Incremental Revolving Credit Commitments, Extended Revolving Credit Commitments, Other Revolving Credit Commitments, Initial Term Commitments, Incremental Term Commitments or Refinancing Term Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes.  Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.

“Closing Date” means the first date that all the conditions precedent in Section 4.01 and Section 4.02 are satisfied or waived in accordance with Section 4.01 and Section 4.02 and on which the initial Credit Extensions are made.

“Closing Fee” has the meaning set forth in Section 2.09(c).

“Co-Borrower” has the meaning set forth in the recitals hereto.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means (a) the “Collateral” as defined in the Security Agreement, (b) all the “Collateral” or “Pledged Assets” as defined in any other Collateral Document and (c) any other assets pledged or in which a Lien is granted, in each case, pursuant to any Collateral Document.

“Collateral Agent” means HSBC Corporate Trustee Company (UK) Limited, in its capacity as collateral agent or pledgee in its own name under any of the Loan Documents, or any successor collateral agent, including for the avoidance of doubt, its role acting as “Security Agent” under the Existing Intercreditor Agreement.

“Collateral and Guarantee Requirement” means, at any time, the requirement (in each case, subject to exceptions and limitations otherwise set forth in this Agreement (including the Agreed Security Principles) and the Collateral Documents (to the extent appropriate in the applicable jurisdiction) that:

(a)                                 the Administrative Agent shall have received each Collateral Document required to be delivered on or prior to the Closing Date pursuant to Section 4.01(a) or from time to time pursuant to Section 6.11 or Section 6.13, duly executed by each Loan Party party thereto;

(b)                                 the Obligations shall have been secured by a first-priority (subject only to any security interests granted prior to the Closing Date and subject to the Existing Intercreditor Agreement) security interest in all Equity Interests of the Borrowers and each wholly owned Subsidiary (other than any Excluded Subsidiary) which is a Restricted Subsidiary and is a Material Subsidiary, in each case, as and to the extent required by the Agreed Security Principles (provided, that in the case of assets located in the United States and owned by a Loan Party, without prejudice to any relevant limitations and other applicable matters contemplated by the Agreed Security Principles, security shall be granted over such assets as and to the extent required by this definition);

(c)                                  the Obligations shall have been secured by (i) perfected security interests in, and Mortgages on, substantially all now owned or, in the case of real property, fee owned, or at any time hereafter acquired tangible and intangible assets of each Loan Party which is a Domestic Subsidiary (including intercompany debt, accounts, inventory, equipment, investment property, contract rights, intellectual property, other general intangibles, Material Real Property and proceeds of the foregoing, but excluding Equity Interests) (ii) the material assets of Holdings as and to the extent required by the Agreed Security Principles and (iii) assets owned by a Loan Party that is a Foreign Subsidiary as and to the extent required by the Agreed Security Principles (provided, that in the case of assets located in the United States and owned by such Loan Party, without prejudice to any relevant limitations and other applicable matters contemplated by the

Agreed Security Principles, security shall be granted over such assets as and to the extent required by this definition);

(d)                                 to the extent a security interest in and Mortgages on any Material Real Property located in the United States are required from a Domestic Subsidiary pursuant to clause (c) above or under Section 6.02(g), Section 6.11 or Section 6.13 (each, a “Mortgaged Property”), the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to such Mortgaged Property duly executed and delivered by the record owner of such property in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and subsisting perfected Lien (subject only to Liens described in clause (ii) below) on the property and/or rights described therein in favor of the Collateral Agent for the benefit of the Secured Parties, and evidence that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (it being understood that if a mortgage tax will be owed on the entire amount of the indebtedness evidenced hereby, then the amount secured by the Mortgage shall be limited to 100% of the fair market value of the property at the time the Mortgage is entered into if such limitation results in such mortgage tax being calculated based upon such fair market value), (ii) fully paid policies of title insurance (or marked-up title insurance commitments having the effect of policies of title insurance) on the Mortgaged Property naming the Collateral Agent as the insured for its benefit and that of the Secured Parties and their respective successors and assigns (the “Mortgage Policies”) issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent in form and substance and in an amount reasonably acceptable to the Administrative Agent (not to exceed 100% of the fair market value of the real properties covered thereby), insuring the Mortgages to be valid subsisting first priority Liens on the property described therein, free and clear of all Liens other than Liens permitted pursuant to Section 7.01 and other Liens reasonably acceptable to the Administrative Agent, each of which shall (A) to the extent reasonably necessary, include such reinsurance arrangements (with provisions for direct access, if reasonably necessary) as shall be reasonably acceptable to the Collateral Agent, (B) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), and (C) have been supplemented by such endorsements as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, zoning, contiguity, doing business, non-imputation, public road access, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit and so-called comprehensive coverage over covenants and restrictions, to the extent such endorsements are available in the applicable jurisdiction at commercially reasonable rates), (iii) legal opinions, addressed to the Administrative Agent, the Collateral Agent and the Secured Parties, reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request, and (iv) a completed “life of the loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property on which any “building” (as defined in the Flood Insurance Laws) is located, duly executed and acknowledged by the appropriate Loan Parties, together with evidence of flood insurance as and to the extent required under Section 6.07(b) hereof; and

(e)                                  after the Closing Date, (i) each Restricted Subsidiary of Holdings that is a Domestic Subsidiary and not then a Guarantor and not an Excluded Subsidiary shall become a Guarantor and signatory to this Agreement pursuant to an Additional Guarantor Joinder in accordance with Section 6.11 or 6.13 and a party to the Collateral Documents in accordance with Section 6.11 and (ii) each Restricted Subsidiary of Holdings that is a Foreign Subsidiary and not then a Guarantor and not an Excluded Subsidiary shall become a Guarantor and signatory to this

Agreement pursuant to Additional Guarantor Joinder as and to the extent required by the Agreed Security Principles; provided that notwithstanding the foregoing provisions, any Subsidiary of Holdings that Guarantees the Mezzanine Facility or any other Junior Financing or any Permitted Refinancing of any of the foregoing shall be required to become a Guarantor hereunder for so long as it Guarantees any such Indebtedness; provided, further that the requirement in the immediately preceding proviso shall not apply to Guarantees provided with respect to the Mezzanine Facility during the period from the Closing Date until the date that is 90 days after November 12, 2014.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary:

(A)                               in relation to the assets of any Domestic Subsidiary that is a Loan Party, the foregoing definition shall not require, unless otherwise stated in this clause (A), the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance or taking other actions with respect to, (i) any fee owned real property (other than Material Real Properties) and any leasehold rights and interests in real property (including landlord waivers, estoppels and collateral access letters), (ii) motor vehicles and other assets subject to certificates of title and commercial tort claims where the value or amount of damages claimed, as applicable, by the applicable Loan Party with respect to such motor vehicles, other assets or commercial tort claims, as applicable is less than $10,000,000) (it being understood that all such assets are still intended to constitute Collateral, even though perfection beyond a UCC filing is not required hereunder, to the extent a security interest can be created therein without a specific description thereof, without delivery of a supplement to a Collateral Document or without the taking of any action or obtaining the consent of any Person, including any Governmental Authority), (iii) to the extent prohibited by, or creating an enforceable right of termination in favor of any other party thereto under (other than a Borrower or a Guarantor), the terms of any applicable Organizational Documents, joint venture agreement or shareholders’ agreement, equity interests in any Person other than wholly owned Restricted Subsidiaries, (iv) Margin Stock and Equity Interests in any Person other than wholly owned Restricted Subsidiaries (excluding any Immaterial Subsidiary), (v) any permitted agreements or other property or rights of a Loan Party arising under or evidenced by any permitted contract, lease, instrument, license, state or local franchises, charters and authorizations, purchase money security interest or similar arrangement or document to the extent the pledges thereof and security interests therein are prohibited by such permitted agreements (including permitted liens, leases, licenses, state or local franchises, charters and authorizations, purchase money security interest or similar arrangement or document), other than proceeds and receivables thereof, except to the extent the pledge of such permitted agreements or other property or rights is expressly deemed effective under the Uniform Commercial Code or other applicable law or principle of equity notwithstanding such prohibition, (vi) licenses, leases, other agreements and any other property and assets to the extent that the Administrative Agent may not validly possess a security interest therein under applicable laws (including, without limitation, rules and regulations of any governmental authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization (except that cash proceeds of dispositions thereof in accordance with applicable law (including, without limitation, rules and regulations of any governmental authority or agency) shall constitute Collateral), (vii) the creation or perfection of pledges of, or security interests in, any property or assets that would result in material adverse tax consequences to Holdings, the Borrowers or any of the Subsidiaries, as determined in the reasonable judgment of Holdings and communicated in writing delivered to the Collateral Agent, (viii) letter of credit rights with a value of less than $10,000,000, except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement), (ix) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal Law, (x) any particular assets if, in the reasonable judgment of the Administrative Agent evidenced in writing, determined in consultation with Holdings, the burden, cost or consequences of creating or perfecting such pledges or security interests in such assets or obtaining title insurance is excessive in relation to the benefits to be obtained therefrom by the Lenders under the Loan Documents and (xi) receivables and related assets (or interests therein) (A) sold to any Receivables Subsidiary or (B) otherwise pledged, factored, transferred or sold in connection with any Permitted Receivables Financing; provided that, with respect to any contractual or legal prohibition or restriction or consent, approval or license requirement, upon the reasonable request of the Administrative Agent, the applicable Loan Party shall use commercially reasonable efforts to obtain a required waiver, consent, approval or license;

(B)                               (i) the foregoing definition shall not require control agreements with respect to any cash, deposit accounts or securities accounts and (ii) no actions in any jurisdiction outside the United States and the Security Jurisdictions (as defined in the Agreed Security Principles) or required by the laws of any jurisdiction outside the United States and the Security Jurisdictions shall be required in order to create any security interests in assets of any Domestic Subsidiary, including any intellectual property registered in any jurisdiction outside the United States and the Security Jurisdictions, or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements with respect to assets of any Domestic Subsidiary governed under the laws of any jurisdiction outside the United States and the Security Jurisdictions);

(C)                               the Administrative Agent in its discretion may grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking other actions with respect to, particular assets (including extensions beyond the Closing Date) or any other compliance with the requirements of this definition where it reasonably determines in writing, in consultation with Holdings, that the creation or perfection of security interests and Mortgages on, or obtaining of title insurance or taking other actions, or any other compliance with the requirements of this definition cannot be accomplished without undue delay, burden or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents; provided that the Collateral Agent shall have received on or prior to the Closing Date (i) UCC financing statements in appropriate form for filing under the UCC in the jurisdiction of incorporation or organization of the Co-Borrower and (ii) any certificates or instruments representing or evidencing Equity Interests of the Borrower and the Co-Borrower accompanied by instruments of transfer and stock powers undated and endorsed in blank (or confirmation in lieu thereof that such certificates, powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel);

(D)                               the foregoing definition, together with the Collateral Documents, each other guaranty and security document delivered or to be delivered under this Agreement and any obligation under any Loan Document to enter into any such document, shall in the case of assets owned by or guarantees granted by Foreign Subsidiaries be subject in all respects to the Agreed Security Principles (and in the case of assets located in the United States, to the extent applicable, shall take into account the provisos to (b) and (c) above); and

(E)                                Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement (including in the case of assets owned by Foreign Subsidiaries the Agreed Security Principles; provided, that in the case of assets located in the United States and owned by a Loan Party, without prejudice to any relevant limitations and other applicable matters contemplated by the Agreed Security Principles, security shall be granted over such assets as and to the extent required by this definition) and the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Pledge Agreement, each of the Mortgages, collateral assignments, security agreements, pledge agreements, intellectual property security agreements or other similar agreements delivered to the Administrative Agent or the Collateral Agent pursuant to Section 4.01, Section 6.11 or Section 6.13, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties (or any of them).

“Commitment” means a Revolving Credit Commitment, Incremental Revolving Credit Commitment, Extended Revolving Credit Commitment of a given Extension Series, Other Revolving Credit Commitment of a given Refinancing Series, Initial Term Commitment, Incremental Term Commitment or Refinancing Term Commitment of a given Refinancing Series as the context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” means Expro Holdings UK 4 Limited, a limited company organized under the laws of the United Kingdom.

“Company Competitor” means (a) any competitor, supplier or sub-contractor of Holdings and the Restricted Subsidiaries in any of the material activities of Holdings and the Restricted Subsidiaries, (b) any Affiliate of any such Person  (other than any bank or financial institution or independent debt fund or equivalent investment vehicle which is not a direct or indirect shareholder of such Person) and (c) any Person who controls 50% or more of the voting rights in any such Person or who is an Affiliate of such a shareholder or is otherwise under common control, ownership or management of such a shareholder (other than any bank or financial institution or independent debt fund or equivalent investment vehicle which is not a direct or indirect shareholder of such Person).

“Company Parties” means the collective reference to Holdings and the Restricted Subsidiaries, including the Borrowers, and “Company Party” means any one of them.

“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D-1.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a)                                 without duplication and, except with respect to clauses (ix) and (x) below, to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period with respect to Holdings and the Restricted Subsidiaries:

(i)                                     total interest expense determined in accordance with GAAP and, to the extent not reflected in such total interest expense, any losses on Swap Contracts entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs related to Indebtedness (whether amortized or immediately expensed in such period) and the financing cost element of pension charges;

(ii)                                  provision for taxes based on income, profits, revenue or capital gains of Holdings and the Restricted Subsidiaries, including, without limitation, federal, state, franchise and similar taxes based on revenue and foreign withholding taxes, in each case paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations;

(iii)                               depreciation and amortization (including amortization of deferred financing fees and intangibles);

(iv)                              (A) exceptional, non-underlying, unusual or non-recurring charges (including any non-underlying, unusual or non-recurring operating expenses attributable to the implementation of cost savings initiatives or any extraordinary losses and unusual or non-recurring charges or expenses attributable to legal and judgment settlements), severance, relocations costs, casualty losses, curtailments or modifications to pension and post-retirement employee benefit plans (including charges resulting from changes in estimates, valuations and judgments) and (B) restructuring charges, accruals or reserves (including restructuring costs related to acquisitions and to closure/consolidation of facilities);

(v)                                 [Reserved];

(vi)                              the amount of any minority interest expense consisting of Restricted Subsidiary income attributable to minority interests or non-controlling interests of third parties in any non-wholly owned Restricted Subsidiary;

(vii)                           [Reserved];

(viii)                        any costs or expenses incurred by Holdings or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests);

(ix)                              the amount of “run rate” cost savings, operating expense reductions and synergies  that are reasonably identifiable and factually supportable, and certified as such by a Responsible Officer of Holdings, and are related to mergers and other business combinations, acquisitions, divestitures, restructurings, cost savings initiatives and other similar initiatives consummated after the Closing Date projected by Holdings in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of Holdings), within 18 months after a merger or other business combination, acquisition, divestiture, restructuring, cost savings initiative or other initiative is consummated;

(x)                                 cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back;

(xi)                              non-cash expenses, charges and losses (including impairment charges, write-downs or stock-based awards compensation expense), in each case other than (A) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period and (B) any non-cash charge relating to write-offs, write-downs or reserves with respect to accounts receivable, inventory, marketable securities or Cash Equivalents; provided that if any non-cash charges referred to in this clause (xi) represent an accrual or reserve for potential cash items in any future period, (1) Holdings may elect not to add back such non-cash charge in the current period and (2) to the extent Holdings elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid;

(xii)                           any earn-out payment permitted hereunder to the extent paid and to the extent such earn-out payments reduce Consolidated Net Income;

(xiii)                        losses or discounts on sales of receivables and related assets in connection with any Permitted Receivables Financing; and

(xiv)                       the amount of indemnities and related expenses paid or accrued in such period, in each case to (or on behalf of) any Investor;

less (b) without duplication and to the extent included in arriving at such Consolidated Net Income, non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period); provided that, for the avoidance of doubt, any gain representing the reversal of any non-cash charge for a prior period referred to in clause (a)(xi)(B) above which Holdings did not add back to Consolidated EBITDA in a prior Test Period shall be added (together with, without duplication, any amounts received in respect thereof to the extent not increasing Consolidated Net Income) to Consolidated EBITDA in any subsequent period to such extent so reversed (or received);

provided that:

(A)                               to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain (i) resulting from Swap Contracts for currency exchange risk and (ii) resulting from intercompany indebtedness) and currency remeasurements of cash and Cash Equivalents and intercompany trade,

(B)                               to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any non-cash gain (loss) attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to GAAP and/or mark to market movement of other financial instruments pursuant to GAAP, and

(C)                               to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the mark-to-market impact of any non-realized gains or losses from investment income (provided that any change in basis resulting from such mark-to-market adjustments in the applicable assets shall also be disregarded for purposes of calculating any gain or loss realized upon disposition or any other event (other than mark-to-market adjustments) causing recognition of gain or loss thereon).

There shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by Holdings or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed or designated as an Unrestricted Subsidiary by Holdings or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition). There shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of or, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by Holdings or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

“Consolidated First Lien Net Debt” means Consolidated Total Net Debt under the Loans and the amount of Consolidated Total Net Debt that is secured by any of the Collateral on an equal or super priority basis (but without regard to the control of remedies) with Liens securing the Obligations.

“Consolidated First Lien Net Leverage Ratio” means, on any date, the ratio of (a) Consolidated First Lien Net Debt as of such date to (b) Consolidated EBITDA for the Test Period most recently ended.

“Consolidated Interest Coverage Ratio” means, on any date, the ratio of (a) Consolidated EBITDA for the Test Period most recently ended to (b) Consolidated Interest Expense for the Test Period most recently ended.

“Consolidated Interest Expense” means cash interest expense whether or not paid (including that attributable to Capitalized Leases), net of cash interest income of Holdings and any Restricted Subsidiaries with respect to all outstanding Indebtedness of Holdings and any Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, but excluding, for the avoidance of doubt, (a) amortization of deferred financing costs, debt discounts or premiums, debt issuance costs, commissions, fees and expenses (including in connection with any issuance or modification of any

Indebtedness), pay-in-kind interest expense and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting), (b) the accretion or accrual of discounted liabilities during such period, (c) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments, (d) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (e) commissions, discounts, yield and other fees and charges (including any interest expense) incurred in connection with any Permitted Receivables Financings and (f) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of Holdings and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that, without duplication,

(a)                                 any after-tax effect of extraordinary items (including gains or losses and all fees and expenses relating thereto) for such period shall be excluded,

(b)                                 the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income shall be excluded,

(c)                                  any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt (including any Permitted Receivables Financing), issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including the Transactions and any such transaction consummated on or prior to the Closing Date and any such transaction undertaken but not completed and any permitted release or addition of Collateral or Guarantors) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with GAAP and gains or losses associated with GAAP) shall be excluded,

(d)                                 accruals and reserves that are established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP or changes as a result of adoption or modification of accounting policies in accordance with GAAP shall be excluded, provided that in the case of any accrual or reserve for potential cash items in any future period, (1) Holdings may elect to include such accrual or reserve in the calculation of Consolidated Net Income for the current period and (2) to the extent Holdings elects to exclude such accrual or reserve from the calculation of Consolidated Net Income for the current period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income in such future period to such extent paid,

(e)                                  any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(f)                                   any net after-tax effect of gains or losses (less all fees, expenses and charges) attributable to Dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person in each case other than in the ordinary course of business, as determined in good faith by Holdings (it being agreed that sales of inventory, marketable securities and Cash

Equivalents shall be deemed for purpose of this subparagraph to be made in the ordinary course of business), shall be excluded,

(g)                                  the net income (loss) for such period of any Person that is not a Subsidiary of Holdings, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting under GAAP, shall be excluded; provided that Consolidated Net Income of Holdings shall be increased, without duplication, by (i) the amount of dividends or distributions or other payments that (x) are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to Holdings or a Restricted Subsidiary thereof in respect of such period and (y) do not constitute a return of capital or repayment of principal and (ii) the proportionate income of such Person (equivalent to the ownership interest of Holdings and the Restricted Subsidiaries in such Person) in an amount, pursuant to this clause (ii) not to exceed 10% of Consolidated EBITDA in any Test Period,

(h)                                 any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as Holdings has made a good faith determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded,

(i)                                     to the extent covered by insurance and actually reimbursed, or, so long as Holdings has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded,

(j)                                    the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Restricted Subsidiaries or that Person’s assets are acquired by Holdings or any of its Restricted Subsidiaries shall be excluded (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis),

(k)                                 solely for the purpose of calculating the Cumulative Credit, the income of any Restricted Subsidiary of Holdings that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary shall be excluded (unless such restriction has been waived or Holdings reasonably believes such restriction could be waived) except (solely to the extent permitted to be paid) to the extent of the amount of dividends or other distributions actually paid or could have been paid to Holdings or any of its Restricted Subsidiaries that are Guarantors by such Person during such period in accordance with such documents and regulations,

(l)                                     any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Contracts or (iii) other derivative instruments shall be excluded,

(m)                             any impairment charge or asset write-off or write-down related to intangible assets (including goodwill) shall be excluded,

(n)                                 any long-term incentive plan accruals that are not settled in cash and any non-cash compensation expense realized from the grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of Holdings and the Restricted Subsidiaries, and

(o)                                 the impact of capitalized, accrued or accreting or pay-in-kind interest or accreting principal on any Indebtedness or any Subordinated Shareholder Debt.

There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments in component amounts required or permitted by GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings and the Restricted Subsidiaries), as a result of any acquisition consummated prior to or after the Closing Date, any Permitted Acquisitions or other Investment permitted hereunder or the amortization or write-off of any amounts thereof.

“Consolidated Total Assets” means, as at any date of determination, the amount that would be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of Holdings and the Restricted Subsidiaries in accordance with GAAP.

“Consolidated Total Net Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of Holdings and its Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but excluding (A) any deferred finance costs included therein, (B) the effects of pushdown accounting and (C) any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition or other Investment permitted hereunder), consisting of Indebtedness for borrowed money, Attributable Indebtedness, unreimbursed drawings under letters of credit and debt obligations evidenced by promissory notes or similar instruments, minus the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) on the balance sheet of Holdings and its Restricted Subsidiaries as of such date; provided that Consolidated Total Net Debt shall not include Indebtedness (i) in respect of letters of credit or bank guarantees, except to the extent of unreimbursed amounts thereunder (and further limited, in the case of any commercial letters of credit to amounts unreimbursed as of three Business Days after such amount is drawn) and (ii) of Unrestricted Subsidiaries; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated Total Net Debt.

“Consolidated Total Net Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Net Debt as of such date to (b) Consolidated EBITDA for the Test Period most recently ended.

“Consolidated Working Capital” means, with respect to Holdings and its Restricted Subsidiaries on a consolidated basis at any date of determination, Consolidated Current Assets at such date of determination minus Consolidated Current Liabilities at such date of determination; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (b) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under Swap Contracts or (c) the effects of purchase accounting.

“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or 47 of the UK Pensions Act 2004.

“Control” has the meaning set forth in the definition of “Affiliate.”

“Converted Restricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” has the meaning set forth in the definition of “Consolidated EBITDA”.

“Corresponding Obligations” means the Guaranteed Obligations as they may exist from time to time, other than the Parallel Debt.

“Credit Agreement Refinancing Debt” shall mean (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Term Loans and Revolving Credit Loans (or Revolving Credit Commitments), or any then-existing Credit Agreement Refinancing Debt, incurred pursuant to a Refinancing Amendment, provided that (i) the terms and conditions of such Indebtedness (except with respect to principal amount, pricing, premiums, fees, rate floors and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the lenders or holders providing such Indebtedness, than those applicable to the Refinanced Debt (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness) it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant is also added for the benefit of any corresponding Indebtedness remaining outstanding after the issuance or incurrence of such Refinancing Indebtedness (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Holdings has determined in good faith that such terms and conditions satisfy the requirement of this clause (i) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies Holdings within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)) and (ii) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder terminated, on the date such Credit Agreement Refinancing Debt is issued, incurred or obtained.

“Credit Event” has the meaning set forth in Section 4.02.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“CTA” means the UK Corporation Tax Act 2009.

“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)                                 the Cumulative Retained Excess Cash Flow Amount at such time; plus

(b)                                 the cumulative amount of cash and Cash Equivalent proceeds received by Holdings since after the Closing Date from (i) the sale of Equity Interests (other than any Disqualified Equity Interests) of Holdings or any direct or indirect parent of Holdings after the Closing Date and on or prior to such time (including upon exercise of warrants or options), the incurrence of Subordinated Shareholder Debt or contributions to the capital of Holdings (other than from a Subsidiary of Holdings) or (ii) the Equity Interests of Holdings (or any direct or indirect parent of Holdings) (other than Disqualified Equity Interests of Holdings) issued upon conversion of Indebtedness (other than Indebtedness that is contractually subordinated to the Obligations) of Holdings or any Restricted Subsidiary owed to a Person other than a Loan Party or a Restricted Subsidiary of a Loan Party, in each case, not previously applied for a purpose other than use in the Cumulative Credit (including for the purpose of funding expenditures that, without such funding, would be deducted from Excess Cash Flow); plus

(c)                                  to the extent not exceeding the fair value, measured at the time originally made, of Investments by Holdings and the Restricted Subsidiaries in an Unrestricted Subsidiary pursuant to Section 7.02(n)(y):

(A)                               the amount received by Holdings or any Restricted Subsidiary in cash and Cash Equivalents from the sale (other than to Holdings or any Restricted Subsidiary) of the Equity Interests of such Unrestricted Subsidiary, or

(B)                               the amount of any dividend or other distribution by such Unrestricted Subsidiary to Holdings or any Restricted Subsidiary in cash and Cash Equivalents, to the extent such amounts are not included in the calculation of Consolidated Net Income, or

(C)                               in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings or a Restricted Subsidiary, the fair market value, measured at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), of the Investments of Holdings and the Restricted Subsidiaries in such Unrestricted Subsidiary made pursuant to Section 7.02(n)(y), it being agreed that any amount credited to the Cumulative Credit pursuant to this clause (c) shall not be credited to reduce the amount of any investment deemed to be “outstanding” for purposes of any basket under Section 7.02, plus

(d)                                 to the extent not already included in the calculation of Consolidated Net Income, an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by Holdings or any Restricted Subsidiary in respect of an Investment made pursuant to Section 7.02(n)(y) to the extent not exceeding the fair market value of such Investment at the time originally made, minus

(e)                                  any amount of the Cumulative Credit used to make Investments pursuant to Section 7.02(n)(y) after the Closing Date and prior to such time, minus

(f)                                   any amount of the Cumulative Credit used to pay dividends or make distributions pursuant to Section 7.06(h)(y) after the Closing Date and prior to such time, minus

(g)                                  any amount of the Cumulative Credit used to make payments or distributions in respect of Junior Financings pursuant to Section 7.13(a)(v)(y) after the Closing Date and prior to such time.

“Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the sum of (a) the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date and (b) any portion of Excess Cash Flow constituting Declined Proceeds, to the extent either (i) not subject to any mandatory prepayment or mandatory redemption provision of any other Indebtedness or (ii) subject to one or more such provisions but refused by the holders of such Indebtedness.

“Consolidated Current Assets” means of the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and the Restricted Subsidiaries at such date, excluding the current portion of current and deferred income taxes.

“Consolidated Current Liabilities” means the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness of Loans and obligations under Letters of Credit to the extent otherwise included therein, (iii) the current portion of accrued or deferred interest and (iv) the current portion of current and deferred income taxes.

“Cyprus Companies Law” has the meaning set forth in Section 11.13.

“Cyprus Loan Party” means a Loan Party incorporated under the Cyprus Companies Law.

“Debt Fund Affiliate” means any fund managed by any respective Affiliate of an Investor that is a bona fide debt fund or an investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning set forth in Section 2.05(b)(viii).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Revolving Credit Loans that are Base Rate Loans plus (c) 2.0% per annum; provided that with respect to the overdue principal or interest in respect of a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan, plus 2.0% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Designated Equity Contribution” has the meaning set forth in Section 8.05(a).

“Designated Gross Amount” means, if any Ancillary Facility is an overdraft facility comprising more than one account, its maximum gross amount.

“Designated Net Amount” means, if an Existing Ancillary Facility is an overdraft facility comprising more than one account, its maximum net amount.

“Designated Non-cash Consideration”:  the fair market value of non-cash consideration received by Holdings or any of its Restricted Subsidiaries in connection with a Disposition that is designated as “Designated Non-cash Consideration” pursuant to a certificate signed by a Responsible Officer, setting forth the basis of such valuation.

“Discount Prepayment Accepting Lender” has the meaning set forth in Section 2.05(a)(iii)(B)(2).

“Discount Range” has the meaning set forth in Section 2.05(a)(iii)(C).

“Discount Range Prepayment Amount” has the meaning set forth Section 2.05(a)(iii)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(a)(iii)(C) substantially in the form of Exhibit L-4.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit L-5, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning set forth in 0(1).

“Discount Range Proration” has the meaning set forth in Section 2.05(a)(iii)(C)(3).

“Discounted Prepayment Determination Date” has the meaning set forth in Section 2.05(a)(iii)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.05(a)(iii)(B)(1), Section

2.05(a)(iii)(C)(1) or Section 2.05(a)(iii)(D)(1), respectively, unless a shorter period is agreed to between Holdings and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning set forth in Section 2.05(a)(iii)(A).

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to Holdings and the Restricted Subsidiaries in the definition of Consolidated EBITDA (and in the component definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or such Converted Unrestricted Subsidiary and its Subsidiaries) or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction or any sale or issuance of Equity Interests in a Restricted Subsidiary (including, for the purposes of the definition of “Specified Unsecured Indebtedness” only, in connection with an exercise of remedies on enforcement)) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination or expiration of all outstanding Letters of Credit (unless Cash Collateralized or otherwise supported pursuant to arrangements reasonably satisfactory to the applicable L/C Issuer)), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the expiration or termination of all outstanding Letters of Credit (unless Cash Collateralized or otherwise supported pursuant to arrangements reasonably satisfactory to the applicable L/C Issuer)), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), Holdings or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Holdings or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lender” means each (i) bank, financial institution or other institutional lender identified on a list made available to the Lead Arrangers in writing on or prior to the date of this Agreement and (ii) any Company Competitor identified on a list made available to the Lead Arrangers from time to time. Notwithstanding the foregoing, any list of Disqualified Lenders shall be required to be available to any Lender that requests a copy of such list from the Administrative Agent.

“Distressed Person” has the meaning set forth in the definition of “Lender-Related Distress Event”.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency the relevant amount expressed in Dollars at the relevant Exchange Rate determined in accordance with the following sentence. In making any determination of the Dollar Equivalent (for purposes of calculating the amount of Loans to be borrowed from the respective Lenders on any date or for any other purpose), the Administrative Agent shall use the relevant Exchange Rate in effect on the date on which Holdings delivers a Committed Loan Notice with respect to such Borrowing or on such other date upon which a Dollar Equivalent is required to be determined pursuant to the provisions of this Agreement. As appropriate, amounts specified herein as amounts in Dollar shall be or include any relevant Dollar Equivalent amount. In making a determination of the Dollar Equivalent for purposes of determining the Required Lenders, the Administrative Agent shall use the relevant spot Exchange Rate on the date of determination or if no Exchange Rate is available on such date, the day before such determination.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Dutch Auction” means an auction for the discounted purchase or prepayment of Term Loans conducted in accordance with the procedures described in Section 2.05(a)(iii).

“Dutch Insolvency Event” means any bankruptcy (faillissement), suspension of payments (surseance van betaling), dissolution (ontbinding), and any other event whereby the relevant company is limited in the right to dispose of its assets.

“Dutch Loan Party” means a Loan Party incorporated in The Netherlands.

“Effective Yield” means, as to any Loans of any Class, the effective yield on such Loans, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (a) the original stated life of such Loans and (b) the four years following the date of incurrence thereof) payable generally to Lenders making such Loans, but excluding arrangement fees, structuring fees, commitment fees, underwriting fees or other fees payable to any lead arranger (or its affiliates) in connection with the commitment or syndication of such Indebtedness.

“Eligible Assignee” has the meaning set forth in Section 10.07(a).

“Engagement Letter” means that certain Engagement Letter, dated as of July 16, 2014, among Parent, the Lead Arrangers and the other parties thereto.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law relating to the prevention of pollution or the protection of the Environment and natural resources, and the protection of human health and safety as it relates to the environment, including any applicable provisions of CERCLA.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party or any Restricted Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 (b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in “reorganization” within the meaning of Section 4241; (d) the filing of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, respectively, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (g) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to a Loan Party or any Restricted Subsidiary; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Restricted Subsidiary or any ERISA Affiliate.

“EURIBOR Rate” means for an Interest Period of any Loan or overdue amount denominated in Euro:

(a)                                 the applicable Screen Rate; or

(b)                                 if no Screen Rate is available for the Interest Period of that Loan or overdue amount) the Interpolated Screen Rate for that Loan or overdue amount; or

(c)                                  if:

(i)                                     no Screen Rate is available for the Interest Period of that Loan or overdue amount; and

(ii)                                  it is not possible to calculate an Interpolated Screen Rate for that Loan or overdue amount,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for the offering of deposits in Euro for a period equal in length to the Interest Period of the relevant Loan or overdue amount. Notwithstanding the foregoing, with respect to the Initial Term Loans denominated in Euros, the EURIBOR Rate in respect of any applicable Interest Period will be deemed to be 1.00% per annum if the EURIBOR Rate for such Interest Period calculated pursuant to the foregoing provisions would otherwise be less than 1.00% per annum.

“Eurocurrency Rate Loan” means (a) any Loan denominated in Dollars or Sterling bearing interest at a rate based on the LIBOR Rate, (b) any Loan denominated in Euros bearing interest at a rate based on the EURIBOR Rate, (c) any Loan denominated in Norwegian Krone bearing interest at a rate based on the NIBOR Rate and (d) any Loan denominated in Australian Dollars bearing interest at a rate based on the BBR Rate.

“Euro or €” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Event of Default” has the meaning set forth in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to:

(a)                                 the sum, without duplication, of (i) Consolidated Net Income for such period, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income and added back in the calculation of Consolidated EBITDA and cash credits excluded from the calculation of “Consolidated Net Income” pursuant to clauses (a) through (i) of the definition thereof, (iii) decreases in Consolidated Working Capital and long-term accounts receivable of Holdings and its Restricted Subsidiaries on a consolidated basis for such period (other than any such decreases arising from acquisitions or dispositions by Holdings and its Restricted Subsidiaries completed during such period or the application of purchase accounting), and (iv) an amount equal to the aggregate net non-cash loss on Dispositions by Holdings and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, minus

(b)                                 the sum, without duplication, of

(i)                                     an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges excluded from the calculation of “Consolidated Net Income” pursuant to clauses (a) through (l) of the definition thereof,

(ii)                                  without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property to the extent not expensed and to the extent financed with internally generated cash or borrowings under the Revolving Credit Facility,

(iii)                               the aggregate amount of all principal payments of Indebtedness of Holdings or its Restricted Subsidiaries during such period (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07, and (C) any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other voluntary and mandatory prepayments of Term Loans and (Y) all prepayments in respect of any revolving credit facility, except in the case of clause (Y) to the extent there is an equivalent permanent reduction in commitments thereunder), to the extent financed with internally generated cash,

(iv)                              increases in Consolidated Working Capital and long-term accounts receivable of Holdings and its Restricted Subsidiaries on a consolidated basis for such period (other than any such increases arising from acquisitions or dispositions by Holdings and its Restricted Subsidiaries completed during such period or the application of purchase accounting),

(v)                                 cash payments by Holdings and its Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings and its Restricted Subsidiaries other than Indebtedness, to the extent not deducted in the calculation of Consolidated Net Income for such period or any past or future period,

(vi)                              without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of Investments and acquisitions made by Holdings and its Restricted Subsidiaries during such period pursuant to Section 7.02 (other than Section 7.02(a) to the extent that such Investments and acquisitions were financed with internally generated cash or the proceeds of Revolving Credit Loans and were not made by utilizing the Cumulative Retained Excess Cash Flow Amount,

(vii)                           the amount of Restricted Payments paid during such period pursuant to Section 7.06 (other than Restricted Payments made under Section 7.06(g)(y)) to the extent such Restricted Payments were financed with internally generated cash or the proceeds of Revolving Credit Loans and were not made by utilizing the Cumulative Retained Excess Cash Flow Amount,

(viii)                        the aggregate amount of expenditures actually made by Holdings and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or any past or future period,

(ix)                              the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, to the extent not deducted in arriving at Consolidated Net Income (it being further agreed that any amortization of such costs in future periods will not reduce Excess Cash Flow for such periods),

(x)                                 without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration expected to be paid in cash by Holdings and its Restricted Subsidiaries (the “Contract Consideration”) pursuant to (i) binding contracts, commitments, letters of intent or purchase orders entered into or adopted prior to or during such period relating to acquisitions that constitute Investments permitted under this Agreement or (ii) binding contracts, commitments, letters of intent or purchase orders (or any good faith budget or plan) entered into or adopted prior to or during such period, relating to Capital Expenditures or acquisitions of intellectual property to the extent expected to be consummated or made, in each case, to the extent intended to be financed with internally generated cash or borrowings under the Revolving Credit Facility plus any restructuring cash expenses, pension payments or tax contingency payments that have been added to Excess Cash Flow pursuant to clause (a)(ii) above required to be made, in each case, during the period of 18 months following the end of such period; provided that to the extent the aggregate amount of internally generated cash not utilizing the Cumulative Retained Excess Cash Flow Amount actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property during such 18 month period is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of the Excess Cash Flow Period during which such 18 month period ends,

(xi)                              the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period (provided that Excess Cash Flow shall be increased in any future period to the extent taxes causing such excess are deducted from Consolidated Net Income in such future period),

(xii)                           cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income (provided that Excess Cash Flow shall be increased in any future period to the extent expenditures causing such excess are deducted from Consolidated Net Income in such future period),

(xiii)                        any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset,

(xiv)                       the amount of taxes or penalties payable in respect of any dividend or distribution from a Subsidiary (directly or indirectly) to a Borrower for the purpose of funding a prepayment required by Section 2.05(b), to the extent such taxes or penalties are not already deducted in the calculation of Excess Cash Flow for such period, and limited to an amount equal to the portion of Excess Cash Flow for such period attributable to the operations of such Subsidiary (provided that, notwithstanding anything to the contrary in the foregoing, no portion of taxes or penalties deducted pursuant to this clause (xiv) for any period shall be deducted in the calculation of Excess Cash Flow for any subsequent period), and

(xvi)                       an amount equal to the aggregate net non-cash gain on Dispositions by Holdings and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent added back in arriving at such Consolidated Net Income.

Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for Holdings and its

Restricted Subsidiaries on a consolidated basis and the foreign currency effect on the foregoing calculation shall be treated in accordance with GAAP.

“Excess Cash Flow Period” means each fiscal year of Holdings commencing with the fiscal year ending March 31, 2016, but in all cases for purposes of calculating the Cumulative Retained Excess Cash Flow Amount shall only include such fiscal years for which financial statements and a Compliance Certificate have been delivered in accordance with Section 6.01(a) and 6.02(a) and for which any prepayments required by Section 2.05(b)(i) (if any) have been made (it being understood that the Retained Percentage of Excess Cash Flow for any Excess Cash Flow Period shall be included in the Cumulative Retained Excess Cash Flow Amount regardless of whether a prepayment is required by Section 2.05(b)(i)).

“Excess Cash Flow Prepayment Date” shall have the meaning assigned to such term in Section 2.05(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any amount denominated in a currency other than Dollars, the rate at which such other currency may be exchanged into Dollars at approximately 11:00 a.m., New York time on such day as set forth on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and Holdings, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m., New York time on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate.

“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any Subsidiary that is prohibited by applicable Law or Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained), (c) except for any wholly owned Restricted Subsidiary, any Subsidiary that is prohibited by its Organizational Documents existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) from guaranteeing the Obligations, (d) any Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, in consultation with Holdings, the burden or cost or other consequences (including any material adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (e) any not-for-profit Subsidiaries, (f) any Unrestricted Subsidiaries, (g) each Receivables Subsidiary and (h) in the case of any Foreign Subsidiary, any Subsidiary that is not required to become a Guarantor in accordance with the Agreed Security Principles; provided that, with respect to any contractual or legal prohibition or restriction or consent, approval or license requirement, upon the reasonable request of the Administrative Agent and subject to the Agreed Security Principles, the applicable Loan Party shall use commercially reasonable efforts to obtain any required waiver, consent, approval or license.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such

Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute a Qualified ECP (determined after giving effect to any applicable keep well, support, or other agreement for the benefit of such Guarantor and any and all Guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations.  If a Swap Obligation arises under a Master Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Existing Ancillary Facility” means: (i) the USD 1,500,000 multi currency overdraft and (ii) the USD 30,000,000 bank guarantees and standby letters of credit, in each case, dated as of October 21, 2013, as amended and restated from time to time, provided by the Original Ancillary Lender to the entities referenced thereun.

“Existing Facility Agreement” means the Senior Syndicated Loan Facility Agreement, dated as of July 14, 2008, as amended and restated on August 13, 2008, December 21, 2009 and June 8, 2011, and from time to time, among Holdings, the Company, HSBC Bank PLC as facility agent and the other guarantors and lenders party thereto.

“Existing Intercreditor Agreement” means that certain Intercreditor Agreement dated as of July 14, 2008, as amended and restated on August 13, 2008, and as further amended and restated as of December 21, 2009, and as further amended and restated on the date hereof, among Expro Holdings UK 2 Limited, Parent, HSBC Bank PLC, as senior agent, The Bank of New York Mellon, London Branch, as mezzanine agent, the Administrative Agent and the Collateral Agent.

“Existing Intercreditor Expiration Date” means the date on which (i) the Mezzanine Discharge Date (as defined in the Existing Intercreditor Agreement) has occurred; (ii) the Administrative Agent and the Collateral Agent have received notice from the Parent cancelling and terminating the Existing Intercreditor Agreement pursuant to and in accordance with Clause 1.5 (Intercreditor Agreement) of the Existing Intercreditor Agreement; and (iii) the Security Agent Appointment Deed has been executed.

“Existing Letters of Credit” means the collective reference to each letter of credit and bank guaranty of Holdings and its Restricted Subsidiaries listed in Schedule 1.01F.

“Existing Revolver Tranche” has the meaning provided in Section 2.16(b).

“Existing Term Loan Tranche” has the meaning provided in Section 2.16(a)).

“Extended Revolving Credit Commitments” has the meaning provided in Section 2.16(b).

“Extended Term Loans” has the meaning provided in Section 2.16(a).

“Extending Revolving Credit Lender” has the meaning provided in Section 2.16(c).

“Extending Term Lender” has the meaning provided in Section 2.16(c).

“Extension” means the establishment of an Extension Series by amending a Loan pursuant to Section 2.16 and the applicable Extension Amendment.

“Extension Amendment” has the meaning provided in Section 2.16(d).

“Extension Election” has the meaning provided in Section 2.16(c).

“Extension Request” means any Term Loan Extension Request or a Revolver Extension Request, as the case may be.

“Extension Series” means any Term Loan Extension Series or a Revolver Extension Series, as the case may be.

“Facility” means the Initial Term Loans, a given Class of Incremental Term Loans, a given Refinancing Series of Refinancing Term Loans, a given Extension Series of Extended Term Loans, the Revolving Credit Facility, a given Class of Incremental Revolving Credit Commitments, a given Refinancing Series of Other Revolving Credit Commitments, a given Extension Series of Extended Revolving Credit Commitments, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future Treasury Regulations or other official administrative guidance promulgated thereunder, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the Closing Date (or any amended or successor version described above), and any intergovernmental agreements (or related legislation or official administrative rules or practices) implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%) charged to the Administrative Agent (or any of its Affiliates) on such day on such transactions as determined by the Administrative Agent.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under section 43 of the UK Pensions Act 2004.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit I-1 (including any such modifications as to which the Administrative Agent and the Borrowers may mutually agree)  between the Collateral Agent and one or more collateral agents or representatives for the holders of Permitted First Priority Refinancing Debt issued or incurred pursuant to Section 7.03(t), Incremental Equivalent Debt issued as secured bonds, notes or debentures pursuant to

Section 7.03(v) or otherwise pursuant to this Agreement, in each case, that is intended to be secured on a pari passu basis with the Obligations.  Wherever in this Agreement, an Other Debt Representative is required to become party to the First Lien Intercreditor Agreement, if the related Indebtedness is the initial Indebtedness incurred by Holdings or any Restricted Subsidiary to be secured by a Lien pari passu with the Liens securing the Obligations, then the Borrowers, Holdings, the Subsidiary Guarantors, the Administrative Agent and the Other Debt Representative for such Indebtedness shall execute and deliver the First Lien Intercreditor Agreement.

“Fitch” means Fitch Ratings Ltd. or any successor thereto.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Event” shall mean, (I) with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability by Holdings or any Restricted Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by Holdings, the Borrowers or any of the Subsidiaries, or the imposition on Holdings, the Borrowers or any of the Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, or (f) the issuance by the Pensions Regulator of a warning notice stating its intention to issue a Contribution Notice or Financial Support Direction; or (II) save in relation to the UK DB Plan, any Loan Party or ERISA Affiliate being or having been at any time an employer of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the UK Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in sections 38 to 43 of the UK Pensions Act 2004) such an employer.

“Foreign Pension Plan” shall mean any benefit plan that is not subject to the laws of the United States or any jurisdiction therein and that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of Holdings which is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C

Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of Holdings and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith, (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof, and (iii) the accounting for operating leases and capital leases under GAAP as in effect on the date hereof (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Agreement, including the definition of Capitalized Leases and obligations in respect thereof.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning set forth in Section 10.07(i).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 11.01(b).

“Guarantors” means, collectively, (i) Holdings, (ii) each Borrower (other than with respect to its own Obligations), (iii) the wholly owned Subsidiaries of Holdings (other than any Excluded Subsidiary) and (iv) those wholly owned Subsidiaries that issue a Guarantee of the Obligations after the Closing Date pursuant to Section 6.11 or otherwise in accordance with Agreed Security Principles, at the option of Holdings, issues a Guarantee of the Obligations after the Closing Date, in each case, until the Guaranty thereof is released in accordance with this Agreement.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, mold, or other emissions that are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law.

“Hedge Bank” means any Person that (a) (i) was an Agent, a Lender or an Affiliate of any Agent or a Lender on the Closing Date or at the time it entered into a Swap Contract with Holdings or any Restricted Subsidiary or a Treasury Services Agreement, as applicable, in its capacity as a party thereto or (ii) is a financial institution designated as such in respect of any Treasury Services Agreement or any Swap Agreement by Holdings or a Borrower in a written notice to the Administrative Agent and (other than a Person already party hereto as a Lender), in the case of this clause (ii), that (x) delivers to the Administrative Agent a Hedge Bank Joinder Letter appointing the Collateral Agent as its agent under the applicable Loan Documents and providing for it to become party to this Agreement so as to be bound by, and take the benefit of, the applicable provisions this Agreement, including Section 8.04, Article IX, Section 10.01, Section 10.05, Section 10.15, Section 10.16 and Section 11.10 and (y) becomes party to an Intercreditor Agreement that in the reasonably good faith determination of Holdings contains customary “European-style” provisions in respect of Hedge Banks (including with respect to limitations on enforcement, and which shall be executed by the Administrative Agent unless it materially and adversely affects the Administrative Agent’s rights, duties and/or liabilities) to the extent not already party thereto or not otherwise deemed to be bound thereby or (b) prior to the Existing Intercreditor Expiration Date only, is a “Hedge Counterparty” (as such term is defined in the Existing Intercreditor Agreement).

“Hedge Bank Joinder Letter” means a letter agreement entered into with a Hedge Bank in the form of Exhibit P (amended as reasonably satisfactory to Administrative Agent).

“Holdings” means Parent or any Subsidiary of Parent that (a) directly owns 100% of the issued and outstanding Equity Interests in the Borrower and the Company and issues a Guarantee of the Obligations and grants security pursuant to the definition of “Collateral and Guarantee Requirement” and (b) agrees to assume the obligations of “Holdings” pursuant to this Agreement (including, without limitation, Section 7.04(d)(ii)) and the other Loan Documents pursuant to one or more instruments in form and substance reasonably satisfactory to the Administrative Agent.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Identified Participating Lenders” has the meaning set forth in Section 2.05(a)(iii)(C)(3).

“Identified Qualifying Lenders” has the meaning set forth in Section 2.05(a)(iii)(D)(3).

“Immaterial Subsidiary” means any Restricted Subsidiary that is not a Material Subsidiary.

“Incremental Amendment” has the meaning set forth in Section 2.14(g).

“Incremental Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Equivalent Debt” means Indebtedness incurred under Section 7.03(v).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.14(d).

“Incremental Lenders” has the meaning set forth in Section 2.14(c).

“Incremental Loan” has the meaning set forth in Section 2.14(b).

“Incremental Loan Request” has the meaning set forth in Section 2.14(a).

“Incremental Revolving Credit Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Revolving Credit Lender” has the meaning set forth in Section 2.14(c).

“Incremental Revolving Credit Loan” has the meaning set forth in Section 2.14(b).

“Incremental Term Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Term Lender” has the meaning set forth in Section 2.14(c).

“Incremental Term Loan” has the meaning set forth in Section 2.14(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a)                                 all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)                                  net obligations of such Person under any Swap Contract;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) accruals for payroll and other liabilities accrued in the ordinary course);

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                                   all Attributable Indebtedness; and

(g)                                  all obligations of such Person in respect of Disqualified Equity Interests;

if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; and

(h)                                 to the extent not otherwise included above, all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise expressly limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.  For the avoidance of doubt, Indebtedness does not include liabilities under benefit plans.  Notwithstanding the foregoing, for all purposes of this Agreement, “Indebtedness” shall not include any Subordinated Shareholder Debt.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means (a) all Taxes imposed on or with respect to any payment made by or on account of any obligation of a Loan Party under any Loan Document other than (i) Taxes imposed on or measured by the recipient’s net income, net profits (however denominated), and franchise (and similar) Taxes imposed in lieu of net income Taxes by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in or having its principal office (or, in the case of any Lender, its applicable Lending Office) in such jurisdiction (or any political subdivision thereof), or as a result of any other present or former connection with such jurisdiction (other than, in each case, any connections arising solely from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, receiving or perfecting a security interest under, selling or assigning an interest in, or enforcing, any Loan or Loan Document), (ii) Taxes attributable to the failure by any recipient to deliver the documentation required to be delivered pursuant to Section 3.01(f), (iii) any branch profits Taxes imposed by the United States or any similar Tax, imposed by any jurisdiction described in clause (i) above, (iv) in the case of any Lender (other than an assignee pursuant to a request by a Borrower under Section 3.07), any U.S. federal withholding Tax that is required to be imposed on amounts payable to or for the account of a Lender pursuant to laws in force on the date such Lender becomes a party to this Agreement or acquires an interest in a Loan or Commitment, or designates a new Lending Office (other than the designation of a new Lending Office pursuant to a request by a Borrower), except to the extent such Lender (or its assignor, if any) was entitled immediately prior to the time of designation of a new Lending Office (or assignment) to receive additional amounts with respect to such withholding Tax pursuant to Section 3.01, (v) any withholding Taxes imposed under FATCA, (vi) Taxes attributable to the failure by any Lender to comply with its obligations under Section 3.01(i)(i) or Section 3.01(i)(iii), as applicable, and (vii) with respect to any Revolving Credit Lender advancing a Revolving Credit Loan to a UK Borrower hereunder, any deduction or withholding for, or on account of, Tax imposed by the UK on payments to it under this Agreement (a “UK Tax Deduction”), if on the date on which the payment falls due, the payment could have been made to the relevant Revolving Credit Lender without a UK Tax Deduction if the Revolving Credit Lender had been a UK Qualifying Lender, but on that date that Revolving Credit Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Revolving Credit Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority, and (b) to the extent not otherwise described in (a), Other Taxes.  For the avoidance of doubt, the term “Lender” for purposes of this definition shall include each L/C Issuer.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning set forth in Section 10.08.

“Initial Term Commitment” means, as to each Initial Term Lender, its obligation to make an Initial Term Loan to the Borrower (or one or more Additional Borrowers pursuant to Section 1.10) in an aggregate amount not to exceed the amount set forth opposite such Initial Term Lender’s name in Schedule 1.01B under the caption “Initial Term Commitment” or in the Assignment and Assumption pursuant to which such Initial Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14).  The initial aggregate amount of the Initial Term Commitments is $1,300,000,000.

“Initial Term Lender” at any time, any Lender that has an Initial Term Commitment or an Initial Term Loan at such time.

“Initial Term Loans” means the Term Loans made by the Initial Term Lenders on the Closing Date to the Borrower pursuant to Section 2.01(a).

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement dated as of the Closing Date, among the Co-Borrower, certain Domestic Subsidiaries of Holdings and the Collateral Agent.

“Intercreditor Agreements” means the Existing Intercreditor Agreement, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement, collectively, in each case to the extent in effect.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be

Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter or, to the extent agreed by each Lender of such Eurocurrency Rate Loan, twelve months or less than one month thereafter, as selected by the relevant Borrower in its Committed Loan Notice; provided that:

(i)                                     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)                                  any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)                               no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Interpolated Screen Rate” means, in relation to the LIBOR Rate, the EURIBOR Rate, the NIBOR Rate or the BBR Rate for any Loan or overdue amounts, the rate which results from interpolating on a linear basis, using the method recommended by the International Swaps and Derivatives Associations (or, if such method is no longer recommended or available, such other method reasonably acceptable to the Administrative Agent at such time based on customary market practice), between:

(a)                                 the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan or overdue amount; and

(b)                                 the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan or overdue amount,

each as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan or overdue amount.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person excluding, in the case of Holdings and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business (consistent with past practice) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of covenant compliance, the amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment and without duplication of amounts increasing the Cumulative Credit), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing the Cumulative Credit), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (A) the cost of all additions thereto and minus (B) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (B) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing the Cumulative Credit), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.

“Investors” means any of (i) The Goldman Sachs Group, Inc. and/or any funds or limited partnerships managed or advised by The Goldman Sachs Group, Inc. and its Affiliates or any fund, trust or similar arrangement for which investment decisions are made by The Goldman Sachs Group, Inc. or any of its Affiliates (other than Holdings, the Subsidiaries and any of their portfolio companies), (ii) Arle Capital Partners Limited and/or any funds or limited partnerships managed or advised by Arle Capital Partners Limited and any of its Affiliates (other than Holdings, its Subsidiaries and any of their portfolio companies) and/or (iii) AlpInvest Partners Co-Investments 2008 C.V. and/or any funds or limited partnerships managed or advised by AlpInvest Partners Co-Investments 2008 C.V. and any of its Affiliates (other than Holdings, its Subsidiaries and any of their portfolio companies).

“IP Rights” has the meaning set forth in Section 5.16.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“ITA” means the UK Income Tax Act 2007.

“Joint Bookrunners” the collective reference to Goldman Sachs International, Barclays Bank PLC, Deutsche Bank Securities Inc., JPMorgan Securities LLC, HSBC Bank PLC, Credit Suisse Securities (USA) LLC and Crédit Agricole Corporate and Investment Bank.

“Junior Financing” has the meaning set forth in Section 7.13(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit I-2 hereto (including any such modifications as to which the Administrative Agent and the Borrowers may mutually agree, which modifications may include customary “European-style” provisions on terms no less favorable in any material respect to the Lenders than those set forth in the Existing Intercreditor Agreement), between the Collateral Agent and one or more collateral agents or representatives for the holders of Permitted Second Priority Refinancing Debt, Permitted Second Priority Debt,  Incremental Equivalent Debt issued as secured bonds, notes or debentures or any other Indebtedness permitted to be incurred under this Agreement, in each case, that is intended to be secured on a junior priority basis to the Obligations.  Wherever in this Agreement, an Other Debt Representative is required to become party to the Junior Lien Intercreditor Agreement, if the related Indebtedness is the initial Indebtedness incurred by Holdings or any Restricted Subsidiary to be secured by a Lien junior in priority to the Liens securing the Obligations, then the Borrowers, Holdings, the Subsidiary Guarantors, the Administrative Agent and the Other Debt Representative for such Indebtedness shall execute and deliver the Junior Lien Intercreditor Agreement.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Refinancing Term Loan, any Refinancing Term Commitment, any Extended Term Loan, any Extended Revolving Credit Commitment, any Incremental Term Loans, any Incremental Revolving Credit Commitments or any Other Revolving Credit Commitments, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share or other applicable share provided for under this Agreement.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Disbursement” means any payment made by an L/C Issuer pursuant to a Letter of Credit.

“L/C Issuer” means any Lender that becomes an L/C Issuer in accordance with Section 2.03(k) or 10.07(k), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.  If there is more than one L/C Issuer at any given time, the term L/C Issuer shall refer to the relevant L/C Issuer(s).

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.03(l).  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Arrangers” means the collective reference to Goldman Sachs International, Barclays Bank PLC, Deutsche Bank Securities Inc., JPMorgan Securities LLC, HSBC Bank PLC, Credit Suisse Securities (USA) LLC and Crédit Agricole Corporate and Investment Bank.

“Lender” has the meaning set forth in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and its respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lender Default” means (i) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of revolving loans or reimbursement obligations required to be made by it, which refusal or failure is not cured within two business days after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent, any L/C Issuer or any other Lender any other amount required to be paid by it hereunder within two business days of the date when due, unless subject to a good faith dispute; (iii) a Lender has notified the Borrowers or the Administrative Agent that it does not intend to comply with its funding obligations, or has made a public statement to that effect with respect to its funding obligations, under the Revolving Credit Facility or under other agreements generally in which it commits to extend credit; (iv) a Lender has failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations under the Revolving Credit Facility; or (v) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” means, with respect to any Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any letter of credit or bank guarantee issued hereunder and each Existing Letter of Credit.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the applicable Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means $60,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“LIBOR Rate” means for any Interest Period on any Loan or overdue amount denominated in any currency other than Euro, Australian Dollar or Norwegian Krone:

(a)                                 the applicable Screen Rate; or

(b)                                 (if no Screen Rate is available for the Interest Period of that Loan or overdue amount) the Interpolated Screen Rate for that Loan or overdue amount; or

(c)                                  if:

(i)                                     no Screen Rate is available for the currency of that Loan or overdue amount; or

(ii)                                  no Screen Rate is available for the Interest Period of that Loan or overdue amount and it is not possible to calculate an Interpolated Screen Rate for that Loan or overdue amount, the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan or overdue amount for a period equal in length to the Interest Period of that Loan or overdue amount.

Notwithstanding the foregoing, with respect to the Initial Term Loans, the LIBOR Rate in respect of any applicable Interest Period will be deemed to be 1.00% per annum if the LIBOR Rate for such Interest Period calculated pursuant to the foregoing provisions would otherwise be less than 1.00% per annum.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Term Loan or a Revolving Credit Loan (including any Incremental Term Loan and any extensions of credit under any Revolving Commitment Increase).

“Loan Documents” means, collectively, (a) this Agreement, (b) any Hedge Bank Joinder Letter, (c) the Notes, (d) the Collateral Documents, (e) each Intercreditor Agreement to the extent then in effect, (f) the Security Agent Appointment Deed, to the extent then in effect, (g) each Letter of Credit and Letter of Credit Application and (h) any Refinancing Amendment, Incremental Amendment or Extension Amendment.

“Loan Parties” means, collectively, each Borrower and each Guarantor.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Luxembourg Companies Register” means the Luxembourg Register of Commerce and Companies (R.C.S Luxembourg).

“Luxembourg Loan Party” means any Loan Party whose registered office and/or central administration (administration centrale) is situated in Luxembourg.

“Maintenance Covenant Condition” means any time when the sum of (a) outstanding Revolving Credit Loans, plus (b) unreimbursed L/C Disbursements, exceed 30.0% of the Total Available Revolving Credit Commitments then in effect (which for purposes of this definition shall include the Ancillary Commitments of each Lender then in effect).

“Management Stockholders” means the members of management of Holdings, the Borrowers or any of its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Margin Stock” has the meaning set forth in Regulation U issued by the Board of Governors of the Federal Reserve System.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, properties or financial condition of Holdings and its Restricted Subsidiaries, taken as a whole; (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their payment obligations under any Loan Document to which the Borrowers or any of the Loan Parties is a party; or (c) a material adverse effect on the rights and remedies available to the Lenders or any Agent under any Loan Document.

“Material Real Property” means any fee owned real property owned by any Loan Party with a fair market value in excess of $20,000,000.

“Material Subsidiary” means any Restricted Subsidiary of Holdings, the earnings from ordinary activities before interest, taxation, depreciation, amortization and exceptional items (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) or the gross assets (in each case calculated on an unconsolidated basis and excluding goodwill and investments in Holdings and the Restricted Subsidiaries and, in the case of gross assets, excluding intercompany items) of which exceed 5% of Consolidated EBITDA or the gross assets of Holdings and the Restricted Subsidiaries on a consolidated basis, as of the last Test Period:

(a)                                 any calculation shall be effected on an annual basis and made by reference to the latest available annual audited consolidated finance statements of Holdings (provided that, prior to delivery of any such financial statements pursuant to Section 6.01, any such calculation shall be made by reference to the Original Financial Statements); and

(b)                                 a certificate from Holdings (a “Material Subsidiary Certificate”) as to the identity of the Material Subsidiaries shall be prima facie evidence thereof.

“Material Subsidiary Certificate” has the meaning set forth in the definition of “Material Subsidiary”.

“Maturity Date” means (i) with respect to the Initial Term Loans, the date that is seven years after the Closing Date; provided that, if the Mezzanine Facility or any Indebtedness that refinances the Mezzanine Facility (other than Indebtedness under this Agreement or otherwise secured by the Collateral on an equal or super priority basis to the Obligations which is subject to the provisions of the First Lien Intercreditor Agreement and maturing no earlier than the Initial Term Loans) remains outstanding, such date shall be the date that is 180 days prior to the maturity date of the Mezzanine Facility or such refinancing Indebtedness, (ii) with respect to the Revolving Credit Commitments, the date that is five years after the Closing Date, provided that, if the Mezzanine Facility or any Indebtedness that refinances the Mezzanine Facility (other than Indebtedness under this Agreement or otherwise secured by the Collateral on an equal or super priority basis to the Obligations which is subject to the provisions of the First Lien Intercreditor Agreement and maturing no earlier than the Initial Term Loans) remains outstanding, such date shall be the date that is 270 days prior to the maturity date of the Mezzanine Facility or such refinancing Indebtedness, (iii) with respect to any tranche of Extended Term Loans or Extended Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Extension Request accepted by the respective Lender or Lenders, (iv) with respect to any Refinancing Term Loans or Other Revolving Credit Commitments, the final maturity date applicable thereto as specified in the applicable Refinancing Amendment and (v) with respect to any Incremental Term Loans or Incremental Revolving Credit Commitments (other than a Revolving Commitment Increase or a Term Loan Increase), the final maturity date applicable thereto as specified in the applicable Incremental Amendment.

“Maximum Rate” has the meaning set forth in Section 10.10.

“Mezzanine Facility” means the mezzanine loan facility made available under the Mezzanine Facility Agreement.

“Mezzanine Facility Agreement” means the mezzanine facility agreement dated July 14, 2008, as amended and restated on August 13, 2008 and as further amended and restated on June 8, 2011 and December 21, 2009, and from time to time, made between, among others, the Company, the Parent as original guarantor, The Bank of New York Mellon (London Branch), as the mezzanine agent, the arrangers party thereto as the mezzanine arranger, the Collateral Agent, as security agent and the persons named in that mezzanine facility agreement as lenders.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Mortgaged Property” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Collateral Agent with such terms and provisions as may be required by the applicable laws of the relevant jurisdiction, and any other mortgages executed and delivered pursuant to Section 6.11 and 6.13, in each case, as the same may from time to time be amended, restated, supplemented, or otherwise modified.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 3(37) or 4001(a)(3) of ERISA, to which Holdings, any Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means:

(a)                                 100% of the cash proceeds actually received by Holdings or any of the Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by a Lien (other than a Lien that ranks pari passu with or subordinated to the Liens securing the Obligations) on the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (iii) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of Holdings or a wholly owned Restricted Subsidiary as a result thereof, (iv) taxes paid or reasonably estimated to be payable as a result thereof, and (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by Holdings or any of the Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction); provided, that, if no Default exists, Holdings or any Restricted Subsidiary may reinvest any portion of such proceeds in assets useful for its business (which shall include any Investment permitted by this Agreement) within 18 months of such receipt and such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 18 months of such receipt, so reinvested or contractually committed to be so reinvested (it being understood that if any portion of such proceeds are not so used within such 18 month period but within such 18-month period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within 24 months of initial receipt, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso; it being further understood that such proceeds shall constitute Net Proceeds notwithstanding any investment notice if there is a Specified Default at the time of a proposed reinvestment unless such proposed reinvestment is made pursuant to a binding commitment entered into at a time when no Specified Default was continuing); provided, further, that no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $20,000,000, and

(b)                                 100% of the cash proceeds from the incurrence, issuance or sale by Holdings or any of the Restricted Subsidiaries of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to Holdings or any Restricted Subsidiary shall be disregarded.

“New Lender Certificate” means written notice by a Lender of nomination of a branch or Affiliate as a Lender hereunder pursuant to Section 1.11 substantially in the form of Exhibit B.

“NIBOR Rate” means for an Interest Period of any Loan or overdue amount denominated in Norwegian Krone:

(a)                                 the applicable Screen Rate; or

(b)                                 if no Screen Rate is available for the Interest Period of that Loan or overdue amount) the Interpolated Screen Rate for that Loan or overdue amount; or

(c)                                  if:

(i)                                     no Screen Rate is available for the Interest Period of that Loan or overdue amount; and

(ii)                                  it is not possible to calculate an Interpolated Screen Rate for that Loan or overdue amount,

the Reference Bank Rate,

as of, in the case of paragraphs (a) and (c) above, the Specified Time on the Quotation Day for the offering of deposits in Norwegian Krone for a period equal in length to the Interest Period of the relevant Loan or overdue amount. Notwithstanding the foregoing, with respect to the Initial Term Loans denominated in Norwegian Krone, the NIBOR Rate in respect of any applicable Interest Period will be deemed to be 1.00% per annum if the NIBOR Rate for such Interest Period calculated pursuant to the foregoing provisions would otherwise be less than 1.00% per annum.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-Debt Fund Affiliate” means any Affiliate of the Investors other than (a) Holdings or any Subsidiary of Holdings, (b) any Debt Fund Affiliates and (c) any natural person.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Extension Notice Date” has the meaning set forth in Section 2.03(b)(iii).

“Not Otherwise Applied” means, with reference to any amount of Net Proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.05(b), and (b) was not previously (and is not concurrently being) applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was or is (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose.  Holdings shall promptly notify the Administrative Agent of any application of such amount as contemplated by (b) above.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“Obligations” means all (a) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document, Ancillary Facility or Ancillary

Facility Documents or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any such Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) obligations of any Loan Party or any Subsidiary (other than Receivables Subsidiaries) or any Subsidiary arising under any Secured Hedge Agreement (excluding with respect to any Loan Party, Excluded Swap Obligations of such Loan Party) or any Treasury Services Agreement limited, for the avoidance of doubt, prior to the Existing Intercreditor Expiration Date, to amounts that constitute “Hedging Debt” (as such term is defined in the Existing Intercreditor Agreement) and (c) Pension Debt with respect to the Pension Creditor to the extent the Pension Creditor (i) is party to the relevant Intercreditor Agreement(s) or (ii) has delivered to the Administrative Agent a letter agreement reasonably satisfactory to it (x) appointing the Collateral Agent as its agent under the applicable Loan Documents and (y) agreeing to be bound by Section 9.11 and by Section 10.05, 10.15 and 10.16 and Article IX as if it were a Lender. Without limiting the generality of the foregoing, the Obligations of such Loan Parties under the Loan Documents and Ancillary Facility Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include (i) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any such Loan Party under any Loan Document or Ancillary Facility Documents and (ii) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.  Notwithstanding the foregoing, the obligations of any Subsidiary under any Secured Hedge Agreement, Ancillary Facility Document or any Treasury Services Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed.

“OFAC” has the meaning set forth in Section 5.19(a).

“Offered Amount” has the meaning set forth in Section 2.05(a)(iii)(D).

“Offered Discount” has the meaning set forth in Section 2.05(a)(iii)(D).

“OID” means original issue discount.

“Original Ancillary Lender” means HSBC Bank PLC.

“Original Financial Statements” means the annual audited consolidated financial statements of Parent for the fiscal year of Parent ending March 31, 2014.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation, or articles of association and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction (including, in respect of any limited liability company incorporated in Cyprus, its memorandum and articles of association); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) with respect to a Luxembourg private limited liability company (société à responsabilité limitée) its articles of association.

“Other Applicable Indebtedness” has the meaning specified in Section 2.05(b)(ii).

“Other Debt Representative” means, with respect to any series of Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Other Revolving Credit Commitments” shall mean one or more Classes of revolving credit commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Credit Loans” shall mean one or more Classes of Revolving Credit Loans that result from a Refinancing Amendment.

“Other Taxes” has the meaning specified in Section 3.01(c).

“Outstanding Amount” means (a) with respect to the Term Loans and Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing), as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Own Funds” has the meaning specified in Section 11.12.

“Parallel Debt” has the meaning specified in Section 12.01(a).

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Participant” has the meaning set forth in Section 10.07(f).

“Participant Register” has the meaning set forth in Section 10.07(f).

“Participating Lender” has the meaning set forth in Section 2.05(a)(iii)(C)(2).

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Agreement” means the pension agreement dated on or about 11 April 2008 between the Pension Trustees and the Company in its original form.

“Pension Creditor” means the trustees from time to time of the UK DB Plan, in each case to the extent such trustee is either (a) party to the relevant Intercreditor Agreement(s) or (b) has delivered to the

Administrative Agent a letter agreement reasonably satisfactory to it (i) appointing the Collateral Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Section 9.11 and by Section 10.05, 10.15 and 10.16 and Article IX as if it were a Lender

“Pension Debt” means an amount not exceeding £33,000,000 constituting all or part of the “Pension Liabilities” (as that term is defined in the Pension Agreement).

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or has made contributions at any time during the immediately preceding five (5) plan years.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the UK Pensions Act 2004.

“Perfection Requirements” means the making or the procuring of registrations, filings, endorsements, notarizations, recordings, stampings and/or notifications of the Loan Documents (and/or the Liens created thereunder) necessary for the validity or enforceability thereof.

“Permitted Acquisition” has the meaning set forth in Section 7.02(i).

“Permitted First Priority Refinancing Debt” shall mean any Permitted First Priority Refinancing Notes and any Permitted First Priority Refinancing Loans.

“Permitted First Priority Refinancing Loans” shall mean any secured loans incurred by a Borrower in the form of one or more tranches of loans under this Agreement; provided that, in each case, subject to any limitations imposed by, or the operation of, applicable Law and the terms of this Agreement and any other relevant Loan Documents, including the application of the Agreed Security Principles and the matters contemplated thereby, (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of Holdings or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors or (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) on or prior to the date that is the Latest Maturity Date at the time such Indebtedness is incurred or issued.

“Permitted First Priority Refinancing Notes” shall mean any secured Indebtedness (including any Registered Equivalent Notes) incurred by a Borrower in the form of one or more series of senior secured notes; provided that, in each case, subject to any limitations imposed by, or the operation of, applicable Law and the terms of this Agreement and any other relevant Loan Documents, including the application of the Agreed Security Principles and the matters contemplated thereby, (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of Holdings or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (iii) such Indebtedness does not mature or have scheduled amortization or payments of principal (other than customary offers to repurchase upon a change of control, asset sale or event of loss and a customary acceleration right after an event of default) on or prior to the date that is the Latest Maturity Date at the time such Indebtedness is incurred or issued, (iv) the security agreements relating to such Indebtedness are substantially the same as or more favorable to the Loan Parties than the applicable Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (v) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to each Intercreditor Agreement.  Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders” means each of (a) the Investors and (b) the Management Stockholders (provided that to the extent the Management Stockholders own (beneficially or of record, directly or indirectly) more than fifteen percent (15%) of the outstanding voting stock of Holdings owned (beneficially or of record, directly or indirectly) by Permitted Holders in the aggregate, the excess over such percentage shall be disregarded).

“Permitted Jurisdiction” means each of the United States, Luxembourg, United Kingdom, Norway and each other jurisdiction requested to by Holdings to be deemed a “Permitted Jurisdiction” approved by the Administrative Agent in its reasonable discretion and, with respect to any Borrower under the Revolving Credit Facility, subject to the consent of the Revolving Credit Lenders; provided, however, that in the case of any new revolving credit commitments (including any Other Revolving Commitments and any Extended Revolving Commitments), which are documented as a separate facility and not as a Revolving Commitment Increase, only the consent of the participating lenders shall be required.

“Permitted Other Debt Conditions” means that such applicable debt, in each case, subject to any limitations imposed by, or the operation of, applicable Law and the terms of this Agreement and any other relevant Loan Documents, including the application of the Agreed Security Principles and the matters contemplated thereby, (i) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case on or prior to the Latest Maturity Date at the time such Indebtedness is incurred, (ii) is incurred by a Loan Party and is not at any time guaranteed by any Person other than a Loan Party, and (iii) if secured, then secured only by Collateral pursuant to security agreements (and perfection arrangements) substantially the same as or less favorable to the holders of such Indebtedness than the Collateral Documents (subject to such differences as are reasonably satisfactory to the Administrative Agent).

“Permitted Ratio Debt” means any unsecured Indebtedness of a Borrower or any Restricted Subsidiary so designated by written notice given by Holdings to the Administrative Agent, so long as (i) no Event of Default shall be continuing or result therefrom and (ii) the Consolidated Total Net Leverage Ratio, immediately after giving Pro Forma Effect thereto and to the use of the proceeds thereof, is less than or equal to (x) prior to the occurrence of a Qualified IPO, 5.50 to 1.00 and (y) thereafter, 5.00 to 1.00; (iii) such Indebtedness conforms to the applicable Permitted Other Debt Conditions; (iv) the terms and conditions (other than pricing, rate floors, discounts, fees, premiums and optional prepayment or redemption provisions) of such Indebtedness, in the good faith determination of Holdings, are not materially less favorable (when taken as a whole) to Holdings and the Restricted Subsidiaries than the terms and conditions of the Loan Documents (when taken as a whole) (provided that a certificate of Holdings as to the satisfaction of the condition described in this clause (iv) delivered at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of documentation relating thereto, stating that Holdings has determined in good faith that such terms and conditions satisfy the foregoing requirements of this clause (iv), shall be conclusive unless the Administrative Agent notifies Holdings within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)).

“Permitted Receivables Financing” means term securitizations, receivables securitizations or other receivables or similar financings (including any factoring program) in each case, in an amount not to exceed the greater of $75,000,000 and 18.75% of Consolidated EBITDA for the most recently ended Test Period and that are non-recourse to Holdings and the Restricted Subsidiaries (except for (w) recourse to any Restricted Subsidiaries that own the assets underlying such financing (or have sold such assets in connection with such financing), (x) any customary limited recourse or, to the extent applicable only to non-Loan Parties, that is customary in the relevant local market, (y) any performance undertaking or Guarantee, to the extent applicable only to non-Loan Parties, that is customary in the relevant local market, and (z) an unsecured parent Guarantee (a “Receivables Guarantee”) by Holdings or a Restricted Subsidiary that is a parent company of a Restricted Subsidiary of obligations of Restricted Subsidiaries, and, in each case, reasonable extensions thereof); provided that with respect to Permitted Receivables Financings incurred in the form of a factoring program, the outstanding amount of such Permitted Receivables Financing for the purposes of this definition shall be deemed to be equal to the Permitted Receivables Net Investment for the last Test Period.

“Permitted Receivables Net Investment” means the aggregate cash amount paid by the purchasers under any Permitted Receivables Financing in the form of a factoring program in connection with their purchase of accounts receivable and customary related assets or interests therein, as the same may be reduced from time to time by collections with respect to such accounts receivable and related assets or otherwise in accordance with the terms of such Permitted Receivables Financing (but excluding any such collections used to make payments of commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing in the form of a factoring program which are payable to any Person other than Holdings or a Restricted Subsidiary).

“Permitted Refinancing” means, with respect to any Person, any Indebtedness resulting from the modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person (“Refinancing Debt”); provided that, in each case, subject to any limitations imposed by, or the operation of, applicable Law and the terms of this Agreement and any other relevant Loan Documents, including the application of the Agreed Security Principles and the matters contemplated thereby, (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Debt except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized under the Refinanced Debt, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Debt, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Sections 7.03(e), at the time thereof, no Event of Default shall have occurred and be continuing, (d) to the extent Refinanced Debt is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Debt, (e) such modification, refinancing, refunding, renewal, replacement or extension is incurred by the Person who is the obligor of the Refinanced Debt, (f) if the Refinanced Debt was subject to an intercreditor agreement, the holders of such modified, refinanced, refunded, renewed, replaced or extended Indebtedness (if such Indebtedness is secured) or their representative on their behalf shall become party to such intercreditor agreement (or a replacement thereof on substantially similar terms, or otherwise reasonably acceptable to the Administrative Agent), (g) to the extent such Indebtedness is secured, any such Permitted Refinancing shall be secured by no assets that did not secure the Refinanced Debt (except to the extent of after-acquired assets or proceeds of assets that would have secured such Indebtedness), and, if applicable, will be secured with no greater rights or priority, vis-a-vis the Obligations than such Indebtedness, pursuant to intercreditor documentation reasonably satisfactory to the Administrative Agent and (h) if the Refinanced Debt was incurred after the Closing Date, and the incurrence thereof was subject to the Permitted Other Debt Conditions, or other restrictions on its terms imposed by this Agreement (excluding limitations on the principal amount thereof or imposing any financial ratio test thereon), the terms of the Refinancing Debt shall comply with the same restrictions, provided that (x) any such restriction requiring the approval or satisfaction of the Administrative Agent shall be deemed met if the relevant terms of the Refinancing Debt are, when taken as a whole, substantially the same as, or no less favorable to the obligors and guarantors thereof than, the corresponding terms, taken as a whole, of the Refinanced Debt, (y) a certificate of a Responsible Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of the Refinancing Debt, together with a reasonably detailed description of the material terms and conditions of the Refinancing Debt or drafts of the documentation relating thereto, stating that Holdings has determined in good faith that such terms and conditions satisfy the requirement of this clause (h) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies Holdings within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees). Notwithstanding the foregoing, for the purposes of Section 7.13, a Permitted Refinancing of the Mezzanine Facility shall include and be limited to any modification, refinancing, refunding, renewal, replacement or extension of all or any portion of the Mezzanine Facility with the proceeds of (i) any Incremental Loans or Incremental Equivalent Debt (provided that the Consolidated First Lien Net Leverage Ratio, after giving effect to such incurrence and the use of proceeds thereof, on a Pro Forma Basis, does not exceed (x) prior to the occurrence of a Qualified IPO, 3.50 to 1.00 and (y) thereafter, 4.00 to 1.00, in each case, for the most recent Test Period then ended), (ii) any Permitted Second Priority Refinancing Debt or Permitted Unsecured Refinancing Debt or (iii) any other unsecured or junior Lien Indebtedness that satisfies each of the requirements in the foregoing clauses (a) through (h) of this definition; provided that, in the case of each of the foregoing clauses (i), (ii) or (iii), the principal amount (or accreted value, if applicable) of such Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Mezzanine Facility at such time except by an amount equal to unpaid accrued interest and premium thereon (including any “make-whole” premium) plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension.

“Permitted Second Priority Debt” shall mean secured Indebtedness incurred by a Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that, in each case, subject to any limitations imposed by, or the operation of, applicable Law and the terms of this Agreement and any other relevant Loan Documents, including the application of the Agreed Security Principles and the matters contemplated thereby (i) the conditions set forth in in Section 2.14(d) are satisfied, (ii) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of Holdings or any Restricted Subsidiary other than the Collateral, (iii) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to the provisions of the Junior Lien Intercreditor Agreement as a “Second Priority Representative” thereunder, and (iv) such Indebtedness meets the Permitted Other Debt Conditions.

“Permitted Second Priority Refinancing Debt” shall mean secured Indebtedness (including any Registered Equivalent Notes) incurred by a Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that, in each case, subject to any limitations imposed by, or the operation of, applicable Law and the terms of this Agreement and any other relevant Loan Documents, including the application of the Agreed Security Principles and the matters contemplated thereby (i) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of Holdings or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Debt,” (iii) an Other Debt Representative acting on behalf of the holders of such Indebtedness shall have become party to the provisions of the Junior Lien Intercreditor Agreement as a “Second Priority Representative” thereunder, and (iv) such Indebtedness meets the Permitted Other Debt Conditions.  Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness (including any Registered Equivalent Notes) incurred by a Borrower in the form of one or more series of senior unsecured notes or loans; provided that such Indebtedness meets the Permitted Other Debt Conditions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Multiemployer Plan, sponsored, maintained or contributed to by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning set forth in Section 6.02.

“Pledge Agreement” means (i) until the the Mezzanine Discharge Date (as defined in the Existing Intercreditor Agreement), the First Amended and Restated Composite Pledge Agreement substantially in the form of Exhibit G, dated as of the date hereof, among Parent, Expro Holdings UK 4 Limited and Exploration and Production Services (Holdings) Limited and the Collateral Agent and (ii) thereafter, that certain Second Amended and Restated Composite Pledge Agreement substantially in the form of Exhibit C to the agreement described in clause (i) above, dated as of the  Mezzanine Discharge Date, among Parent, Expro Holdings UK 4 Limited and Exploration and Production Services (Holdings) Limited and the Collateral Agent and the Collateral Agent

“Prime Rate” means, for any day, the prime rate published in The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Prime Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates); each change in the Prime Rate shall be effective on the date such change is effective.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test hereunder, that all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test:  (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of Holdings or any division, product line, or facility used for operations of Holdings or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by Holdings or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, the foregoing pro forma adjustments shall be applied to any such test solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (as determined by the Borrowers in good faith) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings and the Restricted Subsidiaries and (z) factually supportable; provided further, that when calculating the Consolidated Total Net Leverage Ratio for purposes of (i) the definition of “Applicable Rate”, (ii) the Applicable ECF Percentage and (iii) determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with any covenant pursuant to Section 7.11, the events that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Term Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities and, if applicable and without duplication, Term Loans under the applicable Facility or Facilities at such time; provided that, in the case of the Revolving Credit Facility, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Projections” has the meaning set forth in Section 6.01(c).

“Public Lender” has the meaning set forth in Section 6.02.

“Qualified ECP” means an “eligible contract participant” as defined in the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified IPO” means the issuance by Holdings or any direct or indirect parent of Holdings of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) (whether alone or in connection with a secondary public offering).

“Qualifying Lender” has the meaning set forth in Section 2.05(a)(iii)(D)(3).

“Quotation Day” means, with respect to Dollars, Euros, Sterling, Norwegian Krone or Australian Dollars for any Interest Period, the first day of such Interest Period, in each case unless market practice differs in the London interbank market for any such currency, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day shall be the last of those days).

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Guarantee” has the meaning assigned to such term in the definition of “Permitted Receivables Financing”.

“Receivables Subsidiary” means any special purpose entity established in connection with a Permitted Receivables Financing and any other subsidiary involved in a Permitted Receivables Financing to the extent not prohibited by the definition thereof.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request by the Reference Banks:

(a)                                 in relation to the LIBOR Rate, as the rate at which the relevant Reference Bank could borrow funds in the London interbank market;

(b)                                 in relation to the EURIBOR Rate and NIBOR Rate, as the rate at which the relevant Reference Bank could borrow funds in the European interbank market; or

(c)                                  in relation to the BBR Rate, as the rate at which the relevant Reference Bank could borrow funds in the Australian interbank market,

in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Reference Banks” means with respect to Loans denominated in any Available Currency, the principal offices of at least three banks (each with a long-term corporate credit rating of equal to or better than A3 according to Moody’s and equal to or better than A- according to Standard & Poor’s) as may be appointed by the Administrative Agent in consultation with Holdings; provided that if a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Administrative Agent shall (in consultation with Holdings) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

“Refinanced Debt” means, with respect to any proposed Permitted Refinancing, Indebtedness that is modified, refinanced, refunded, renewed, replaced or extended pursuant to such Permitted Refinancing.

“Refinancing” means the repayment of the Indebtedness and all other amounts outstanding under the Existing Facility Agreement.

“Refinancing Debt” has the meaning set forth in the definition of “Permitted Refinancing”.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrowers, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loans, Other Revolving Credit Commitments or Other Revolving Credit Loans incurred pursuant thereto, in accordance with Section 2.15.

“Refinancing Series” means all Refinancing Term Loans, Refinancing Term Commitments, Other Revolving Credit Commitments or Other Revolving Credit Loans that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such

Refinancing Amendment expressly provides that the Refinancing Term Loans, Refinancing Term Commitments, Other Revolving Credit Commitments or Other Revolving Credit Loans provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same Effective Yield and, in the case of Refinancing Term Loans or Refinancing Term Commitments, amortization schedule.

“Refinancing Term Commitments” means one or more Classes of Term Commitments hereunder that are established to fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of Term Loans hereunder that result from a Refinancing Amendment.

“Register” has the meaning set forth in Section 10.07(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment or from or through any facility, property or equipment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Repricing Transaction” means the prepayment, refinancing, substitution or replacement of all or a portion of the Initial Term Loans with the incurrence by a Borrower or any Restricted Subsidiary of any debt financing having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount, but excluding the effect of any arrangement, structuring, syndication or other fees payable to any lead arranger (or its affiliates) in connection with the commitment or syndication of such debt financing, and without taking into account any fluctuations in the LIBOR Rate, the EURIBOR Rate, the NIBOR Rate or the BBR Rate) that is less than the effective interest cost or weighted average yield (as determined by the Administrative Agent on the same basis) of such Initial Term Loans so repaid, refinanced, substituted or replaced, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, such Initial Term Loans or the incurrence of any Refinancing Term Loans, in each case other than in connection with a Change of Control.

“Request for Credit Extension” means (a) with respect to a Borrowing, continuation or conversion of Term Loans or Revolving Credit Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Class Lenders” means, with respect to any Class on any date of determination, Lenders having more than 50% of the sum of (i) the outstanding Loans under such Class and (ii) the aggregate unused Commitments under such Facility; provided that, to the same extent set forth in Section 10.07(n) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Class Lenders. For the purpose of such determination, the Administrative Agent shall use the Dollar Equivalent of the Loans and L/C Obligations as of such date of determination.

“Required Facility Lenders” mean, as of any date of determination, (i) with respect to the Revolving Credit Facility, the Required Revolving Credit Lenders and (ii) with respect to any other Facility, Lenders having more than 50% of the sum of (a) the Total Outstandings under such Facility and (b) the aggregate unused Commitments under such Facility; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Facility Lenders; provided, further, that, to the same extent set forth in Section 10.07(n) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Facility Lenders. For the purpose of such determination, the Administrative Agent shall use the Dollar Equivalent of the Loans and L/C Obligations as of such date of determination.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments, (c) aggregate unused Total Available Revolving Credit Commitments and (d) the Ancillary Commitments (whether used or unused) (with the Ancillary Commitment of a Revolving Credit Lender’s Affiliate being deemed “held” by such Revolving Credit Lender for purposes of this definition); provided that the unused Term Commitment and unused Available Revolving Credit Commitment and Ancillary Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that, to the same extent set forth in Section 10.07(n) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders. For the purpose of such determination, the Administrative Agent shall use the Dollar Equivalent of the Loans and L/C Obligations as of such date of determination.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 50% of the sum of the (a) Outstanding Amount of all Revolving Credit Loans and all L/C Obligations (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) and (b) Total Available Revolving Credit Commitments and (c) the Ancillary Commitments (whether used or unused) (with the Ancillary Commitment of a Revolving Credit Lender’s Affiliate being deemed “held” by such Revolving Credit Lender for purposes of this definition); provided that the unused Available Revolving Credit Commitment and Ancillary Commitment of, and the portion of the Outstanding Amount of all Revolving Credit Loans and all L/C Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders. For the purpose of such determination, the Administrative Agent shall use the Dollar Equivalent of the Loans and L/C Obligations as of such date of determination.

“Reservations” means (a) the principle that equitable and other remedies may be granted or refused at the discretion of the court, the limitation on enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and similar principles, rights, defenses and limitations under the laws of any applicable jurisdiction, (b) the time barring of claims under any applicable limitation laws, the possibility that a court may strike out provisions of a contract as being invalid for reasons of oppression, undue influence or similar reasons, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, defenses of set-off or counterclaim and similar principles, rights, defenses and limitations under the laws of any applicable jurisdiction and (c) any other general principles, reservations or qualifications, in each case as to matters of law, as set out in any legal opinion delivered to the Administrative Agent or the Collateral Agent under any provision of or otherwise in connection with any Loan Document.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, general partner (associé commandité), director, manager, treasurer or assistant treasurer or other similar officer or authorized signatory of a Loan Party and, as to any document delivered on the Closing Date, any secretary, assistant secretary, manager, director or authorized signatory of such Loan Party or, as applicable, of its , general partner (associé commandité).  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash” means all cash and Cash Equivalents held by Holdings and the Restricted Subsidiaries with respect to which the use thereof (other than for general corporate purposes) is restricted by any applicable Law or any contract to which Holdings or any Restricted Subsidiary is a party.

“Restricted Party” means any individual or entity or vessel that is:  (i) listed on a Sanctions List, (ii) a government of a Sanctioned Country, (iii) an agency or instrumentality of a government of a Sanctioned Country, (iv) resident or located in, operating from, or incorporated under the laws of, a Sanctioned Country or (v) otherwise a target of Sanctions.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Holdings’ or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of Holdings other than an Unrestricted Subsidiary.

“Retained Percentage” means, with respect to any Excess Cash Flow Period (a) 100% minus (b) the Applicable ECF Percentage with respect to such Excess Cash Flow Period.

“Revolver Extension Request” has the meaning provided in Section 2.16(b).

“Revolver Extension Series” has the meaning provided in Section 2.16(b).

“Revolving Commitment Increase” has the meaning set forth in Section 2.14(a).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to any Borrower pursuant to Section 2.01(b) and (b) purchase participations in L/C Obligations in respect of Letters of Credit, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01B under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14 and Section 2.18). The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $250,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the amount of the outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share or other applicable share provided for under this Agreement of the amount of the L/C Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time or, if the Revolving Credit Commitments have terminated, Revolving Credit Exposure.

“Revolving Credit Loans” means any Revolving Credit Loan made pursuant to Section 2.01(b), Revolving Commitment Increases, Other Revolving Credit Loans or Extended Revolving Credit Commitments, as the context may require.

“Revolving Credit Note” means a promissory note of the relevant Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the relevant Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to the relevant Borrower.

“Revolving Outstandings” shall mean, with respect to any Lender at any time, the Revolving Credit Exposure of such Lender and, if the Lender is also an Ancillary Lender, the Ancillary Facility Exposure in respect of Ancillary Facilities provided by such Ancillary Lender.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means immediately available funds.

“Sanctioned Country” means any country or other territory subject to a comprehensive export, import, financial or investment embargo under any Sanctions, which, as of the date of this Agreement, include Cuba, Iran, North Korea, Sudan and Syria.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means (i) the United States, (ii) the United Nations Security Council, (iii) the European Union, (iv) the United Kingdom or (v) the respective governmental institutions of any of the foregoing including, without limitation, Her Majesty’s Treasury, the Office of Foreign Assets Control of the US Department of the Treasury, the US Department of Commerce, the US Department of State and any other agency of the US government.

“Sanctions List” means any of the lists of specifically designated nationals or designated or sanctioned individuals or entities (or equivalent) issued by any Sanctions Authority, each as amended, supplemented or substituted from time to time.

“Screen Rate” means (a) in relation to the LIBOR Rate, the London interbank offered rate administered by the Ice Benchmark Administration Limited (or any other person that takes over administration of that rate) for the relevant currency and Interest Period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate), (b) in relation to the EURIBOR Rate, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person that takes over administration of that rate) for the relevant Interest Period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate), (c) in relation to the NIBOR Rate, the interbank offered rate for the relevant Interest Period displayed on page NIBOR of the Reuters screen (or any replacement Reuters page which displays that rate) and (d) in relation to the BBR Rate, the interbank offered rate for the relevant Interest Period displayed on page BBSY of the Reuters screen (or any replacement Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters, provided that if the agreed page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with Holdings.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between Holdings or any Restricted Subsidiary and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Ancillary Lenders, the Hedge Banks, any Pension Creditor, the Supplemental Agents and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agent Appointment Deed” means the security agent appointment deed to be entered into by, among others, the Loan Parties, the Administrative Agent and the Collateral Agent substantially in the form of Exhibit Q hereto, with such changes as may be agreed between the Parent and the other parties thereto.

“Security Agreement” means (i) until the the Mezzanine Discharge Date (as defined in the Existing Intercreditor Agreement), the Amended and Restated Pledge and Security Agreement substantially in the form of Exhibit F, dated as of the date hereof, among the Co-Borrower, the other Domestic Subsidiaries party thereto from time to time and the Collateral Agent and (ii) thereafter, that certain Second Amended and Restated Pledge and Security Agreement substantially in the form of Exhibit G to the agreement described in clause (i) above, dated as of the Mezzanine Discharge Date, among the Co-Borrower, the other Domestic Subsidiaries party thereto from time to time and the Collateral Agent.

“Security Agreement Supplement” has the meaning set forth in the Security Agreement.

“Seller” has the meaning set forth in the preliminary statements to this Agreement.

“Sold Entity or Business” has the meaning set forth in the definition of the term “Consolidated EBITDA”.

“Solicited Discount Proration” has the meaning set forth in Section 2.05(a)(iii)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning set forth in Section 2.05(a)(iii)(D).

“Solicited Discounted Prepayment Notice” means a written notice of a Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.05(a)(iii)(D) substantially in the form of Exhibit L-6.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit L-7, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning set forth in Section 2.05(a)(iii)(D).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured, (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.  The amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“SPC” has the meaning set forth in Section 10.07(i).

“Specified Default” means a Default under Section 8.01(a), (f) or (g).

“Specified Discount” has the meaning set forth in Section 2.05(a)(iii)(B).

“Specified Discount Prepayment Amount” has the meaning set forth in Section 2.05(a)(iii)(B).

“Specified Discount Prepayment Notice” means a written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.05(a)(iii)(B) substantially in the form of Exhibit L-8.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit L-9, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning set forth in Section 2.05(a)(iii)(B).

“Specified Discount Proration” has the meaning set forth in Section 2.05(a)(iii)(B)(3).

“Specified Disposition” has the meaning set forth in Section 2.05(b)(x).

“Specified Equity Contribution” means any cash contribution in respect of, and/or any purchase or investment in, an Equity Interest of Holdings (other than Disqualified Equity Interests) or any Subordinated Shareholder Debt.

“Specified Time” means a time determined in accordance with Schedule 1.01G (or such later time as the Administrative Agent may agree).

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Term Loan or Revolving Commitment Increase in respect of which the terms of this Agreement require any test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”; provided that a Revolving Commitment Increase, for purposes of this “Specified Transaction” definition, shall be deemed to be fully drawn.

“Specified Unsecured Indebtedness” shall mean Indebtedness incurred pursuant to Sections 7.03(s), 7.03(v) or 7.03(w) that provides that (i) any Guarantees of such Indebtedness by Foreign Subsidiaries shall be automatically released and (ii) if incurred by a Foreign Subsidiary (other than a Financing Subsidiary), the primary obligation to repay such Indebtedness shall be automatically released or assigned to Parent (i.e., so that such Foreign Subsidiary is no longer a borrower, issuer or other obligor in respect of such Indebtedness), in each of clauses (i) and (ii) upon any Disposition of such Foreign Subsidiary (including in a transaction involving the Disposition of a Subsidiary of Parent of which such Foreign Subsidiary is a Subsidiary). For the purposes of this definition, “Financing Subsidiary” shall mean a direct Subsidiary of Parent that has no Subsidiaries and the primary purpose of which is to obtain and service financing and that has no operating business and/or material assets or liabilities except those associated with or incidental to its financing activities.

“Sterling” or “£” means the lawful money of the United Kingdom.

“Submitted Amount” has the meaning set forth in Section 2.05(a)(iii)(C).

“Submitted Discount” has the meaning set forth in Section 2.05(a)(iii)(C).

“Subordinated Shareholder Debt” means (a) the amended and restated intercompany loan, dated as of July 8, 2008, between Parent and Expro Holdings UK 2 Limited and (b) any other Indebtedness provided to Holdings by any direct or indirect parent that is subordinated to the payment in full of the Obligations on terms no less favorable to the Lenders in any material respect than the subordination terms applicable to the loan in the foregoing clause (a) (or on other terms reasonably acceptable to the Administrative Agent) and which has terms consistent with those applicable to Qualified Equity Interests.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (i) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) of which more than half of the issued share capital is at the time beneficially owned, (iii) of which the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person or (iv) which is “controlled” by such Person within the meaning of, and consolidated in such Person’s financial statements in accordance with, GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor” means any Guarantor other than Holdings.

“Successor Company” has the meaning set forth in Section 7.04(d).

“Successor Holdings” has the meaning set forth in Section 7.04(d).

“Supplemental Agent(s)” has the meaning set forth in Section 9.13(a).

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Tax Structure Memorandum” has the meaning assigned to such term in Section 4.01.

“Taxes” has the meaning set forth in Section 3.01(a).

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, collectively, an Initial Term Commitment, Incremental Term Commitments and/or Refinancing Term Commitments.

“Term Lender” means, at any time, any Term Lender that has a Term Commitment or a Term Loan at such time.

“Term Loans” means any Initial Term Loan, Incremental Term Loan, Refinancing Term Loan or Extended Term Loan, as the context may require.

“Term Loan Extension Request” has the meaning provided in Section 2.16(a).

“Term Loan Extension Series” has the meaning provided in Section 2.16(a).

“Term Loan Increase” has the meaning provided in Section 2.14(a).

“Term Note” means a promissory note of the relevant Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the relevant Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Test Period” means, for any date of determination under this Agreement, the latest four consecutive fiscal quarters of Holdings ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 6.01; provided that prior to the first date financial statements have been delivered pursuant to Section 6.01, the Test Period in effect shall be the period of four consecutive fiscal quarters of Holdings ended prior to the Closing Date; provided, further, that for the purposes of Section 7.11, Test Period shall mean any four consecutive fiscal quarters of Holdings ending on such date.

“Threshold Amount” means $60,000,000.

“Total Available Revolving Credit Commitments” means, at any time, the aggregate of the Available Revolving Credit Commitments of all Lenders at such time.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” shall mean the aggregate amount of the Lenders’ Revolving Outstandings.

“Transaction Expenses” means any fees or expenses incurred or paid by the Investors, Holdings, the Borrowers or any of its (or their) Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions related to the Facilities and any original issue discount or upfront fees), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the funding of the Initial Term Loans and any Revolving Borrowing on the Closing Date and the execution and delivery of Loan Documents, (b) the Refinancing, (c) the repayment of all or a portion of the amounts outstanding under the Mezzanine Facility and (d) the payment of Transaction Expenses.

“Transferred Guarantor” has the meaning set forth in Section 11.10.

“Treasury Services Agreement” means any agreement between any Borrower or any Subsidiary and any Hedge Bank relating to any Cash Management Obligations or other treasury, depository, foreign currency exchange, credit card, debit card, stored value cards, purchasing or procurement cards and cash management services or automated clearinghouse transfer of funds or any similar services.

“Treaty Lender” means, in respect of the relevant Borrower that is a Foreign Subsidiary, a Lender which (a) is treated as a resident of a Treaty State for the purposes of the Treaty, (b) does not carry on a business in the UK through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and (c), subject to the completion of any necessary procedural formalities, meets all other conditions in the relevant Treaty for full exemption from Tax imposed on interest by the relevant Borrower’s Tax Jurisdiction.

“Treaty State” means a jurisdiction having a double taxation agreement with the relevant Borrower’s Tax Jurisdiction (the “Treaty”) which makes provision for full exemption from Tax imposed by the relevant Borrower’s Tax Jurisdiction on interest.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UK” means the United Kingdom of England and Wales.

“UK Borrower” means a Borrower incorporated in the UK.

“UK DB Plan” means the Expro Pension Plan as currently constituted by a trust deed and rules effective from April 1, 2012.

“UK Qualifying Lender” means (a) a Revolving Credit Lender which is beneficially entitled to interest payable to that Revolving Credit Lender in respect of an advance under a Loan Document that is a Revolving Loan and is (i) a Revolving Credit Lender (A) which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document that is a Revolving Credit Loan and is within the charge to UK corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the CTA, or (B) in respect of an advance made under a Loan Document that is a Revolving Credit Loan by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and within the charge to UK corporation tax as respects any payments of interest made in respect of that advance, or (ii) a Revolving Credit Lender which is (A) a company resident in the United Kingdom for UK tax purposes, (B) a partnership each member of which is (x) a company so resident in the United Kingdom, (y) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing the chargeable profits (within the meaning of section 19 of the CTA) the whole or any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA or (C) a company not so resident in the UK which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA 2009) of that company, or (iii) a Treaty Lender, or (b) a Revolving Credit Lender which is a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Loan Document that is a Revolving Loan.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” means a certificate substantially in the form of Exhibits J-1, J-2, J-3 and J-4 hereto, as applicable.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means any Subsidiary of Holdings (other than a Borrower) designated by the board of managers of Holdings as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as amended from time to time.

“U.S. Tax Obligor” means (a) a Borrower that is treated as a United States person within the meaning of Section 7701(a)(30) of the Code (provided that, for the avoidance of doubt, the Co-Borrower shall not be treated as a U.S. Borrower), (b) a Guarantor that is treated as a United States person within the meaning of Section 7701(a)(30) of the Code, or (c) a Borrower or Guarantor some or all of whose payments under the Loan Documents are from sources within the United States for U.S. federal income tax purposes.

“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere and includes, for the avoidance of doubt, Australian goods and services tax.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Section 4203 and 4205 of ERISA.

Section 1.02                             Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)                                  Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d)                                 The term “including” is by way of example and not limitation.

(e)                                  The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)                                   In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(g)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(h)                                 Dutch Terms

In this Agreement, where it relates to a Dutch Loan Party, a reference to:

(i)                          a necessary action to authorise, where applicable, includes without limitation:

(1)                                any action required to comply with the Dutch Works Council Act (Wet op de ondernemingsraden); and

(2)                                obtaining unconditional positive advice (advies) from each competent works council;

(ii)                              a winding-up, administration or dissolution includes a Dutch Loan Party being:

(1)                                 declared bankrupt (failliet verklaard);

(2)                                 dissolved (ontbonden);

(iii)                             a moratorium includes surséance van betaling and granted a moratorium includes surseance verleend;

(iv)                          a liquidator includes a curator;

(v)                             an administrator includes a bewindvoerder;

(vi)                          a receiver or an administrative receiver does not include a curator or bewindvoerder; and

(vii)                       an attachment includes a beslag.

Section 1.03                             Accounting Terms; Currency Equivalents.

(a)                                 All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

(b)                                 Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Total Net Leverage Ratio or the Consolidated First Lien Net Leverage Ratio, as applicable, shall be calculated with respect to such period and such Specified Transaction and all other Specified Transactions that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made on a Pro Forma Basis.

(c)                                  The Administrative Agent shall determine the Dollar Equivalent of any Revolving Credit Borrowing denominated in a currency other than Dollars (i) as of the date of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate for such currency in relation to Dollars in effect on the date that is three Business Days prior to the date on which the applicable Interest Period shall commence, and (ii) during the continuance of an Event of Default as reasonably requested by the Administrative Agent. The Administrative Agent shall determine the Dollar Equivalent of any Letter of Credit denominated in a currency other than Dollars as of (w) a date on or about the date on which the applicable L/C Issuer receives a request from a Borrower for the issuance of such Letter of Credit, (x) each subsequent date on which such Letter of Credit shall be renewed or extended or the stated amount of such Letter of Credit shall be increased, (y) March 31 and September 30 of each year and (z) during the continuance of an Event of Default, as reasonably requested by the applicable L/C Issuer or the Administrative Agent, in each case using the Exchange Rate for such currency in relation to Euros in effect on the date of determination. Each amount determined as aforesaid shall, except as provided in subsections (b) and (c) of this Section 1.03, be the Dollar Equivalent of the applicable Borrowing or Letter of Credit until the next required calculation thereof pursuant to the preceding sentences of this subsection. The Administrative Agent shall notify Holdings and the applicable L/C Issuer of each calculation of the Dollar Equivalent of each Borrowing and Letter of Credit denominated in a currency other than Dollars.

(d)                                 Any amount specified in this Agreement (other than in Article II, Article IX and Article X or as set forth in the other paragraphs of this Section) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (New York time) on any date of determination (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and Holdings, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m. (New York time) on such date for the purchase of Dollars for delivery two (2) Business Days later). Notwithstanding the foregoing, for purposes of determining compliance with Article VII (other than Section 7.11) with respect to any amount of Indebtedness, Investment, Disposition or Restricted Payment in a currency other than Euros, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Investment, Disposition or Restricted Payment is incurred or made; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.03 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Investment, Disposition or Restricted Payment may be incurred or made at any time under such Sections.

(e)                                  For purposes of determining Consolidated Total Net Debt as of any date, Consolidated Total First Lien Net Debt as of any date, Consolidated Total Net Leverage Rate as of any date and the outstanding amount of Term Loans for purposes of Section 2.05(b)(v)(a), any amount in a currency other than Dollars will be converted to Dollars at the option of Holdings by applying either (i) the Exchange Rate as of such date or (ii) the relevant exchange rates used in determining net income (loss) for Holdings and its Restricted Subsidiaries in accordance with GAAP for the most recently ended Test Period.

Section 1.04                             Rounding.

Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05                             References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06                             Luxembourg Terms

Without prejudice to the generality of any provision of this Agreement, to the extent this Agreement relates to a Luxembourg Loan Party, a reference to: (a) a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally; (b) a receiver, administrative receiver, administrator, trustee, custodian, sequestrator, conservator or similar officer appointed for the reorganization or liquidation of the business of a person includes, without limitation, a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur; (c) a lien or security interest includes any hypothèque, nantissement, gage, privilège, sûreté réelle, droit de rétention and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (d) a person being unable to pay its debts includes that person being in a state of cessation de paiements; (e) creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie conservatoire); (f) a guarantee includes any garantie which is independent from the debt to which it relates and excludes any suretyship (cautionnement) within the meaning of Articles 2011 and seq. of the Luxembourg Civil Code; (g) by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés) and (h) a director includes an administrateur or a gérant.

Section 1.07                             Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to New York time (daylight or standard, as applicable).

Section 1.08                             Timing of Payment or Performance.

When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.09                             Cumulative Credit Transactions.

If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Cumulative Credit immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously.

Section 1.10                             Additional Borrowers.

(a)                                 Notwithstanding anything in Section 10.01 to the contrary, following the date of this Agreement, Holdings may request that one or more of the Restricted Subsidiaries be added as an additional Borrower by delivering to the Administrative Agent an Additional Borrower Joinder executed by such Subsidiary and Holdings; provided that

(i)                                     except in connection with a replacement of an existing Borrower pursuant to clause (ii) below, such proposed Additional Borrower is incorporated in the same jurisdiction as an existing Borrower or in a Permitted Jurisdiction; or

(ii)                                  if such Additional Borrower is to replace and assume the Obligations of an existing Borrower of any Class of Term Loans or Commitments, either (x) such proposed Additional Borrower is incorporated in the same jurisdiction as such existing Borrower or (y) all Lenders of such Class of Term Loans or Commitments shall have consented to such replacement;

(iii)                               such Additional Borrower shall have complied with the requirements set forth in clauses (b)(i) through (iii) below; provided that no Domestic Subsidiary that is a Borrower and not an Excluded Subsidiary may be replaced by an Excluded Subsidiary;

(iv)                              the representations and warranties set forth in Article V and in each other Loan Document (in each case, to the extent applicable to and required to be made by such Additional Borrower) shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as so qualified) on and as of the Designation Date (as defined below) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; and

(v)                                 no Default shall occur as a result of such Person becoming an Additional Borrower.

(b)                                 Such Subsidiary shall for all purposes of this Agreement be a Borrower hereunder no earlier than the latest of (such date, the “Designation Date”) (I) in the case of a Subsidiary added as an Additional Borrower (i) on or prior to the Closing Date, five (5) Business Days or (ii) thereafter, ten (10) Business Days (or, in each case, such shorter period as the Administrative Agent may in its discretion agree) after delivery of such Additional Borrower Joinder and (II) receipt by the Administrative Agent of:

(i)                                     such documentation and other information reasonably requested by the Administrative Agent or any Lender acting through the Administrative Agent for purposes of complying with all necessary “know your customer” or other similar checks under all applicable laws and regulations provided that there has been no written objection submitted by the Administrative Agent or any Lender acting through the Administrative Agent within five (5) Business Days of the date of receipt of such documentation and other information and

(ii)                                  (A)                               in the case of an Additional Borrower that is a Domestic Subsidiary: (1) a copy of the certificate or articles of incorporation (or equivalent thereof) of such Additional Borrower, including all amendments thereto, certified as of a recent date by the Secretary of State (or equivalent thereof) of the jurisdiction of its organization, and certificates of good standing (to the extent such concept exists) from such applicable Secretary of State (or equivalent thereof), (2) a certificate of the secretary, assistant secretary, manager or director of such Additional Borrower dated on or about the date on which it becomes an Additional Borrower hereunder and certifying (A) that attached thereto is a true and complete copy of the Organization Documents of such Additional Borrower as in effect on the date of that certificate and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or similar governing body of such Additional Borrower authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the borrowings to be made by it hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or organization (or equivalent thereof) of such Additional Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (1) above, (to the extent such concept exists), make an Initial Term Loan to the Borrower on the Closing Date denominated in Dollars in a principal amount not exceeding its Initial Term Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Additional Borrower; and (3) a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate pursuant to clause (2) above; and

(B)                               in the case of an Additional Borrower that is a Foreign Subsidiary: (1) a certificate of an authorized signatory of such Additional Borrower dated on or about the date on which it becomes an Additional Borrower hereunder and certifying (A) that attached thereto is a true and complete copy of the Organizational Documents of such Additional Borrower as in effect on the date of that certificate and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or applicable equivalent) and/or the shareholders of such Additional Borrower (in each case to the extent required by law) authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the borrowings to be made by it hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Additional Borrower;

(iii)                               to the extent reasonably requested by the Administrative Agent, a legal opinion of local counsel to such Additional Borrower (or, if customary in the relevant jurisdiction, local counsel to the Administrative Agent) relating to such Additional Borrower and the Additional Borrower Joinder Agreement and covering matters customarily covered by counsel to an acceding borrower (or, as the case may be, counsel to an administrative agent) in the relevant jurisdiction;

(iv)                              a duly completed Accession Deed (as defined in the Existing Intercreditor Agreement) or Additional Grantor Joinder Agreement (as defined in the Junior Lien Intercreditor Agreement and the First Lien Intercreditor Agreement), as applicable executed by such Additional Borrower; and

(v)                                 such other documents as required under Section 6.11(e), each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel.

Promptly following receipt of any Additional Borrower Joinder, the Administrative Agent shall send a copy thereof to each Lender.

(c)                                  Each Loan Party hereby irrevocably appoints Holdings, who accepts such appointment, as the borrowing agent and attorney-in-fact for the Loan Parties which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by all of the Loan Parties that such appointment has been revoked and that another Loan Party has been appointed in such capacity. Each Loan Party hereby irrevocably appoints and authorizes Holdings (or its successor) (i) to provide to the Administrative Agent and the Lenders and receive from the Administrative Agent and the Lenders all notices with respect to Loans obtained for the benefit of any Loan Party and all other notices and instructions under this Agreement and (ii) to take such action as Holdings deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.

Section 1.11                             Lending Affiliates.

(a)                                 A Lender may nominate a branch or Affiliate to discharge its obligations to participate in on or more Borrowings or L/C Credit Extensions in this Agreement or in a New Lender Certificate which shall be countersigned by the relevant Affiliate confirming it will be bound as a Lender under this Agreement and the other Loan Documents in respect of the Loans in respect of which it shall act as Lender.

(b)                                 Any branch or Affiliate nominated by a Lender to participate in a Borrowing or L/C Credit Extension shall:

(i)                                     participate therein in compliance with the terms of this Agreement;

(ii)                                  be entitled, to the extent of its participation, to all the rights and benefits of a Lender under this Agreement and the other Loan Documents; provided that such rights and benefits shall be exercised on its behalf by its nominating Lender save where law or regulation requires the branch or Affiliate to do so; and

(iii)                               in the case of an Affiliate nominated by a Lender pursuant to this Section 1.11, become party to the Existing Intercreditor Agreement, to the extent then in effect, by delivery of a duly completed Accession Deed (as defined therein) or any replacement security trust documentation.

(c)                                  Each Lender shall remain liable and responsible for the performance of all obligations assumed by a branch or Affiliate on its behalf and non-performance of a Lender’s obligations by its branch or Affiliate shall not relieve such Lender from its obligations under this Agreement.

(d)                                 No Loan Party shall be liable to pay any amount otherwise required to be paid by a Loan Party under Article III in excess of the amount it would have been obliged to pay if that Lender had not nominated its branch or Affiliate to participate in the Facilities or, to the extent that such Lender nominated such branch or Affiliate for a particular Borrowing or L/C Credit Extension in the New Lender Certificate pursuant to which such Lender became a Party, in excess of the amount which it would have been obliged to pay had that Lender continued to make only those particular Borrowings or L/C Credit Extensions through that branch or Affiliate. Each Lender shall promptly notify Holdings and the Administrative Agent of the jurisdiction from which its branch or Affiliate will participate in the relevant Borrowing or L/C Credit Extensions and such other information regarding that branch or Affiliate as the Holdings may reasonably request. Notwithstanding anything to the contrary in this Agreement, for purposes of this Section 1.11(d) the term “Lender” shall include JPMorgan Chase Bank, N.A..

(e)                                  Any notice or communication to be made to a branch or an Affiliate of a Lender pursuant to Section 10.02 (i) may be served directly upon the branch or Affiliate, at the address supplied to the Administrative Agent by the nominating Lender pursuant to its nomination of such branch or Affiliate, where the Lender or the relevant branch or Affiliate requests this in order to mitigate any legal obligation to deduct withholding Tax from any payment to such branch or Affiliate or any payment obligation which might otherwise arise pursuant to Article III or (ii) in any other circumstance, may be delivered to the nominating Lender.

(f)                                   If a Lender nominates an Affiliate, that Lender and that Affiliate:

(i)                                     will be treated as having a single Commitment (being the Commitment of that Lender) but for all other purposes (other than those referred to in clauses (c) and (e)(ii) above and clause (ii) below) will be treated as separate Lenders; and

(ii)                                  will be regarded as a single Lender for the purpose of (A) voting in relation to any matter in connection with a Loan Document and (B) compliance with Section 10.07.

ARTICLE II

The Commitments and Credit Extensions

Section 2.01                             The Loans.

(a)                                 The Initial Term Loan Borrowing.  Subject to the terms and conditions set forth herein, each Initial Term Lender agrees to make an Initial Term Loan to the Borrower on the Closing Date denominated in Dollars in a principal amount not exceeding its Initial Term Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Initial Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b)                                 The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein each Revolving Credit Lender severally agrees to make revolving credit loans denominated in in any Available Currency to any Borrower from its applicable Lending Office (each such loan, a

“Revolving Credit Loan”) from time to time as elected by the relevant Borrower pursuant to Section 2.02, on any Business Day during the period from the Closing Date until the Maturity Date with respect to such Revolving Credit Lender’s applicable Revolving Credit Commitment, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Available Revolving Credit Commitment at such time; provided that after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Available Revolving Credit Commitment. Within the limits of each Lender’s Available Revolving Credit Commitments, and subject to the other terms and conditions hereof, any Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans (x) denominated in Dollars may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein and (y) denominated in any other Available Currency, shall be Eurocurrency Rate Loans.

(c)                                  The Ancillary Facilities. Subject to the terms and conditions set forth herein and in the relevant Ancillary Facility Documents, any Revolving Credit Lender may make all or part of its Revolving Credit Commitments available to any Restricted Subsidiary as an Ancillary Facility.  For the avoidance of doubt, any reference to a Revolving Credit Loan or Letter of Credit shall not include any utilization of any Ancillary Facility.

Section 2.02                             Borrowings, Conversions and Continuations of Loans.

(a)                                 Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the relevant Borrower’s irrevocable notice to the Administrative Agent by delivery of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the relevant Borrower.  Each such notice must be received by the Administrative Agent not later than the Specified Time. Except as provided in Section 2.14(a), each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of (i) $500,000, or a whole multiple of $100,000, in excess thereof in the case of Loans denominated in Dollars, (ii) £500,000, or a whole multiple of £100,000, in excess thereof for Loans denominated in Sterling, (iii) €500,000, or a whole multiple of €100,000, in excess thereof in the case of Loans denominated in Euros, (iv) kr500,000, or a whole multiple of kr100,000, in excess thereof in the case of Loans denominated in Norwegian Krone and (v) A$500,000, or a whole multiple of A$100,000, in excess thereof in the case of Loans denominated in Australian Dollars.  Except as provided in Section 2.03(c), Section 2.14(a) or the last sentence of this paragraph, each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $250,000 or a whole multiple of $50,000 in excess thereof.  Each written Committed Loan Notice shall specify:

(i)                                     which Borrower is requesting the Borrowing,

(ii)                                  whether the relevant Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans,

(iii)                               the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day),

(iv)                              the principal amount and currency of Loans to be borrowed, converted or continued,

(v)                                 the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted,

(vi)                              if applicable, the duration of the Interest Period with respect thereto, and

(vii)                           the Class of the requested Borrowing.

If the relevant Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, in each case with respect to Loans (x) denominated in Dollars, then the applicable Term Loans or Revolving Credit Loans denominated in Dollars shall be made as, or converted to, Base Rate Loans and (y) denominated in any other Available Currency, then the applicable Revolving Credit Loans denominated in such other Available Currency shall have an Interest Period of one month.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If the relevant Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)                                 Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the relevant Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a).  In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than (i) 3:00 p.m. New York time in the case of Loans denominated in Dollars, (ii) 1:00 p.m. New York time in the case of Loans denominated in Sterling, (iii) 12:00 p.m. New York time in the case of Loans denominated in Euro, (iv) 12 p.m. New York time in the case of Loans denominated in Norwegian Krone, (v) 12 p.m. New York time in the case of Loans denominated in Australian Dollars and (vi) a time reasonably acceptable to the Administrative Agent in the case of each other Available Currency, in each case on the Business Day specified in the applicable Committed Loan Notice.  Except as otherwise provided in the following sentence, the Administrative Agent shall make all funds so received available to the relevant Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the relevant Borrower.

(c)                                  Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the relevant Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(d)                                 The Administrative Agent shall promptly notify the relevant Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  The determination of the LIBOR Rate, the EURIBOR Rate, the NIBOR Rate or the BBR Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the relevant Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the announcement of such change.

(e)                                  After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than twenty (20) Interest Periods in effect.

(f)                                   The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03                             Letters of Credit.

(a)                                 The Letter of Credit Commitment.  (i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until 30 days prior to the Maturity Date for Revolving Credit Commitments to issue Letters of Credit at sight denominated in any Available Currency for the account of any Borrower (provided that any Letter of Credit may be for the benefit of any Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of any Revolving Credit Lender would exceed such Lender’s Available Revolving Credit Commitment or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit.  Within the foregoing limits, and subject to the terms and conditions hereof, a Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly any Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(i)                                     An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)                               any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B)                               [Reserved];

(C)                               the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless each Appropriate Lender has approved such expiry date or such Letter of Credit is Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant L/C Issuer;

(D)                               the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer;

(E)                                such Letter of Credit is in an initial amount less than $10,000 (or such smaller amount as the relevant L/C Issuer may in its discretion agree); or

(F)                                 any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion), with a Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(ii)                                  An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iii)                               Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and any Letter of Credit Application (and any other document, agreement or instrument entered into by such L/C Issuer and the relevant Borrower or in favor of such L/C Issuer) pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.  (i)  Each Letter of Credit shall be issued or amended, as the case may be, upon the request of a Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower.  Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 12:00 noon New York time at least five (5) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer:  (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent in writing that the Administrative Agent has received a copy of such Letter of Credit Application from the relevant Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of such Borrower or enter into the applicable amendment, as the case may be.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement times the amount of such Letter of Credit.

(iii)                               If a Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than sixty (60) days (the “Non-Extension Notice Date”) prior to the end of such twelve month period.  Unless otherwise directed by the relevant L/C Issuer, such Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such extension if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice in writing on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolving Credit Lender or the relevant Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv)                              Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant L/C Issuer will also deliver to the relevant Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.  (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the relevant Borrower and the Administrative Agent thereof.  Not later than 12:00 noon New York time on the next Business Day immediately following any payment by an L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the relevant Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the relevant Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share or other applicable share provided for under this Agreement thereof.  In such event, the relevant Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Available Revolving Credit Commitments of the Appropriate Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) shall be given in writing.

(ii)                                  Each Appropriate Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the Unreimbursed Amount not later than 3:00 p.m. New York time in the case of Letters of Credit denominated in Dollars, (ii) 1:00 p.m. New York time in the case of Letters of Credit denominated in Sterling, (iii) 12:00 p.m. New York time in the case of Letters of Credit denominated in Euro, (iv) 12 p.m. New York time in the case of Letters of Credit denominated in Norwegian Krone, (v) 12 p.m. New York time in the case of Letters of Credit denominated in Australian Dollars and (vi) a time reasonably acceptable to the Administrative Agent in the case of Letters of Credit denominated in each other Available Currency, in each case on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Revolving Loan in the relevant currency (which, in the case of Dollar denominated Loans, shall be a Base Rate Loan and for all other Loans, shall be a Eurocurrency Loan with a one month Interest Period) to the relevant Borrower in such amount.  The Administrative Agent shall promptly remit the funds so received to the relevant L/C Issuer.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the relevant Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest (which begins to accrue upon funding by the L/C Issuer) at the Default Rate.  In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such amount shall be solely for the account of the relevant L/C Issuer.

(v)                                 Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the relevant Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the relevant Borrower of a Committed Loan Notice).  No such making of an L/C

Advance shall relieve or otherwise impair the obligation of the relevant Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.  A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.  (i)  If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the relevant Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement hereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

(e)                                  Obligations Absolute.  The obligation of the relevant Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)                                 any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi)                              any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to a Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by such Borrower to the extent permitted by applicable Law) suffered by such Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f)                                   Role of L/C Issuers.  Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Lenders holding a majority of the Revolving Credit Commitments, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, such Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction.  In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)                                  Cash Collateral.  If (i) as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) any Event of Default occurs and is continuing and the Administrative Agent or the Lenders holding a majority of the Revolving Credit Commitments, as applicable, require a Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02 or (iii) an Event of Default set forth under Section 8.01(f) occurs and is continuing, such Borrower shall Cash Collateralize all L/C Obligations, and shall do so not later than 2:00 p.m., New York time on (x) in the case of the immediately preceding clauses (i) and (ii), (1) the Business Day that such Borrower receives notice thereof, if such notice is received on such day prior to 12:00 noon, New York time or (2) if clause (1) above does not apply, the Business Day immediately following the day that such Borrower receives such notice and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day.  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the L/C Issuer, such Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).  For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Appropriate Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) in amount equal to no less than 103% of the then Outstanding Amount thereof, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Appropriate Lenders).  Derivatives of such term have corresponding meanings.  Each Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders of the applicable Facility, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in a Cash Collateral Account and may be invested in readily available Cash Equivalents.  If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the relevant Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer.  To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the relevant Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.03(g) is cured or otherwise waived by the Required Lenders, then so long as no other Event of Default has occurred and is continuing, all Cash Collateral pledged to Cash Collateralize such Letter of Credit shall be refunded to the Borrowers.

(h)                                 Letter of Credit Fees.  The Borrowers shall pay to the Administrative Agent for the account of the Revolving Credit Lenders for the applicable Revolving Credit Facility (in accordance with their Pro Rata Share or other applicable share provided for under this Agreement) a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the applicable Applicable Rate times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided, however, any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. Such Letter of Credit fees shall be computed on a quarterly basis in arrears.  Such Letter of Credit fees shall be due and payable in the currency in which the applicable Letter of Credit is denominated on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in any applicable Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by such applicable Applicable Rate separately for each period during such quarter that such applicable Applicable Rate was in effect.

(i)                                     Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  The relevant Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to a percentage to be separately agreed between the relevant Borrower and the applicable L/C Issuer per annum of the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit).  Such fronting fees shall be computed on a quarterly basis in arrears.  Such fronting fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  In addition, the relevant Borrower shall pay directly to each L/C Issuer for its own account with respect to each Letter of Credit issued by it the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(j)                                    Conflict with Letter of Credit Application.  Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(k)                                 Addition of an L/C Issuer.  A Revolving Credit Lender may become an additional L/C Issuer hereunder pursuant to a written agreement among each Borrower under the Revolving Credit Facility, the Administrative Agent and such Revolving Credit Lender.  The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(l)                                     Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(m)                             Reporting.  Each L/C Issuer will report in writing to the Administrative Agent (i) on the first Business Day of each calendar month, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding calendar month (and on such other dates as the Administrative Agent may request), (ii) on or prior to each Business Day on which such L/C Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such L/C Issuer shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such L/C Issuer makes any L/C Disbursement, the date and amount of such L/C Disbursement and (iv) on any Business Day on which a Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such L/C Issuer on such day, the date and amount of such failure.

(n)                                 Existing Letters of Credit. As of the Closing Date upon the request of Holdings and subject to the approval of the relevant L/C Issuer, each Existing Letter of Credit shall become a Letter of Credit issued pursuant to this Agreement on the terms and conditions set forth herein.  Notwithstanding the foregoing, at Holding’s option, the Existing Letters of Credit may also be replaced by way of an Ancillary Facility.

(o)                                 Provisions Related to Extended Revolving Credit Commitments.  If the Letter of Credit Expiration Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the L/C Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.03(c) and (d)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the unutilized Total Available Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the relevant Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(g).  Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit may be reduced as agreed between the L/C Issuers and the Borrowers, without the consent of any other Person.

(p)                                 Letters of Credit Issued for Restricted Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the relevant Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit.  Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Restricted Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

Section 2.04                             Reserved.

Section 2.05                             Prepayments.

(a)                                 Optional.  (i)  Any Borrower may, upon, subject to clause (iii) below, irrevocable written notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty (subject to Section

2.05(c)); provided that (1) such notice must be received by the Administrative Agent not later than 12:00 noon New York time (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) one (1) Business Day prior to any on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a minimum principal amount of (i) $500,000, or a whole multiple of $100,000 in excess thereof in the case of Loans denominated in Dollars, (ii) £500,000, or a whole multiple of £100,000 in excess thereof the case of Loans denominated in Sterling, (iii) €500,000, or a whole multiple of €100,000, in excess thereof in the case of Loans denominated in Euro, (iv) kr500,000, or a whole multiple of kr100,000, in excess thereof in the case of Loans denominated in Norwegian Krone and (v) A$500,000, or a whole multiple of A$100,000, in excess thereof in the case of Loans denominated in Australian Dollars and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans and the order of Borrowing(s) to be prepaid.  The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment.  If such notice is given by a Borrower, the relevant Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  In the case of each prepayment of the Loans pursuant to this Section 2.05(a), the relevant Borrower may in its sole discretion select the Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable share as provided for under this Agreement.

(ii)                                  Notwithstanding anything to the contrary contained in this Agreement, subject to the payment of any amounts owing pursuant to Section 3.05, the relevant Borrower may rescind any notice of prepayment under Section 2.05(a)(i) if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility, which refinancing shall not be consummated or shall otherwise be delayed.  Each prepayment of any Class of Term Loans pursuant to this Section 2.05(a) shall be applied in an order of priority to repayments thereof required pursuant to Section 2.07(a) as directed by the relevant Borrower and, absent such direction, shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.07(a).

(iii)                               Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, any Company Party may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment) (or Holdings or any of its Subsidiaries may purchase such outstanding Loans and immediately cancel them) on the following basis:

(A)                               Any Company Party shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.05(a)(iii); provided that no Company Party shall initiate any action under this Section 2.05(a)(iii) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Company Party on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Company Party was notified that no

Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Company Party’s election not to accept any Solicited Discounted Prepayment Offers.

(B)                               (1)                                 Subject to the proviso to subsection (A) above, any Company Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(iii)(B), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less $10,000,000, or a whole multiple of $1,000,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date.  The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the fifth Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

(2)                                 Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount.  Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable.  Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3)                                 If there is at least one Discount Prepayment Accepting Lender, the relevant Company Party will make a prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”).  The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company Party and such Term Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C)                               (1)                                 Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by such Company Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(iii)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $10,000,000, or a whole multiple of $1,000,000 in excess thereof and (IV) each such solicitation by a Company Party shall remain outstanding through the Discount Range Prepayment Response Date.  The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”).  Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount.  Any Term Lender whose Discount Range

Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2)                                 The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C).  The relevant Company Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts.  Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3)                                 If there is at least one Participating Lender, the relevant Company Party will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”).  The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Term Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D)                               (1)                                 Subject to the proviso to subsection (A) above, any Company Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the relevant Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.05(a)(iii)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $10,000,000, or a whole multiple of $1,000,000 in excess thereof and (IV) each such solicitation by a Company Party shall remain outstanding through the Solicited Discounted Prepayment Response Date.  The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the fifth Business Day after the date of delivery of such notice to such Term Lenders (the “Solicited Discounted Prepayment Response Date”).  Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount.  Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2)                                 The Auction Agent shall promptly provide the relevant Company Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date.  Such Company Party shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Company Party (the “Acceptable Discount”), if any.  If the Company Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Company Party from the Auction Agent of a copy of all Solicited

Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Company Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount.  If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Company Party by the Acceptance Date, such Company Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)                                 Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Company Party at the Acceptable Discount in accordance with this Section 2.05(a)(iii)(D).  If the Company Party elects to accept any Acceptable Discount, then the Company Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount.  Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”).  The Company Party will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”).  On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Company Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration.  Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error.  The payment amount specified in such notice to such Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E)                                In connection with any Discounted Term Loan Prepayment, the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from a Company Party in connection therewith.

(F)                                 If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, a Company Party shall prepay such Term Loans on the Discounted Prepayment Effective Date.  The relevant Company Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans on a pro-rata basis across such installments.  The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date.  Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a)(iii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective Pro Rata Share.  The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.  In connection with each prepayment pursuant to this Section 2.05(a)(iii), the relevant Company Party shall waive any right to bring any action against the Administrative Agent, in its capacity as such, in connection with any such Discounted Term Loan Prepayment.

(G)                               To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(a)(iii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the relevant Borrower.

(H)                              Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(a)(iii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I)                                   Each of the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.05(a)(iii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate.  The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(a)(iii) as well as activities of the Auction Agent.

(J)                                   Each Company Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Company Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.05(a)(iii) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(b)                                 Mandatory:

(i)                                     Within ten (10) Business Days after financial statements have been delivered pursuant to Section 6.01(a) (commencing with the fiscal year ending March 31, 2016) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), Holdings shall cause to be offered to be prepaid (the date such prepayment is made, the “Excess Cash Flow Prepayment Date”) in accordance with clause (ix) below, an aggregate principal amount of Term Loans in an amount equal (but only the extent such amount exceeds $5,000,000) to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for the fiscal year covered by such financial statements minus (B) the sum of (1) all voluntary prepayments of Term Loans made (y) during such fiscal year (and not previously applied by Holdings in such Excess Cash Flow Period pursuant to the following clause (y) to reduce the prepayment required by this Section 2.05(b)(i) for the preceding Excess Cash Flow Period) or (y) after year-end and prior to when such Excess Cash Flow prepayment is due (including any Term Loans prepaid pursuant to Section 2.05(a)(iii) during such time in an amount equal to the discounted purchase price of such Term Loans actually paid in respect of such Term Loans) and (2) all voluntary prepayments of Revolving Credit Loans during (x) such fiscal year (and not previously applied by Holdings in such Excess Cash Flow Period pursuant to the following clause (y) to reduce the prepayment required by this Section 2.05(b)(i) for the preceding Excess Cash Flow Period) or (y) after year-end and prior to when such Excess Cash Flow prepayment is due to the extent the Revolving Credit Commitments are permanently reduced by the amount of such payments, in the case in the case of each of the immediately preceding clauses (1) and (2), to the extent such prepayments are funded with the internally generated cash.

(ii)                                  If (x) Holdings or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d), (e), (f), (g), (h), (j), (k), (m) or (p)), or (y) any Casualty Event occurs, which results in the realization or receipt by Holdings or Restricted Subsidiary of Net Proceeds, Holdings shall cause to be offered to be prepaid in accordance with clause (ix) below, on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by Holdings or any Restricted Subsidiary of such Net Proceeds an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received; provided that  if the Consolidated Total Net Leverage Ratio for the most recently ended Test Period as of such time is less than or equal to 4.00 to 1.00, the prepayment pursuant to this clause (ii) shall be limited to 50% of Net Proceeds received; provided further that if at the time that any such prepayment would be required, Holdings is required to offer to repurchase Permitted First Priority Refinancing Debt (or any Permitted Refinancing thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition or Casualty Event (such Permitted First Priority Refinancing Debt (or Permitted Refinancing thereof) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then Holdings may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided further that (A) the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(ii) shall be reduced accordingly and (B) to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(iii)                               If Holdings or any Restricted Subsidiary incurs or issues any Indebtedness after the Closing Date (other than Indebtedness not prohibited under Section 7.03 except any Credit Agreement Refinancing Debt), Holdings shall cause to be offered to be prepaid in accordance with clause (ix) below an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by Holdings or such Restricted Subsidiary of such Net Proceeds.

(iv)                              If for any reason the aggregate Revolving Credit Exposures at any time exceeds the Total Available Revolving Credit Commitments then in effect (including, for the avoidance of doubt, as a result of the termination of any Class of Revolving Credit Commitments on the Maturity Date with respect thereto (but excluding, except as provided in the following sentence, any such excess that results from of a determination with respect to the Dollar Equivalent of any Borrowing or Letter of Credit made by the Administrative Agent pursuant to Section 1.03)), the relevant Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans and/or Cash Collateralize a portion of the L/C Obligations equal to such excess; provided that the relevant Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(iv) unless after the prepayment in full of the Revolving Credit Loans such aggregate Outstanding Amount exceeds the Total Available Revolving Credit Commitments then in effect. In the event and on each occasion that, as a result of a determination with respect to the Dollar Equivalent of any Borrowing or Letter of Credit made by the Administrative Agent pursuant to Section 1.03, the aggregate Revolving Credit Exposure exceeds an amount equal to 105% of the Total Available Revolving Credit Commitments, upon the request of the Administrative Agent, the Borrowers shall prepay Revolving Credit Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.03(g) in an aggregate amount necessary to eliminate such excess.

(v)                                 Except with respect to Loans incurred in connection with any Refinancing Amendment, Term Loan Extension Request, Revolver Extension Request or any Incremental Amendment, (a) each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied ratably to each Class of Term Loans then outstanding (provided that (i) any prepayment of Term Loans with the Net Proceeds of Credit Agreement Refinancing Debt shall be applied solely to each applicable Class of Refinanced Debt, and (ii) any Class of Incremental Term Loans may specify that one or more other Classes of Term Loans and Incremental Term Loans may be prepaid prior to such Class of Incremental Term Loans); (b) with respect to each Class of Term Loans, each prepayment pursuant to clauses (i) through (iv) of this Section 2.05(b) shall be applied to the scheduled installments of principal thereof following the date of prepayment pursuant to Section 2.07(a) in direct order of maturity to the next scheduled amortization payments scheduled to occur; and (c) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment. Each prepayment required pursuant to this Section 2.05(b) shall be applied by the Administrative Agent to all of the Interest Periods with respect to each Loan of the applicable Lender on a pro rata basis.

(vi)                              The relevant Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iv) of this Section 2.05(b) at least four (4) Business Days prior to the date of such prepayment.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment.  The Administrative Agent will promptly notify each Appropriate Lender of the contents of the relevant Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.

(vii)                           Funding Losses, Etc.  All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.  Notwithstanding any of the other provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05(b), prior to the last day of the Interest Period therefor, the relevant Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the relevant Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b).  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the relevant Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

(viii)                        Term Opt-out of Prepayment.  With respect to each prepayment of Term Loans required pursuant to Section 2.05(b), (A) the relevant Borrower will, not later than the date specified in Section 2.05(b)(i), (ii) or (iv) for offering to make such prepayment, give the Administrative Agent written notice requesting that the Administrative Agent provide notice of such offer of prepayment to each Lender of Term Loans, (B) the Administrative Agent shall provide notice of such offer of prepayment to each Lender of Term Loans, (C) each Lender of Term Loans will have the right to refuse such offer of prepayment with respect to all of its Loans by giving written notice of such refusal to the Administrative Agent within one (1) Business Day after such Lender’s receipt of notice from the Administrative Agent of such offer of prepayment (and the relevant Borrower shall not prepay any Term Loans of such Lender on the date that is specified in clause (D) below), (D) the relevant Borrower will make all such prepayments not so refused upon the fourth Business Day after delivery of notice by the relevant Borrower pursuant to Section 2.05(b)(vi)) and (E) any prepayment refused by Lenders of Term Loans (such refused amounts, the “Declined Proceeds”) shall be retained by the relevant Borrower.

(ix)                              In connection with any mandatory prepayments by the relevant Borrower of the Term Loans pursuant to this Section 2.05(b), such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are Base Rate Loans or Eurocurrency Rate Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.05(b)(viii), then, with respect to that portion of such mandatory prepayment being applied to Term Loans of any Class denominated in Dollars, the amount of such portion shall be applied first to Base Rate Loans under such Class to the full extent thereof before application to Eurocurrency Rate Loans, in each case, in a manner that minimizes the amount of any payments required to be made by the relevant Borrower pursuant to Section 3.05.

(x)                                 Dispositions; Excess Cash Flow.  Notwithstanding any other provisions of this Section 2.05, (i) to the extent that any of or all the Net Proceeds of any Disposition by a Subsidiary (“Specified Disposition”) or Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the jurisdiction of the relevant Borrower, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 but may be retained by the applicable Subsidiary so long, but only so long, as the applicable local law will not permit repatriation (Holdings hereby agreeing to cause the applicable Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow that, in each case, would otherwise be required to be used to make an offer of prepayment pursuant to Section 2.05(b)(i) or Section 2.05(b)(ii), is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.05 and (ii) to the extent that Holdings has determined in good faith that repatriation of any of or all the Net Proceeds of any Specified Disposition or Excess Cash Flow would have material adverse tax cost consequences with respect to such Net Proceeds or Excess Cash Flow, such Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Subsidiary; provided that, in the case of this clause (ii), on or before the date on which any such Net Proceeds of any Specified Disposition so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 2.05(b) (or, in the case of Excess Cash Flow, a date on or before the date that is 12 months after the date such Excess Cash Flow would have so required to be applied to prepayments pursuant to Section 2.05(b)(i) unless previously repatriated in which case such repatriated Excess Cash Flow shall have been promptly applied to the repayment of the Term Loans pursuant to this Section 2.05(b)), (x) a Borrower applies an amount equal to such Net Proceeds or Excess Cash Flow to such reinvestments or prepayments, as applicable, as if such Net Proceeds or Excess Cash Flow had been received by such Borrower rather than such Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Proceeds or Excess Cash Flow that would be calculated if received by such Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow shall be applied to the repayment of other Indebtedness of a Restricted Subsidiary.

(c)                                  Repricing Protection.  In the event that, on or prior to the first anniversary of the Closing Date, a Borrower (x) prepays, refinances, substitutes or replaces any Initial Term Loans pursuant to a Repricing Transaction (including, for avoidance of doubt, any prepayment made pursuant to Section 2.05(b)(iii) that constitutes a Repricing Transaction), or (y) effects any amendment, amendment and restatement or other modification of this Agreement resulting in a Repricing Transaction, such Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (I)

in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Initial Term Loans outstanding immediately prior to such amendment.  If, on or prior to the date which is six months following the Closing Date, any Term Lender that is a Non-Consenting Lender and is replaced pursuant to Section 3.07(a) in connection with any amendment, amendment and restatement or other modification of this Agreement resulting in a Repricing Transaction, such Term Lender (and not any Person who replaces such Term Lender pursuant to Section 3.07(a)) shall receive its pro rata portion (as determined immediately prior to it being so replaced) of the prepayment premium or fee described in the preceding sentence.  Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

Section 2.06                             Termination or Reduction of Commitments.

(a)                                 Optional.  Any Borrower may, upon irrevocable written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in a minimum aggregate amount of (x) $500,000, or a whole multiple of $250,000 in excess thereof in the case of Commitments denominated in Dollars or (y) €500,000, or a whole multiple of €250,000, in excess thereof in the case of Commitments denominated in Euro and (iii) if, after giving effect to any reduction of the Commitments or the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess.  The amount of any such Commitment reduction shall not otherwise be applied to the Letter of Credit Sublimit unless otherwise specified by the relevant Borrower.  Notwithstanding the foregoing, a Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the applicable Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(b)                                 Mandatory.  The Initial Term Commitment of each Initial Term Lender shall be automatically and permanently reduced to $0 upon the funding of Initial Term Loans to be made by each such Lender on the Closing Date.  The Revolving Credit Commitment of each Class shall automatically and permanently terminate on the Maturity Date with respect to such Class of Revolving Credit Commitments.

(c)                                  Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the unused Commitments of any Class under this Section 2.06.  Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07).  All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

Section 2.07                             Repayment of Loans.

(a)                                 Term Loans.

(i)                                     The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders (x) on the last Business Day of each March, June, September and December, commencing with the first full quarter after the Closing Date, an aggregate principal amount equal to 0.25% of the aggregate principal amount of the sum of (i) all Initial

Term Loans made on the Closing Date plus (ii) the original principal amount of any Term Loans made pursuant to one or more Term Loan Increases in respect of the Initial Term Loans from time to time after the Closing Date and (y) on the Maturity Date for the Initial Term Loans, the aggregate principal amount of all Initial Term Loans (including any Term Loan Increases in respect thereof) outstanding on such date; provided that payments required by clause (x) above shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05.

(ii)                                  In the event any Incremental Term Loans (other than any Term Loan Increase), Refinancing Term Loans or Extended Term Loans are made, such Incremental Term Loans, Refinancing Term Loans or Extended Term Loans, as applicable, shall be repaid by each Borrower in the amounts and on the dates set forth in the Incremental Amendment, Refinancing Amendment or Extension Amendment with respect thereto and on the applicable Maturity Date thereof.

(b)                                 Revolving Credit Loans.  Each Borrower of Revolving Loans shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the applicable Maturity Date for the Revolving Credit Facilities of a given Class the aggregate principal amount of all of its Revolving Credit Loans of such Class made to such Borrower outstanding on such date.

Section 2.08                             Interest.

(a)                                 Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to (a) with respect to any Loan denominated in any Available Currency other than Euro, Norwegian Krone or Australian Dollars, the LIBOR Rate for such Interest Period plus the Applicable Rate, (b) with respect to any Loan denominated in Euro, the EURIBOR Rate for such Interest Period plus the Applicable Rate, (c) with respect to any Loan denominated in Norwegian Krone, the NIBOR Rate for such Interest Period plus the Applicable Rate and (d) with respect to any Loan denominated in Australian Dollars, the BBR Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)                                 During the continuance of a Default under Section 8.01(a), the relevant Borrower shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)                                 The amount and timing of payments of interest in respect of any Ancillary Facility will be agreed by the relevant Ancillary Lender and the applicable Borrower under such Ancillary Facility.

Section 2.09                             Fees.

In addition to certain fees described in Section 2.03(h) and (i):

(a)                                 Commitment Fee.  Each relevant Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender under each Facility in accordance with its Pro Rata Share or other applicable share provided for under this Agreement, a commitment fee equal to the Applicable Rate with respect to Revolving Credit Loan commitment fees, times the actual daily amount by which the Total Available Revolving Credit Commitment for the applicable Facility exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans for such Facility and (B) the Outstanding Amount of L/C Obligations for such Facility; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender, except to the extent that such commitment fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided, further, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  The commitment fee on each Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Commitments, including at any time during which one or more of the conditions in ARTICLE IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date during the first full fiscal quarter to occur after the Closing Date and on the Maturity Date for the Revolving Credit Commitments.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)                                 Other Fees.  Each Borrower shall pay to the Collateral Agent and the Administrative Agent such fees as shall have been separately agreed (including pursuant to the Engagement Letter) upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between such Borrower and the applicable Agent).

(c)                                  Closing Fees.  (i)  The Initial Borrower agrees to pay (or cause the relevant Additional Borrowers to pay) on the Closing Date to each Term Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Term Loans, a closing fee in an amount equal to 1.50% of the stated principal amount of such Lender’s Initial Term Loan funded on the Closing Date (the “Closing Fee”).

(ii)                                  The Closing Fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter and shall be netted against Initial Term Loans made by the relevant Lenders.

(d)                                 The amount and timing of payments of fees in respect of any Ancillary Facility will be agreed by the relevant Ancillary Lender and the Borrower under such Ancillary Facility.

Section 2.10                             Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of three hundred and sixty-five (365) days, or three hundred and sixty-six (366) days, as applicable, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year (or, in the case of Sterling, a three hundred and sixty five (365) day year) and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11                             Evidence of Indebtedness.

(a)                                 The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the relevant Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                 In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)                                  Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Section 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the relevant Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

Section 2.12                             Payments Generally.

(a)                                 All payments to be made by any Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by a Borrower hereunder shall be made to the Administrative Agent, for the account of the Appropriate Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in the relevant currency and in Same Day Funds by 12:00 noon New York time on the date specified herein, except in the case of payments made in Dollars, which  shall arrive no later than 3 p.m.

New York time on the date specified herein.  The Administrative Agent will distribute as soon as practicable to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after 12:00 noon New York time, or in the case of payments made in Dollars, 3 p.m. New York time, shall in each case be deemed received on the next succeeding Business Day, in the Administrative Agent’s sole discretion, and any applicable interest or fee shall continue to accrue.

(b)                                 Except as otherwise provided herein, if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)                                  Unless any Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i)                                     if such Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Federal Funds Rate from time to time in effect; and

(ii)                                  if any Lender failed to make such payment (including, without limitation, failure to fund participations in respect of any Letter of Credit), such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to such Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.  When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing.  If such Lender does not pay such amount (including, without limitation, failure to fund participations in respect of any Letter of Credit) forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon such Borrower, and such Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d)                                 If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this ARTICLE II, and such funds are not made available to the relevant Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in ARTICLE IV or in the applicable Incremental Amendment, Extension Amendment or Refinancing Amendment are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)                                  The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)                                   Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)                                  Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04.  If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13                             Sharing of Payments.

If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other relevant Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder.  Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14                             Incremental Credit Extensions.

(a)                                 Incremental Commitments.  Any Borrower (including any Additional Borrower) may at any time or from time to time, by notice to the Administrative Agent (an “Incremental Loan Request”), request (A) one or more new commitments which may be in the same Facility as any outstanding Term Loans (a “Term Loan Increase”) or a new Class of term loans (collectively with any Term Loan Increase, the “Incremental Term Commitments”) and/or (B) one or more increases in the amount of the Revolving Credit Commitments (a “Revolving Commitment Increase”) or the establishment of one or more new revolving credit commitments (any such new commitments, collectively with any Revolving Commitment Increases, the “Incremental Revolving Credit Commitments” and the Incremental Revolving Credit Commitments, collectively with any Incremental Term Commitments, the “Incremental Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders.

(b)                                 Incremental Loans.  Any Incremental Commitments effected through the establishment of one or more new revolving credit commitments or new Term Loans made on an Incremental Facility Closing Date shall be designated a separate Class of Incremental Commitments for all purposes of this Agreement.  On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Term Lender of such Class shall make a Loan to the relevant Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class and (ii) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto.  On any Incremental Facility Closing Date on which any Incremental Revolving Credit Commitments of any Class are effected through the establishment of one or more new revolving credit commitments (including through any Revolving Commitment Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Revolving Credit Lender of such Class shall make its Commitment available to the relevant Borrower (when borrowed, an “Incremental Revolving Credit Loan” and collectively with any Incremental Term Loan, an “Incremental Loan”) in an amount equal to its Incremental Revolving Credit Commitment of such Class and (ii) each Incremental Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the Incremental Revolving Credit Commitment of such Class and the Incremental Revolving Credit Loans of such Class made pursuant thereto.  Notwithstanding the foregoing, Incremental Term Loans may have identical terms to any of the Term Loans and be treated as the same Class as any of such Term Loans.

(c)                                  Incremental Loan Request.  Each Incremental Loan Request from a Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Incremental Revolving Credit Commitments.  Incremental Term Loans may be made, and Incremental Revolving Credit Commitments may be provided, by any existing Lender (but each existing Lender will not have an obligation to make any Incremental Commitment, nor will the relevant Borrower have any obligation to approach any existing lenders to provide any Incremental Commitment) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”) (each such existing Lender or Additional Lender providing such, an “Incremental Revolving Credit Lender” or “Incremental Term Lender,” as applicable, and, collectively, the “Incremental Lenders”); provided that (i) the Administrative Agent and each L/C Issuer shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender, (ii) with respect to Incremental Term Commitments, any Affiliated Lender providing an Incremental Term Commitment shall be subject to the same restrictions set forth in Section 10.07(l) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans and (iii) Affiliated Lenders may not provide Incremental Revolving Credit Commitments.

(d)                                 Effectiveness of Incremental Amendment.  The effectiveness of any Incremental Amendment, and the Incremental Commitments thereunder, shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(i)                                     (x) if the proceeds of such Incremental Commitments are being used to finance a Permitted Acquisition, no Event of Default under Section 8.01(a) or Section 8.01(f) shall have occurred and be continuing or would exist after giving effect to such Incremental Commitments, or (y) if otherwise, no Event of Default shall have occurred and be continuing or would exist after giving effect to such Incremental Commitments;

(ii)                                  after giving effect to such Incremental Commitments, the conditions of Section 4.02(i) and (iii) shall be satisfied (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment); provided that if the proceeds of such Incremental Commitments are being used to finance a Permitted Acquisition the reference in Section 4.02(i) to the accuracy of the representations and warranties shall refer to the accuracy of the representations and warranties required by the lenders providing the financing for such Permitted Acquisition;

(iii)                               each Incremental Term Commitment shall be in an aggregate principal amount that is (w) $10,000,000, or a whole multiple of $1,000,000 in excess thereof in the case of Incremental Term Commitments denominated in Dollars (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence), (x) each Incremental Revolving Credit Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $1,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence) or (z) in increments to be agreed by the relevant Borrower and the Administrative Agent in the case of Incremental Term Commitments denominated in any other Available Currency;

(e)                                  the aggregate amount of the Incremental Term Loans and the Incremental Revolving Credit Commitments shall not exceed the sum of (A) (x) $250,000,000 less (y) the aggregate amount of any Permitted Second Priority Debt then outstanding pursuant to Section 7.03(q)(ii) less (z) the aggregate amount of any Incremental Equivalent Debt incurred in lieu of Incremental Loans under this clause (A), plus (B) all voluntary prepayments of Term Loans and voluntary commitment reductions of Revolving Credit Commitments prior to or simultaneous with the Incremental Facility Closing Date plus (C) the maximum aggregate principal amount that can be incurred without causing the Consolidated First Lien Net Leverage Ratio, after giving effect to the incurrence of any Incremental Loans or Incremental Equivalent Debt (which shall assume that all such Indebtedness is Consolidated First Lien Net Debt) and the use of proceeds thereof, on a Pro Forma Basis, to exceed (x) prior to the occurrence of a Qualified IPO, 3.50 to 1.00 and (y) thereafter, 4.00 to 1.00, in each case, for the most recent Test Period then ended;

(i)                                     the administrative and operational terms of such Incremental Amendment shall be reasonably satisfactory to the Administrative Agent; and

(ii)                                  such other conditions as the relevant Borrower, each Incremental Lender providing such Incremental Commitments and the Administrative Agent shall agree.

(f)                                   Required Terms.  The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments or the Incremental Revolving Credit Loans and Incremental Revolving Credit Commitments, as the case may be, of any Class shall be as agreed between the relevant Borrower and the applicable Incremental Lenders providing such Incremental Commitments, and except as otherwise set forth herein, to the extent not identical to the Term Loans or Revolving Credit Commitments, as applicable, each existing on the Incremental Facility Closing Date, shall be reasonably satisfactory to Administrative Agent (it being understood that to the extent any financial maintenance covenant is added for the benefit of any Incremental Term Loans and Incremental Term Commitments or the Incremental Revolving Credit Loans and Incremental Revolving Credit Commitments, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant is also added for the benefit of any corresponding existing Facility).  In any event:

(i)                                     the Incremental Term Loans:

(A)                               shall, subject to any limitations imposed by, or the operation of, applicable Law and the terms of this Agreement and any other relevant Loan Documents, including the application of the Agreed Security Principles and the matters contemplated thereby, rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans,

(B)                               shall not mature earlier than the Latest Maturity Date of any Term Loans outstanding at the time of incurrence of such Incremental Term Loans,

(C)                               shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of then-existing Term Loans,

(D)                               shall have an Applicable Rate, and subject to clauses (e)(i)(B) and (e)(i)(C) above and clause (e)(iii) below, amortization determined by the relevant Borrower and the applicable Incremental Term Lenders, and

(E)                                the Incremental Term Loans may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of Term Loans hereunder, as specified in the applicable Incremental Amendment.

(ii)                                  the Incremental Revolving Credit Commitments and Incremental Revolving Credit Loans shall be identical to the Revolving Credit Commitments and the Revolving Credit Loans, other than the Maturity Date and as set forth in this Section 2.14(f)(ii); provided that notwithstanding anything to the contrary in this Section 2.14 or otherwise:

(A)                               any such Incremental Revolving Credit Commitments or Incremental Revolving Credit Loans shall, subject to any limitations imposed by, or the operation of, applicable Law and the terms of this Agreement and any other relevant Loan Documents, including the application of the Agreed Security Principles and the matters contemplated thereby, rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans,

(B)                               any such Incremental Revolving Credit Commitments or Incremental Revolving Credit Loans shall not mature earlier than the Latest Maturity Date of any Revolving Credit Loans outstanding at the time of incurrence of such Incremental Revolving Credit Commitments,

(C)                               the borrowing and repayment (except for (1) payments of interest and fees at different rates on Incremental Revolving Credit Commitments (and related outstandings), (2) repayments required upon the maturity date of the Incremental Revolving Credit Commitments and (3) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (E) below)) of Loans with respect to Incremental Revolving Credit Commitments after the associated Incremental Facility Closing Date shall be made on a pro rata basis with all other Revolving Credit Commitments on the Incremental Facility Closing Date,

(D)                               subject to the provisions of Section 2.03(o) to the extent dealing with Letters of Credit which mature or expire after a maturity date when there exists Incremental Revolving Credit Commitments with a longer maturity date, all Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments on the Incremental Facility Closing Date (and except as provided in Section 2.03(o), without giving effect to changes thereto on an earlier maturity date with respect to Letters of Credit theretofore incurred or issued),

(E)                                the permanent repayment of Revolving Credit Loans with respect to, and termination of, Incremental Revolving Credit Commitments after the associated Incremental Facility Closing Date shall be made on a pro rata basis with all other Revolving Credit Commitments on the Incremental Facility Closing Date, except that the relevant Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class,

(F)                                 assignments and participations of Incremental Revolving Credit Commitments and Incremental Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans on the Incremental Facility Closing Date, and

(G)                               any Incremental Revolving Credit Commitments may constitute a separate Class or Classes, as the case may be, of Commitments from the

Classes constituting the applicable Revolving Credit Commitments prior to the Incremental Facility Closing Date.

(iii)                               the amortization schedule applicable to any Incremental Loans and the All-In Yield applicable to the Incremental Term Loans or Incremental Revolving Credit Loans of each Class shall be determined by the relevant Borrower and the applicable new Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, the All-In Yield  (calculated by the relevant Borrower in good faith, to the reasonable satisfaction of the Administrative Agent) applicable to such Incremental Term Loans or Incremental Revolving Credit Loans shall not be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term Loans or Revolving Credit Loans, as applicable, plus 50 basis points per annum unless the interest rate (together with, as provided in the proviso below, the Eurocurrency or Base Rate floor) with respect to the Term Loans or Revolving Credit Loans, as applicable, is increased so as to cause the then applicable All-In Yield (calculated by the relevant Borrower in good faith, to the reasonable satisfaction of the Administrative Agent) under this Agreement on each outstanding Class of Term Loans or Revolving Credit Loans, as applicable, to equal the All-In Yield then applicable to the Incremental Term Loans or Incremental Revolving Credit Loans, as applicable, minus 50 basis points; provided further that any increase in All-In Yield to any existing Term Loan or Revolving Credit Loan due to the application of a Eurocurrency or Base Rate floor on any Incremental Term Loan or Incremental Revolving Credit Loan shall be effected solely through an increase in (or implementation of, as applicable) any Eurocurrency or Base Rate floor applicable to such existing Term Loan or Revolving Credit Facility, as applicable.

(g)                                  Incremental Amendment.  Commitments in respect of Incremental Term Loans and Incremental Revolving Credit Commitment shall become Commitments (or in the case of an Incremental Revolving Credit Commitment to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment), under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the relevant Borrower, each Incremental Lender providing such Commitments and the Administrative Agent.  The Incremental Amendment may, without the consent of any Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the relevant Borrower, to effect the provisions of this Section 2.14.  The relevant Borrower will use the proceeds of the Incremental Term Loans and Incremental Revolving Credit Commitments for any purpose not prohibited by this Agreement.  No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Credit Commitments, unless it so agrees.

(h)                                 Reallocation of Revolving Credit Exposure.  Subject to Section 3.05, upon any Incremental Facility Closing Date on which Incremental Revolving Credit Commitments are effected through an increase in the Revolving Credit Commitments pursuant to this Section 2.14, (a) if the increase relates to the Revolving Credit Facility, each of the Revolving Credit Lenders shall assign to each of the Incremental Revolving Credit Lenders, and each of the Incremental Revolving Credit Lenders shall purchase from each of the Revolving Credit Lenders, at the principal amount thereof, such interests in the Incremental Revolving Credit Loans outstanding on such Incremental Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by existing Revolving Credit Lenders and Incremental Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such Incremental Revolving Credit Commitments to the Revolving Credit Commitments, (b) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (c) each Incremental Revolving Credit Lender shall become a Lender with respect to the Incremental Revolving Credit Commitments and all matters relating thereto.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Section 2.02 and 2.05(a) of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(i)                                     This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.15                             Refinancing Amendments.

(a)                                 Any Borrower may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor (other than a German Company Party Affiliate) that agrees to provide any portion of Refinancing Term Loans pursuant to a Refinancing Amendment in accordance with Section 2.15 (each, an “Additional Refinancing Lender”) (provided that (i) the Administrative Agent and each L/C Issuer shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Refinancing Lender’s making such Refinancing Term Loans or providing such Other Revolving Credit Commitments to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Refinancing Lender, (ii) with respect to Refinancing Term Loans, any Affiliated Lender providing any Refinancing Term Loans shall be subject to the same restrictions set forth in Section 10.07(l) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans, (iii) Affiliated Lenders may not provide Other Revolving Credit Commitments and (iv) each existing Lender will not have an obligation to provide any Refinancing Term Loans, nor will any Borrower have any obligation to approach any existing Lender to provide any Refinancing Term Loans), Credit Agreement Refinancing Debt in respect of all or any portion of any Class of Term Loans or Revolving Credit Loans (or unused Revolving Credit Commitments) then outstanding under this Agreement, in the form of Refinancing Term Loans, Refinancing Term Commitments, Other Revolving Credit Commitments, or Other Revolving Credit Loans pursuant to a Refinancing Amendment; provided that notwithstanding anything to the contrary in this Section 2.15 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the Other Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Other Revolving Credit Commitments after the date of obtaining any Other Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to the provisions of Section 2.03(o) to the extent dealing with Letters of Credit which mature or expire after a maturity date when there exist Other Revolving Credit Commitments with a longer maturity date, all Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Section 2.03(o), without giving effect to changes thereto on an earlier maturity date with respect to Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Other Revolving Credit Commitments after the date of obtaining any Other Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrowers shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class, (4) assignments and participations of Other Revolving Credit Commitments and Other Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans and (5) no more than twenty (20) Refinancing Series and Extension Series may be created during the term of this Agreement.

(b)                                 The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the date hereof other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Debt is provided with the benefit of the applicable Loan Documents.

(c)                                  Each issuance of Credit Agreement Refinancing Debt under Section 2.15(a) shall be in an aggregate principal amount that is (i) not less than $10,000,000 and (ii) an integral multiple of $1,000,000 in excess thereof.

(d)                                 Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Debt incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the third paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the relevant Borrower, to effect the provisions of this Section 2.15, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

Section 2.16                             Extension of Term Loans; Extension of Revolving Credit Loans.

(a)                                 Extension of Term Loans.  Any Borrower may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.16.  In order to establish any Extended Term Loans, the relevant Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be identical to the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans are to be amended, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; (ii) the Effective Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the relevant Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally prepaid prior to the date on which all Term Loans with an earlier final stated maturity (including Term Loans under the Existing

Term Loan Tranche from which they were amended) are repaid in full, unless such optional prepayment is accompanied by at least a pro rata optional prepayment of such other Term Loans; provided, however, that (A) no Default shall have occurred and be continuing at the time a Term Loan Extension Request is delivered to Lenders, (B) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any then existing Term Loans hereunder, (C) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of any Existing Term Loan Tranche, (D) any such Extended Term Loans (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect), (E) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (F) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche.  Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $10,000,000.

(b)                                 Extension of Revolving Credit Commitments.  Any Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of any principal amount of such Revolving Credit Commitments (any such Revolving Credit Commitments which have been so amended, “Extended Revolving Credit Commitments” ) and to provide for other terms consistent with this Section 2.16.  In order to establish any Extended Revolving Credit Commitments, the relevant Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Revolving Credit Commitments under the Existing Revolver Tranche from which such Extended Revolving Credit Commitments are to be amended, except that: (i) the Maturity Date of the Extended Revolving Credit Commitments may be delayed to a later date than the Maturity Date of the Revolving Credit Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; (ii) the Effective Yield with respect to extensions of credit under the Extended Revolving Credit Commitments (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield for extensions of credit under the Revolving Credit Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Credit Commitments); and (iv) all borrowings under the applicable Revolving Credit Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Credit Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (II) repayments required upon the Maturity Date of the non-extending Revolving Credit

Commitments); provided, further, that (A) no Default shall have occurred and be continuing at the time a Revolver Extension Request is delivered to Lenders, (B) in no event shall the final maturity date of any Extended Revolving Credit Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Credit Commitments hereunder, (C) any such Extended Revolving Credit Commitments (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect) and (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing.  Any Extended Revolving Credit Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche.  Each Revolver Extension Series of Extended Revolving Credit Commitments incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $5,000,000.

(c)                                  Extension Request.  The relevant Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16.  No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Credit Commitments amended into Extended Revolving Credit Commitments, as applicable, pursuant to any Extension Request.  Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Credit Lender (each, an “Extending Revolving Credit Lender”) wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Credit Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent).  In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Credit Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Credit Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Credit Commitments, as applicable, included in each such Extension Election.

(d)                                 Extension Amendment.  Extended Term Loans and Extended Revolving Credit Commitments shall be established pursuant to an amendment (each, a “Extension Amendment”) to this Agreement among the relevant Borrower, the Administrative Agent and each Extending Term Lender or Extending Revolving Credit Lender, as applicable, providing an Extended Term Loan or Extended Revolving Credit Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Section 2.16(a) or (b) above, respectively (but which shall not require the consent of any other

Lender).  The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Date pursuant to Section 4.01 other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, are provided with the benefit of the applicable Loan Documents.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment.  Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.07 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.07), (iii) modify the prepayments set forth in Section 2.05 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the second paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the relevant Borrower, to effect the provisions of this Section 2.16, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e)                                  No conversion of Loans pursuant to any Extension in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

Section 2.17                             Defaulting Lenders.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                     Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)                                  Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to ARTICLE VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to L/C Issuers hereunder; third, if so determined by the Administrative Agent or requested by any L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(h).

(iv)                              Reallocation of Pro Rata Share to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the “Pro Rata Share” of each Non-Defaulting Lender’s Revolving Credit Loans and L/C Obligations shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default has occurred and is continuing; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of that Non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender.

(b)                                 Defaulting Lender Cure.  If the Borrowers, the Administrative Agent and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.18                             Ancillary Facilities.

(a)                                 If any Restricted Subsidiary and any Ancillary Lender agree, subject to compliance with the requirements set forth in this Section 2.18, such Ancillary Lender shall be permitted to provide an Ancillary Facility on a bilateral basis to such Restricted Subsidiary. The aggregate Total Revolving Outstandings shall not exceed the aggregate Revolving Credit Commitments then in effect upon the implementation of such Ancillary Facility.

(b)                                 To request the creation of an Ancillary Facility (other than with respect to the Existing Ancillary Facility) any Restricted Subsidiary shall deliver to the Administrative Agent not later than 3 Business Days (or such shorter period agreed to by the Administrative Agent) prior to the first date on which such Ancillary Facility is proposed to be made available:

(i)                                     a notice in writing specifying:

(A)                               the Borrower to which extensions of credit will be made available thereunder;

(B)                               the first Business Day on which such Ancillary Facility shall be made and the expiration date of such Ancillary Facility (which shall be no later than the Maturity Date of the Revolving Credit Commitments;

(C)                               the type of Ancillary Facility being provided;

(D)                               the identity of the Ancillary Lender(s); and

(E)                                the amount and currency of the Ancillary Commitment with respect to such Ancillary Facility (which shall be expressed in any Available Currency, or in any other currency to which such Ancillary Lender may agree) and shall not exceed such Ancillary Lender’s Available Revolving Credit Commitment; and

(ii)                                  such other information that the Administrative Agent may reasonably request in connection with such Ancillary Facility.

The Administrative Agent shall give notice to each Revolving Credit Lender of such Ancillary Facility notice.

(c)                                  (i)                                     Subject to the terms of this Agreement, an Affiliate of any Revolving Credit Lender (other than any Disqualified Institution) may become an Ancillary Lender, in which case such Revolving Credit Lender and such Affiliate shall be treated as a single Revolving Credit Lender whose Revolving Credit Commitment is as set forth in Schedule 1.01B under the caption “Revolving Credit Commitment” or in the Assignment and Acceptance pursuant to which such Revolving Credit Lender assumed its Revolving Credit Commitment, as the same may be modified in accordance with the definition of “Revolving Credit Commitment”; it being understood that the relevant Revolving Credit Lender’s Revolving Credit Commitment will be reduced to the extent of the Ancillary Commitment of such Affiliate. Each Affiliate of any Revolving Credit Lender that becomes an Ancillary Lender shall be required to accede to the Existing Intercreditor Agreement, to the extent then in effect, by delivery of a duly completed Accession Deed (as defined therein) or any replacement security trust documentation.

(ii)                                  To the extent that this Agreement or any other Loan Document imposes any obligation on any Ancillary Lender and such Ancillary Lender is an Affiliate of a Revolving Credit Lender and not a party thereto, the relevant Revolving Credit Lender shall ensure that such obligation is performed by such Affiliate in compliance with the terms hereof or such other Loan Document.

(iii)                               Each Ancillary Lender, in its capacity as such, hereby appoints the Administrative Agent as its agent for purposes of and in accordance with the Loan Documents.

(d)                                 Each Ancillary Facility shall contain terms and conditions acceptable to the applicable Ancillary Lenders and the applicable Revolving Loan Borrower thereunder; provided that such terms shall at all times: (i) be based upon normal commercial terms at the time of the creation of such Ancillary Facility pursuant to paragraph (b) of this Section 2.18; (ii) permit extensions of credit thereunder to be made only to the Borrowers of Revolving Credit Loans (subject to paragraph (j) below); (iii) provide that the Ancillary Commitment of the applicable Ancillary Lenders under such Ancillary Facility shall not exceed such Ancillary Lender’s Available Revolving Credit Commitment (determined without giving effect to any reduction pursuant to the definition thereof by the amount of such Ancillary Lender’s Ancillary Commitment in relation to such Ancillary Facility) and that, in the event and on such occasion that such Ancillary Commitment exceeds such Available Revolving Credit Commitment (determined without giving effect to any reduction pursuant to the definition thereof by the amount of such Ancillary Lender’s Ancillary Commitment in relation to such Ancillary Facility), such Ancillary Commitment shall be automatically reduced by the amount of such excess; (iv) provide that the Ancillary Facility Exposure shall not exceed the Ancillary Commitment with respect to such Ancillary Facility, (v) provide that the Ancillary Commitment under such Ancillary Facility be canceled, and that all extensions of credit under such Ancillary Facility be repaid, not later than the Maturity Date with respect to the Revolving Credit Commitments; provided that any bank guarantee, letter of credit or other similar instrument issued under any Ancillary Facility may provide for a later expiry date (which may be later than the Maturity Date with respect to the Revolving Credit Commitments) or not provide for an expiry date, as in each case may be agreed by the applicable Restricted Subsidiary and the applicable Ancillary Lender, so long as either (1) the terms of that Ancillary Facility provide that any amounts outstanding under such Ancillary Facility will be Cash Collateralized (provided that such amounts should be delivered to, deposited and/or pledged in favor to or with the applicable Ancillary Lender (and not the Administrative Agent) for its own account) on the Maturity Date with respect to the Revolving Credit Commitments if not repaid on or prior to that date or (2) other arrangements are made to the reasonable satisfaction of the Administrative Agent and the applicable Ancillary Lender (which may take the form of an agreement for the relevant facilities to continue on a bilateral basis and not under the Loan Documents from the Maturity Date with respect to the Revolving Credit Commitments) and (vi) provide that the conditions set forth in ARTICLE IV shall be conditions to each extension of credit under such Ancillary Facility (in each case to the extent applicable and unless otherwise agreed by the relevant Ancillary Lender). Each Borrower and each Ancillary Lender further agrees with and for the benefit of each Lender that (a) where the Ancillary Facility is an overdraft facility comprising more than one account, the Ancillary Facility Exposure under that Ancillary Facility shall not exceed the Designated Net Amount in respect of that Ancillary Facility and (b) where all or part of the Ancillary Facility is an overdraft facility comprising more than one account, the Ancillary Facility Exposure (calculated on the basis that the words in brackets in paragraph (a) of the definition of that term were deleted) shall not exceed the Designated Gross Amount applicable to that Ancillary Facility.

(e)                                  (i)                                     An Ancillary Facility shall terminate on the Maturity Date with respect to the Revolving Credit Commitments (unless Cash Collateralized (provided that such amounts should be delivered to, deposited and/or pledged in favor to or with the applicable Ancillary Lender (and not the Administrative Agent) for its own account) or other arrangements are made to the satisfaction the applicable Ancillary Lender for the relevant Ancillary Facility to continue on a bilateral basis following such Maturity Date) or such earlier date (A) as provided in the relevant Ancillary Facility Document or (B) on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(ii)                                  If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero (and the Available Revolving Credit Commitment of that Ancillary Lender shall be increased accordingly).

(iii)                               No Ancillary Lender may demand repayment or prepayment of, or cash cover of, any Ancillary Facility Exposure prior to the expiry date of the relevant Ancillary Facility unless it gives Holdings and the relevant Borrower any advance notice required by the applicable Ancillary Facility Document and:

(A)                               the Maturity Date with respect to the Revolving Credit Commitments has occurred;

(B)                               the Required Lenders or Required Revolving Credit Lenders have accelerated the Revolving Credit Loans and terminated the Revolving Credit Commitments thereunder and demanded repayment of, or otherwise accelerated, the Indebtedness or other obligations thereunder (or such Revolving Credit Commitments have otherwise been terminated in full);

(C)                               the expiration date of such Ancillary Facility has occurred;

(D)                               it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility (or it becomes unlawful for the applicable Affiliate of the Ancillary Lender to do so); or

(E)                                the Ancillary Facility Exposure, if any, under such Ancillary Facility may be refinanced by a Revolving Credit Loan and the relevant Ancillary Lender provides sufficient notice to permit the refinancing of such Ancillary Facility Exposure with a Revolving Credit Loan.

(f)                                   For the purposes of repaying any Ancillary Facility Exposure pursuant to paragraph (e)(iii)(E) of this Section 2.18:

(A)                               The Available Revolving Credit Commitment of the Ancillary Lender will be increased by the amount of its Ancillary Commitment; and

(B)                               a Revolving Credit Loan may be borrowed irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Facility Exposures).

(g)                                  On the making of a Revolving Credit Loan to refinance Ancillary Facility Exposures:

(A)                               each Lender will participate in that Revolving Credit Loan in an amount (as determined by the Administrative Agent) which will result as nearly as possible in the aggregate amount of the its participation in the Revolving Loans then outstanding bearing the same proportion to the aggregate amount of the Revolving Credit Loans then outstanding as its Revolving Credit Commitment bears to the Total Available Revolving Credit Commitments hereunder;

(B)                               the relevant Ancillary Facility shall be cancelled;

(h)                                 In relation to an Ancillary Facility which comprises an overdraft facility where a Designated Net Amount has been established, the Ancillary Lender providing that Ancillary Facility shall only be obliged to take into account for the purposes of calculating compliance with the Designated Net Amount those credit balances which it is permitted to take into account by the then current law and regulations in relation to its reporting of exposures to the applicable regulatory authority as netted for capital adequacy purposes; and

(i)                                     Holdings and each Borrower to which an Ancillary Facility has been made available and each Ancillary Lender shall, upon request by the Administrative Agent, promptly supply the Administrative Agent with any information relating to the operation of such Ancillary Facility (including the Ancillary Facility Exposure) as the Administrative Agent may reasonably request.

(j)                                    Subject to the terms of this Agreement, an Affiliate of the Borrower, the Co-Borrower and any Additional Borrower (together the “Relevant Borrowers”) may with the approval of the relevant Ancillary Lender become a borrower with respect to an Ancillary Facility.  The Parent shall specify any relevant Affiliate in any notice delivered by the Parent to the Facility Agent pursuant to Section 2.18(b).  If the Relevant Borrower ceases to be a Borrower under this Agreement in accordance with Section 10.7 (Successors and Assigns) its Affiliate shall cease to have any rights under this Agreement or any Ancillary Document (unless that Affiliate is also the Affiliate of a Relevant Borrower which has not ceased to be a Borrower). Where this Agreement or any other Loan Document imposes an obligation on a Borrower under an Ancillary Facility and the Borrower is an Affiliate of a Relevant Borrower which is not a party to that document, the Relevant Borrower shall ensure that the obligation is performed by its Affiliate. Any reference in this Agreement or any other Loan Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Loan Document shall be construed to include a reference to any Affiliate of a Relevant Borrower being under no obligations under any Loan Document or Ancillary Document (unless that Affiliate is also the Affiliate of another Relevant Borrower).

(k)                                 Holdings and each Restricted Subsidiary acknowledge and consent that ARTICLE III of this Agreement shall apply to each Ancillary Facility (unless expressly waived by the relevant Ancillary Lender in its sole discretion),

(l)                                     In the event of any conflict between the terms of an Ancillary Facility Document and any other Loan Document, the terms of such other Loan Document shall govern except for (i) Section 2.08 and Section 2.09 for the purposes of calculating fees, interest or commission relating to the relevant Ancillary Facility, (ii) any Ancillary Facility comprising more than one account where the terms of the Ancillary Facility Documents shall prevail to the extent required to permit the netting of balances in respect of such accounts and (iii) where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Facility Document, in which case the relevant term of this Agreement shall be superseded by the terms of the such Ancillary Facility Document to the extent necessary to eliminate the subject conflict or inconsistency.

(m)                             No amendment or waiver of a term of any Ancillary Facility Document shall require the consent of any Lender other than the relevant Ancillary Lender.

(n)                                 The provisions of Section 3.01 shall apply mutatis mutandis to the Ancillary Lenders and the Ancillary Facility Documents to the same extent as they apply to the Lenders and the Loan Documents, respectively.

(o)                                 The Existing Ancillary Facility provided by the Original Ancillary Lender or their Affiliates and entered into under and in accordance with the Existing Facility Agreement before the Closing Date, and which remain committed on the Closing Date, are each deemed to be an Ancillary Facility made available by the applicable Original Ancillary Lender to the relevant Borrower(s) and/or Affiliates of such Borrowers as specified in that Existing Ancillary Facility on and from the Closing Date pursuant to and for the purposes of this Section, on such terms as set forth in that Existing Ancillary Facility (unless otherwise amended and restated) and with the commitment as set forth in that Existing Ancillary Facility. No further notice, consent or document (including any notice contemplated by this Section) shall be required from any Party to ensure that on the Closing Date (a) each Original Ancillary Lender becomes an Ancillary Lender, (b) the Existing Ancillary Facility which satisfies the requirements of the immediately preceding sentence becomes an Ancillary Facility and (c) each Original Ancillary Lender receives the benefit of the Collateral comprised by the Collateral Documents.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

Section 3.01                             Taxes.

(a)                                 Except as provided in this Section 3.01, any and all payments made by or on account of any Borrower (the term Borrowers under Article III being deemed to include any Subsidiary for whose account a Letter of Credit is issued) or any Guarantor under any Loan Document shall be made free and clear of and without deduction or withholding for, or on account of, any and all present or future taxes, duties, contributions (including, without limitation, any special contribution for defence in Cyprus), levies, imposts, assessments or withholdings (including backup withholding) or similar charges imposed by any Governmental Authority including interest, penalties and additions to tax (collectively “Taxes”), except as required by applicable Law.  If any Borrower, any Guarantor or other applicable withholding agent shall be required by any Laws to deduct or withhold any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (A) to the extent the Tax in question is an Indemnified Tax, the sum payable by any Borrower or Guarantor shall be increased as necessary so that after making all required deductions for Indemnified Taxes (including deductions applicable to additional sums payable under this Section 3.01), such Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (B) the applicable withholding agent shall make such withholding or deductions as are reasonably determined by such withholding agent to be required by applicable Law and (C) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws. For the avoidance of doubt, the Administrative Agent shall be entitled to deduct withholding as required under FATCA and shall have no obligation to gross-up any payment hereunder or to pay any additional amount as a result of such FATCA withholding.

(b)                                 Within thirty days of making a deduction or withholding for or on account of Tax from a payment under any Loan Document or any payment required in connection with such a deduction or withholding, such Loan Party shall deliver to the Administrative Agent (A) where that payment is in connection with a UK Tax Deduction, a statement under section 975 of the ITA 2007 or other evidence reasonably satisfactory to the Agent and the relevant Lender, as applicable, that the UK Tax Deduction has been made or (as applicable) any appropriate payment paid to HM Revenue & Customs, or (B), in any other case, evidence reasonably satisfactory to the Administrative Agent and the relevant Lender that such deduction or withholding has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(c)                                  In addition, each Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, transfer, intangible or recording taxes, or charges or levies of the same character, imposed by any Governmental Authority, which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document (including additions to tax, penalties and interest related thereto) excluding, in each case,

(i)                                     (A) such amounts that result from an Agent or Lender’s Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”) to the extent such Assignment Taxes result from a connection that the Agent, Lender or Assignee has with the taxing jurisdiction other than a connection arising solely out of the Loan Documents or the transactions therein, except that this Section 3.01(c)(i)(A) shall not exclude Assignment Taxes resulting from assignment or participation that is requested or required in writing by such Borrower or (B) any Taxes described in clause (a)(i) through (a)(vii) of Indemnified Taxes; and

(ii)                                  any Luxembourg registration duties (droits d’enregistrement) and any other Taxes or such amounts payable in Luxembourg due to a registration, submission or filing by a Secured Party of any Loan Document (including any submission before a Luxembourg court or any public authority in Luxembourg (“autorité constituée”)) where such registration submission or filing is or was not required to maintain or preserve the rights of that Secured Party under the applicable Loan Documents.

(all such non-excluded Taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(d)                                 Each Borrower agrees to indemnify the Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes paid or payable by the Agent or such Lender or required to be withheld or deducted from a payment to such Agent or such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability prepared in good faith by such Agent or Lender (or by an Agent on behalf of such Lender), accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error.

(e)                                  After any payment of Taxes by any Borrower, any Guarantor, or the Agent to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to the Agent or the Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Lender or the Agent, as the case may be.

(f)                                   Each Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall, if reasonably requested by a Borrower or the Administrative Agent, provide such Borrower and the Administrative Agent, at the time or times reasonably requested by such Borrower or the Administrative Agent, with such properly completed and executed documentation prescribed by applicable Law or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, each Lender shall deliver to Holdings or the Administrative Agent, if reasonably requested by Holdings or the Administrative Agent, such other documentation prescribed by applicable Law or reasonably requested by Holdings or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall promptly notify in writing Holdings and the Administrative Agent if such Lender is no longer legally eligible to provide any documentation previously provided. Notwithstanding any other provision of this clause (f), a Lender shall not be required to deliver any form pursuant to this clause (f) that such Lender is not legally able to deliver. Without limiting the foregoing:

(i)                                     Each Lender that is a “United States person” (as defined in Section 7701(a)(30) of the Code) shall upon receiving reasonable prior notice from a U.S. Tax Obligor deliver to such U.S. Tax Obligor and the Administrative Agent on or before the date on which such U.S. Tax Obligor makes a payment under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed original copies of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by Holdings or the Administrative Agent as will enable Holdings or the Administrative Agent, certifying that such Lender is exempt from U.S. federal backup withholding tax.

(ii)                                  Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) shall upon receiving reasonable prior notice from a U.S. Tax Obligor deliver to such U.S. Tax Obligor and the Administrative Agent (in such number of copies reasonably requested by the recipient) on or before the date on which such U.S. Tax Obligor makes a payment under this Agreement (and from time to time thereafter upon the reasonable request of such U.S. Tax Obligor or the Administrative Agent) whichever of the following is applicable:

(A)                               in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan document, properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E (or any successor forms), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, Internal Revenue Service Form W-8BEN or IRS Form W-8BEN-E (or any successor form), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(B)                               properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a United States Tax Compliance Certificate, as applicable and (y) executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E (or any successor thereto), as applicable; or

(D)                               to the extent a Foreign Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY and/or any other required information from each beneficial owner, as applicable (provided that, if the Foreign Lender is a partnership, and one or more beneficial partners of such Foreign Lender are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such partner).

(iii)                               If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 3.01(f)(iii), “FATCA” shall include any amendments made to FATCA after the Closing Date; or

(iv)                              If the Administrative Agent is a “United States person” (as defined in Section 7701(a)(30) of the Code), it shall provide Holdings with two duly completed original copies of Internal Revenue Service Form W-9.  If the Administrative Agent is not a “United States person” (as defined in Section 7701(a)(30) of the Code) (1) the U.S. Tax Obligors and the Administrative Agent shall agree to treat the Administrative Agent as a United States person with respect to payments on account of the U.S. Tax Obligors as contemplated by Sections 1.1441-1(b)(2)(iv) and 1.1441-1T(b)(2)(iv) of the United States Treasury Regulations (and for the avoidance of doubt, the Administrative Agent will perform its obligations as a withholding agent in accordance with the rules applicable to “U.S. financial institutions” pursuant to Sections 1441 and 1442 of the Code (and any accompanying United States Treasury Regulations)) and (2) the Administrative Agent shall provide Holdings with two duly completed original copies of Internal Revenue Service Form W-8IMY (together with required accompanying documentation) certifying that it is a “U.S. branch” and that it is using such form as evidence of its agreement with Holdings to be treated as a United States person with respect to such payments. The Administrative Agent shall provide the forms described in the prior two sentences upon reasonable prior notice from a U.S. Tax Obligor on or before the date on which a U.S. Tax Obligor makes a payment under this Agreement.

(g)                                  Any Lender claiming any additional amounts payable pursuant to this Section 3.01 and Section 3.04(a) shall, if requested by any Borrower, use its reasonable efforts to change the jurisdiction of its Lending Office (or take any other measures reasonably requested by the Borrowers) if such a change or other measures would reduce any such additional amounts (including any such additional amounts that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender, or have material adverse tax consequences.

(h)                                 If any Lender or Agent determines in its sole discretion, exercised in good faith, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrowers or any Guarantor pursuant to this Section 3.01, it shall promptly remit such refund to the Borrowers or such Guarantor (but only to the extent of indemnification or additional amounts paid by the Borrowers or such Guarantor under this Section 3.01 with respect to Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Lender and/or Agent, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund, net of any Taxes payable by any Agent or Lender on such interest); provided that the Borrowers or such Guarantor, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund and interest (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such party in the event such party is required to repay such refund to such Governmental Authority.  In such event, the Agent or such Lender, as the case may be, shall, at a Borrower’s request, provide such Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that the Agent or such Lender may delete any information therein that it deems confidential). Notwithstanding anything to the contrary in this paragraph, in no event will a Lender or Agent be required to pay any amount to any Borrower or Guarantor pursuant to this paragraph the payment of which would place the Lender or Agent in a less favorable net after-Tax position than the Lender or Agent would have been in if the Tax subject to indemnification or additional amounts under this Section 3.01 and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This section shall not be construed to require any Agent or any Lender to make available its Tax returns (or any other information relating to Taxes that it deems confidential) to the Borrowers or any other person.

(i)                                     (i)                                     Subject to Section 3.01(i)(ii) below, each Treaty Lender to a Borrower that is a Foreign Subsidiary and each Loan Party which makes a payment to which that Treaty Lender is entitled shall cooperate, without unreasonable delay, in completing any procedural formalities (including to obtain the full benefit of all applicable tax treaties and legislation) necessary for that Loan Party to obtain authorization to make payment under this Agreement and the other Loan Documents without having to make a deduction or withholding for or on account of Tax (or at a reduced rate of withholding or deduction).

(ii)                                  (A)                               A Treaty Lender which becomes a party to this Agreement on the day on which this Agreement is entered into that holds a passport under the HM Revenue & Customs DT Treaty Passport Scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 1.01B;

(B)                               A Treaty Lender that is not a party to this Agreement on the date on which this Agreement is entered into that holds a passport under the HM Revenue & Customs DT Treaty Passport Scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Assignment and Assumption, which it executes, or in the New Lender Certificate in which it is nominated or otherwise in writing to Holdings or the UK Borrower within 15 days of it becoming a party to this Agreement;

and, having done so in the case of clauses (A) and (B) above, that Treaty Lender shall be under no obligation pursuant to Section 3.01(f), or Section 3.01(i)(i) in respect of a deduction or withholding for or on account of Tax imposed by the United Kingdom from a payment under a Loan Document

(iii)                               If a Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 3.01(i)(ii) and a UK Borrower making a payment to that Treaty Lender has made a Borrower DTTP Filing in respect of that Treaty Lender but (i) that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or (ii) HM Revenue & Customs has not given the UK Borrower authority to make payments to that Treaty Lender without a UK Tax Deduction within 60 days of the date of the Borrower DTTP Filing, and the relevant UK Borrower has notified that Treaty Lender in writing, that Treaty Lender and the UK Borrower shall co-operate in completing any additional procedural formalities necessary for the UK Borrower to obtain authorization to make that payment without a UK Tax Deduction.

(iv)                              If a Treaty Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 3.01(i)(ii), no UK Borrower shall make a Borrower DTTP Filing or file any form relating to the HM Revenue & Customs DT Treaty Passport scheme in respect of that Treaty Lender’s Commitment or its participation in any Loan unless the Treaty Lender otherwise agrees.

(v)                                 A UK Borrower shall promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the relevant Treaty Lender.

Notwithstanding any other provision of this clause (i), a Lender shall not be required to deliver any form pursuant to this clause (i) that such Lender is not legally able to deliver.

(j)                                    (i)                                     All amounts expressed to be payable under a Loan Document by any Party to a Lender or the Agent which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Section 3.01(j)(ii), if VAT is or becomes chargeable on any supply made by any Lender or Agent to any party this Agreement (a “Party”) under a Loan Document and such Lender or Agent is required to account to the relevant tax authority for the VAT, that party shall pay to such Lender or Agent (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender or Agent must promptly provide an appropriate VAT invoice to that party).

(ii)                                  If VAT is or becomes chargeable on any supply made by any Lender or Agent (the “Supplier”) to any other Lender or Agent (the “Recipient”) under a Loan Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A) where the Supplier is the person required to account to the relevant tax authority for the VAT, the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT.  The Recipient must (where this Section 3.01(j)(ii)(A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B) where the Recipient is the person required to account to the relevant tax authority for the VAT, the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)                               Where a Loan Document requires any Party to reimburse or indemnify a Lender or Agent for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Lender or Agent for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender or Agent reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)                              Any reference in this Section 3.01(j) to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(v)                                 In relation to any supply made by a Lender or Agent to any Party under a Loan Document, if reasonably requested by such Lender or Agent, that Party must promptly provide such Lender or Agent with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Lender’s or Agent’s VAT reporting requirements in relation to such supply.

(k)                                 Each Lender (but in respect of Section 3.01(k)(i) only if such Lender is a Revolving Credit Lender) which becomes a party to this Agreement after the date of this Agreement (a “New Lender”) shall indicate, in the relevant Assignment and Assumption or Affiliated Lender Assignment and Assumption, as applicable, which it executes on becoming a party to this Agreement, and for the benefit of the Administrative Agent and without liability to any Loan Party, which of the following categories it falls in: (i) in the case of a Revolving Credit Loan to a UK Borrower (a) not a UK Qualifying Lender; (b) a UK Qualifying Lender (other than a Treaty Lender); or (c) a Treaty Lender, (ii) in the case of a Loan to a Foreign Subsidiary other than a UK Borrower (a) not a Treaty Lender, or (b) a Treaty Lender. If the New Lender fails to indicate its status in accordance with Section 3.01(k)(i) then such New Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not a UK Qualifying Lender (in the case of a Revolving Credit Loan to a UK Borrower) until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform the Parent).  For the avoidance of doubt, an Assignment and Assumption or Affiliated Lender Assignment and Assumption shall not be invalidated by any failure of a Lender to comply with this Section 3.01(k).

(l)                                     For the avoidance of doubt, the term “Lender” for purposes of this Section 3.01 shall include each L/C Issuer and the Lead Arrangers and the term “applicable Law” includes FATCA.

(m)                             Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Loan Documents.

(n)                                 Each Borrower shall, within ten Business Days of a reasonable request by an Agent or a Lender: (i) supply to that Agent or Lender, as applicable, such forms, documentation and other information relating to its status under FATCA as that Agent or Lender reasonably requests for the purposes of that Agent or Lender’s compliance with FATCA; and/or (ii) supply to that Agent or Lender, as applicable, such forms, documentation and other information relating to its status under FATCA as that Agent or Lender reasonably requests for the purposes of that Agent or Lender’s compliance with any law, regulation, or exchange of information regime. Clause (ii) above shall not oblige any Borrower to do anything which would or might in its reasonable opinion constitute a breach of any law or regulation, any fiduciary duty or any duty of confidentiality.

Section 3.02                             Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the LIBOR Rate, the EURIBOR Rate, the NIBOR Rate or the BBR Rate, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03                             Inability to Determine Rates.

If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the applicable LIBOR Rate, the EURIBOR Rate, the NIBOR Rate or the BBR Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan in any currency, or that the LIBOR Rate, the EURIBOR Rate, the NIBOR Rate or the BBR Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar, Euro, Sterling, Norwegian Krone, Australian Dollars or

other Available Currency deposits, as applicable, are not being offered to banks in the London or European interbank eurodollar, or other applicable, market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the relevant currency shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of such Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04                             Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a)                                 If any Lender or other recipient of a payment hereunder reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s or recipient’s compliance therewith, there shall be any increase in the cost to such Lender or recipient of agreeing to make or making, funding or maintaining any Eurocurrency Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender or recipient in connection with any of the foregoing (including subjecting any recipient of a payment hereunder to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, liquidity, reserves, other liabilities or capital attributable thereto) in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Other Taxes compensated by Section 3.01, or any Taxes described in clauses (a)(ii) (a)(iv), (a)(v), (a)(vi) and (a)(vii) of the definition of Indemnified Taxes or (ii) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender or recipient of making or maintaining the Eurocurrency Rate Loan (or of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender or recipient of a payment hereunder, then from time to time within fifteen (15) days after demand by such Lender or recipient setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender or recipient such additional amounts as will compensate such Lender or recipient for such increased cost or reduction.  Notwithstanding anything herein to the contrary, for all purposes under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Public Law 111-203 and all regulations, rules or directives thereunder or issued in connection therewith and (y) Basel III and all regulations, rules or directives thereunder or issued in connection therewith, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued; provided, that to the extent any increased costs or reductions are incurred by any Lender or recipient as a result of any requests, rules, guidelines or directives promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act or pursuant to Basel III after the Closing Date, then such Lender or recipient shall be compensated pursuant to this Section 3.04 only if such Lender or recipient certifies to the Borrowers that, at that time, it is the general policy or practice of such Lender or recipient to impose such charges under other syndicated credit facilities involving similarly situated borrowers to which such Lender or recipient is a party.

(b)                                 If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c)                                  The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each applicable Eurocurrency Rate Loan of the relevant Borrower equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurocurrency Rate Loans of the relevant Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the relevant Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d)                                 Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e)                                  If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrowers, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

Section 3.05                             Funding Losses.

Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan of the Borrowers on a day other than the last day of the Interest Period for such Loan; or

(b)                                 any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan of the Borrowers on the date or in the amount notified by the Borrowers; including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by a Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the LIBOR Rate, the EURIBOR Rate, the NIBOR Rate or the BBR Rate, as applicable, for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Section 3.06                             Matters Applicable to All Requests for Compensation.

(a)                                 Any Agent or any Lender claiming compensation under this ARTICLE III shall deliver a certificate to the relevant Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error; provided, that such Agent or Lender shall not be required to disclose sensitive or confidential information in connection with making any such determination so long as such Agent or Lender notifies the relevant Borrower that such information is being withheld on such basis. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)                                 With respect to any Lender’s claim for compensation under, Section 3.01, 3.02, 3.03 or 3.04, the Borrowers shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrowers of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  If any Lender requests compensation by the Borrowers under Section 3.04, the Borrowers may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Eurocurrency Rate Loan, or, if applicable, to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)                                  If the obligation of any Lender to make or continue any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to such conversion no longer exist:

(i)                                     to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)                                  all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d)                                 If any Lender gives notice to the Borrowers (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

Section 3.07                             Replacement of Lenders under Certain Circumstances.

(a)                                 If at any time (i) a Borrower become obligated to pay additional amounts or indemnity payments described in Section 3.01 (with respect to Indemnified Taxes (other than amounts in respect of VAT)) or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the relevant Borrower may so long as no Event of Default has occurred and is continuing, at its sole cost and expense, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the relevant Borrower in such instance) all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (iii)) to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to such Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01 (with respect to Indemnified Taxes), such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Commitment of such Lender or L/C Issuer (in respect of any applicable Facility only in the case of clause (i) or clause (iii)), as the case may be, and (1) in the case of a Lender (other than an L/C Issuer), repay all Obligations of such Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an L/C Issuer, repay all Obligations of such Borrower owing to such L/C Issuer relating to the Loans and participations held by the L/C Issuer as of such termination date and cancel or backstop on terms satisfactory to such L/C Issuer any Letters of Credit issued by it; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable Facility only in the case of clause (i) or, with respect to a Class vote, clause (iii).

(b)                                 Any Lender being replaced pursuant to Section 3.07(a)(x) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans and participations in L/C Obligations in respect thereof, and (ii) deliver any Notes evidencing such Loans to the relevant Borrower or Administrative Agent.  Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations, (B) all obligations of the relevant Borrower owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the relevant Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.  In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c)                                  Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a backup standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d)                                 In the event that (i) the Borrowers or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, each affected Lender or each affected Lender of a certain Class in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders (and, in the case of a consent, waiver or amendment (1) involving all affected Lenders of a certain Class, the Required Class Lenders as applicable, (2) involving a Refinancing Amendment, all other Lenders holding Term Loans or Revolving Credit Commitments subject to the amendment and extension transaction that will continue as Extended Term Loans or Extended Revolving Credit Commitments) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08                             Survival.

All of the Borrowers’ obligations under this ARTICLE III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

Conditions Precedent to Credit Extensions

Section 4.01                             Conditions to Credit Extensions on the Closing Date.

The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject only to satisfaction of the following conditions precedent, except as otherwise agreed between the Holdings and the Administrative Agent:

(a)                                 The Administrative Agent’s receipt of the following, each of which shall be originals or pdf copies or other facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)                                     a Committed Loan Notice and, if applicable, a Letter of Credit Application, each in accordance with the requirements hereof;

(ii)                                  executed counterparts of this Agreement;

(iii)                               each Collateral Document set forth on Schedule 1.01C required to be executed on or prior to the Closing Date by the Loan Parties (as the case may be) as indicated on such schedule, duly executed by each Loan Party thereto;

(iv)                              a copy of the Engagement Letter duly executed and delivered by Parent;

(v)                                 a copy of an Accession Deed (as defined in the Existing Intercreditor Agreement) duly executed and delivered by each party thereto;

(vi)                              in the case of the Co-Borrower (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of the Co-Borrower, certified as of a recent date by the Secretary of State of the jurisdiction of its organization, and certificates of good standing (to the extent such concept exists) from such applicable Secretary of State, (ii) a certificate of the secretary or assistant secretary of the Co-Borrower dated on or about the date of this Agreement and certifying (A) that attached thereto is a true and complete copy of the Organization Documents of the Co-Borrower as in effect on the date of that certificate and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or similar governing body of the Co-Borrower authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the borrowings to be made by it hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or organization of the Co-Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Co-Borrower; and (iii) a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate pursuant to clause (ii) above;

(vii)                           in the case of the Borrower (i) an electronically delivered extract from the Luxembourg Companies Register pertaining to the Borrower dated not earlier than one Business Day before the date of this Agreement, (ii) a copy of the up-to-date articles of incorporation, including all amendments thereto, of the Borrower, (iii) a copy of a certificate of non-registration of judgments (certificate de non inscription d’une décision judiciaire), issued by the Luxembourg Register of Commerce and Companies with regard to the Borrower dated on the date of this Agreement, and (iv) a certificate of an authorized signatory of the Borrower dated on or about the date of this Agreement and certifying (A) that attached thereto is a true and complete copy of the Organization Documents of the Borrower as in effect on the date of that certificate, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of managers of the Borrower, the board of directors or managers or similar governing body of each such entity authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) a specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of each such entity;

(viii)                        In the case of the Dutch Loan Parties

(1)                                 A copy of the articles of association (statuten) and deed of incorporation (oprichtingsakte) of each Dutch Loan Party, as well as an extract (uittreksel) from the Dutch Commercial Register (Handelsregister) of such Dutch Loan Party.

(2)                                 A copy of a resolution of the board of managing directors of each Dutch Loan Party:

(A)                               approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it executes the Loan Documents to which it is a party;

(B)                               if applicable, authorising a specified person or persons to execute the Loan Documents to which it is a party on its behalf; and

(C)                               confirming that there are no works councils with jurisdiction over the transactions contemplated by this Agreement.

(3)                                 If applicable, a copy of the resolution of the board of supervisory directors of each Dutch Loan Party approving the resolutions of the board of managing directors referred to under (b) above.

(4)                                 A copy of the resolution of the shareholder(s) of each Dutch Loan Party approving the resolutions of the board of managing directors referred to under (b) above.

(5)                                 A specimen of the signature of each member of the board of managing directors of each Dutch Loan Party and, if applicable, each person authorised by the resolutions referred to in paragraph (b) sub (ii) and/or (iii) above in relation to the Loan Documents.

(ix)                              In the case of a Cyprus Loan Party:

(1)                                 A copy of the constitutional documents (including memorandum and articles of association (in Greek and in English), certificate of incorporation, certificates of change of name (if any), certificate of directors and secretary, certificate of shareholders, certificate of registered office address, certificate of good standing and certificate of solvency) of the Cyprus Loan Party issued by the Cyprus registrar of companies and, in the case of the certificate of good standing and the certificate of solvency, dated as nearly as possible to the Closing Date.

(2)                                 A copy of a resolution of the board of directors of the Cyprus Loan Party:

(A)                               approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute the Loan Documents to which it is a party;

(B)                               authorising a specified person or persons to execute the Loan Documents to which it is a party on its behalf;

(C)                               authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Loan Documents to which it is a party; and

(D)                               approving the Cyprus Law Pledge Amendment and

Restatement Agreement (as defined in Schedule 1.01C).

(3)                                 A copy of a resolution signed by all the holders of the issued shares in the Cyprus Loan Party approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party.

(4)                                 A copy of the power of attorney (if any) issued by the Cyprus Loan Party in favour of the person or persons authorised by the resolution referred to in (2) above to sign the Loan Documents to which it is a party on its behalf.

(5)                                 A specimen of the signature of each person authorised by the resolution referred to in paragraph (2) above.

(6)                                 A certificate of the Cyprus Loan Party (signed by an authorised signatory) confirming that securing/guaranteeing such Credit Extension and the Loans would not cause any security, guarantee or other similar limit binding on the Cyprus Loan Party to be exceeded.

(7)                                 An incumbency certificate from the secretary of the Cyprus Loan Party addressed to the Cyprus counsel for the Agents in a form acceptable to them;

(8)                                 A copy of the power of attorney issued by the Cyprus Loan Party in favour of Holdings in relation to the matters set out in Section 1.10(c);

(9)                                 A certificate of the Cyprus Loan Party (signed by an authorized signatory), attaching thereto copies of, inter alia, the documents referred to in paragraphs (ix)(1) to (ix)(8) certifying that each copy of such document relating to it specified in this Section 4.01 (ix)  is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement

(10)                          Evidence in the form of an extract from the register of charges of the Cyprus Loan Party, certified by its secretary, showing that particulars of each Collateral Document to which the Cyprus Loan Party is a party have been entered in the register of charges of the Cyprus Loan Party.

(x)                                 in the case of a Loan Party incorporated or situated in the UK or the island of Guernsey, (i) a copy of the Organization Documents pertaining to each such entity and (ii) a certificate of an authorized signatory of each such entity dated on or about the date of this Agreement and certifying (A) that attached thereto is a true and complete copy of the Organization Documents of each such entity as in effect on the date of that certificate, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or written resolutions of the directors of each such entity approving the terms of, and the transactions contemplated by and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) a specimen signature of each director or authorised signatory authorised to execute any Loan Document or any other document delivered in connection herewith on behalf of each such entity, (D) that the guaranteeing, borrowing or securing by it of amounts under the Loan Documents would not cause any limit binding on it to be exceeded, and (E) in respect of any Loan Party organized or situated in the island of Guernsey, a copy of its register of members with a note of the security created over the issued shares in favor of the Collateral Agent noted thereon;

(xi)                              in the case of an Australian Loan Party:

(1)                                 a certified copy of the certificate of registration of the Australian Loan Party;

(2)                                 a certified copy of the constitution of the Australian Loan Party;

(3)                                 a certified copy of the board minutes of a meeting of the directors of the Australian Loan Party which:

(A)                               provides evidence of the directors’ decision for the Australian Loan Party to execute the Loan Documents (to which it is proposed to become a party) (which, for this purpose, shall be taken to include the confirmation deed between, amongst others, each of the Australian Loan Parties and the Collateral Agent (the “Confirmation Deed”));

(B)                               provides evidence of the appointment of the attorney appointed to execute the Loan Documents (to which the Australian Loan Party is proposed to become a party) and the Confirmation Deed, if the Loan Documents (to which the Australian Loan Party is proposed to become a party) and the Confirmation Deed are to be executed under power of attorney; and

(C)                               acknowledges that the Loan Documents (to which the Australian Loan Party is proposed to become a party) and the Confirmation Deed will benefit the Australian Loan Party;

(4)                                 a certified copy of the sole member’s circulating resolution of the Australian Loan Party or a resolution of the members of the Australian Loan Party (as applicable) which resolves to authorize the Australian Loan Party’s execution of the Loan Documents (to which the Australian Loan Party is proposed to become a party) and the Confirmation Deed;

(5)                                 if the Loan Documents (to which the Australian Loan Party is proposed to become a party) and the Confirmation Deed are to be executed under power of attorney, a certified copy of the power of attorney together with a certified extract of board minutes evidencing the appointment of the attorney appointed to execute the Loan Documents (to which the Australian Loan Party is proposed to become a party) and the Confirmation Deed;

(6)                                 a director’s certificate which (i) attaches the documents referred to in sub-paragraphs (1) to (5) (inclusive) above and (ii) certifies that:

(A)                               the Australian Loan Party has been duly incorporated and is validly existing;

(B)                               the Australian Loan Party has power to execute the Loan Documents (to which the Australian Loan Party is proposed to become a party) and the Confirmation Deed;

(C)                               the Loan Documents (to which the Australian Loan Party is proposed to become a party) and the Confirmation Deed do not contravene the

Australian Loan Party’s constitution or cause a limitation on the Australian Loan Party’s powers or the powers of its directors to be exceeded;

(D)                               the Australian Loan Party benefits from executing the Loan Documents (to which the Australian Loan Party is proposed to become a party) and the Confirmation Deed; and

(E)                                each of the documents attached to the certificate is correct, complete, in full force and effect and has not been amended or superseded as at the date of the certificate;

(xii)                           an opinion from (i) Simpson Thacher & Bartlett LLP, New York counsel to the Loan Parties and (ii) each local counsel listed on Schedule 4.01, in each case (A) dated on or about the date of this Agreement, (B) addressed to the Administrative Agent, the L/C Issuers and the Lenders, and (C) covering such customary matters (taking into account customary practice in non-U.S. jurisdictions) relating to the capacity of the respective entities to execute Loan Documents and the Transactions as the Administrative Agent shall reasonably request;

(xiii)                        an opinion from Latham & Watkins, English law counsel to the Secured Parties (A) dated on or about the date of this Agreement, (B) addressed to the Administrative Agent, the L/C Issuers and the Lenders, and (C) covering such customary matters (taking into account customary practice in non-U.S. jurisdictions) relating to the enforceability of the Loan Documents and the Transactions as the Administrative Agent shall reasonably request;

(xiv)                       a fully executed version of the Existing Intercreditor Agreement, as amended and restated on or about the Closing Date;

(xv)                          a fully executed Mezzanine Facility Agreement, including an amendment or consent thereto entered into on or prior to the Closing Date;

(xvi)                       the Original Financial Statements;

(xvii)                    Ancillary Facility Documents in effect as of the Closing Date; and

(xviii)                 The agreed list of Approved Revolving Lenders.

(b)                                 The Closing Fee and all fees and expenses due to the Administrative Agent, the Lead Arrangers, the Lenders and their Affiliates required to be paid on the Closing Date and (in the case of expenses) invoiced at least three (3) Business Days before the Closing Date (except as otherwise reasonably agreed by Holdings) shall have been paid from the proceeds of the initial funding under the Facilities, including fees pursuant to the Engagement Letter.

(c)                                  Substantially concurrently with the initial Borrowing on the Closing Date, the Refinancing shall have been consummated.

(d)                                 The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, in each case to the extent requested by the Administrative Agent in writing at least five (5) Business Days prior to the date of this Agreement(1).

(e)                                  The Administrative Agent shall have received a copy of the audited consolidated financial statements of Parent and its Restricted Subsidiaries for the fiscal year of the Parent ending March 31, 2014.

(f)                                   The Administrative Agent shall have received a copy of the tax structure memorandum prepared by Ernst & Young LLP (the “Tax Structure Memorandum”).

Without limiting the generality of the provisions of Section 9.03(b) and without prejudice to any other written confirmation from the Administrative Agent that any of the conditions specified in this Section 4.01 has been satisfied, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date (or, if earlier, the date on which the Administrative Agent confirms to any Loan Party that the relevant condition has been satisfied) specifying its objection thereto. To the extent requested by Holdings and subject to the foregoing, each Lender authorizes (but does not require) the Administrative Agent to confirm compliance with the conditions precedent hereunder (including, without limitation, those set forth in Section 4.01 and 4.02). The Administrative Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such confirmation.

Section 4.02                             Conditions to All Credit Extensions.

The obligation of each Lender or L/C Issuer to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans and other than a Request for Credit Extension for an Incremental Loan which shall be governed by Section 2.14(d)) including the Borrowing of Initial Term Loans on the Closing Date is subject to the following conditions precedent (each such event being called a “Credit Event”):

(i)                                     The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as so qualified) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(ii)                                  At the time of and immediately after such Credit Event, no Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(iii)                               The Administrative Agent and, if applicable, the relevant L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(1)  HSBC to confirm satisfaction of KYC requirements.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) submitted by a Borrower after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(i) and (ii) (or, in the case of a Request for Credit Extension for an Incremental Loan, the conditions specified in Section 2.14(d)) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

Holdings, the Borrowers and the Subsidiary Guarantors party hereto represent and warrant (in the case of any Restricted Subsidiary party hereto, solely with respect to itself) to the Agents and the Lenders (and, in the case of any L/C Credit Extension, the applicable L/C Issuer) at the time of each Credit Extension and on each other date that the representations and warranties in this Article V are required to be made pursuant to this Agreement or any other Loan Document, that:

Section 5.01                             Existence, Qualification and Power; Compliance with Laws.

Each Loan Party and each Restricted Subsidiary (a) is a Person duly organized, incorporated or formed, validly existing and in good standing (where relevant) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in the case of clauses (a) (other than with respect to Holdings, the Company or the Borrowers), (b)(i) (other than with respect to Holdings, the Company or the Borrowers), (c), (d) or (e) hereof, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02                             Authorization; No Contravention; No Default.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, (a) are within such Loan Party’s corporate or other powers and have been duly authorized by all necessary corporate or other organizational action and, if required, stockholder, shareholder or other equityholder action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of or default under, or the creation of any Lien under (other than as permitted by Section 7.02), or require any payment to be made under any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries; or (iii) violate (x) any material Law or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; except with respect to any conflict, breach, contravention, default or payment (but not creation of Liens) referred to in clause (ii), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03                             Governmental Authorization; Other Consents.

Subject to the Reservations and the Perfection Requirements, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings, notices and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Notwithstanding the above, the registration of the Loan Documents (and any document in connection therewith) with the Administration de l’Enregistrement et des Domaines in Luxembourg may be required in the case of legal proceedings before Luxembourg courts or in the case that any Loan Document (and any document in connection therewith) must be produced before an official Luxembourg authority (autorité constituée). A nominal registration duty or an ad valorem duty may be payable, depending on the nature of the document to be registered, or in the case of a voluntary registration. The Luxembourg courts or the official Luxembourg authority may require that the Loan Documents (and any document in connection therewith) and any judgment obtained in a foreign court be translated into French or German.

Section 5.04                             Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto.  Subject to the Reservations and the Perfection Requirements, this Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity, (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries.

Section 5.05                             No Material Adverse Effect.

Since March 31, 2014, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06                             Litigation.

(a)                                 There are no investigations, actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings or any Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07                             Use of Proceeds.

Borrowers will (a) use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in the introductory statement to this Agreement, (b) use the proceeds of Revolving Loans and issuances of Letters of Credit after the Closing Date and Incremental Term Loans only for working capital and other general corporate purposes (including Permitted Acquisitions and Investments permitted hereunder), (c) use the proceeds of any Refinancing Term Loans to refinance any Term Loans outstanding at the time such Refinancing Term Loans are incurred and to pay related fees and expenses, (d) use the proceeds of any Other Revolving Credit Commitments to replace any Revolving Credit Commitment outstanding at the time such Other Revolving Credit Commitments is incurred and (e) use the proceeds of any Ancillary Facility only for working capital and other general corporate purposes (including Permitted Acquisitions and Investments permitted hereunder).

Section 5.08                             Title to Properties; Possession Under Leases; Liens.

(a)                                 Holdings and each of its Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect

(b)                                 As of the Closing Date, Schedule 5.08(b) contains a true and complete list of each Material Real Property owned by Holdings and the Subsidiaries.

Section 5.09                             Environmental Matters.

Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)                                 Holdings and its Restricted Subsidiaries and their respective properties and operations are and have been in compliance with all Environmental Laws, which includes obtaining, maintaining and complying with all applicable Environmental Permits required under such Environmental Laws;

(b)                                 None of Holdings or its Restricted Subsidiaries have received any notice that alleges any of them is in violation of or potentially liable under any Environmental Laws and none of Holdings or its Restricted Subsidiaries nor any of the Real Property is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of Holdings or any Borrower, threatened, under any Environmental Law or to revoke or modify any Environmental Permit held by Holdings or its Restricted Subsidiaries;

(c)                                  there has been no Release of Hazardous Materials on, at, under or from any Real Property or facilities owned or leased by any of Holdings or any Restricted Subsidiary or, to the knowledge of Holdings or any Borrower, Real Property formerly owned, operated or leased by Holdings or any Restricted Subsidiary or arising out of the conduct of Holdings or any Restricted Subsidiary that could reasonably be expected to require investigation, remedial activity, corrective action or cleanup or could reasonably be expected to result in Holdings or any Restricted Subsidiary incurring liability under Environmental Laws; and

(d)                                 there are no facts, circumstances or conditions arising out of or relating to the operations of Holdings or any Restricted Subsidiary or Real Property or facilities owned or leased by any of Holdings or any Restricted Subsidiary or to the knowledge of Holdings or any Borrower, Real Property or facilities formerly owned, operated or leased by Holdings or its Restricted Subsidiaries, in each case, that could reasonably be expected to require investigation, remedial activity, corrective action or cleanup or could reasonably be expected to result in Holdings or any Restricted Subsidiary incurring liability under Environmental Laws.

Section 5.10                             Taxes.

Except as would not either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of Holdings and the Restricted Subsidiaries has filed all Federal, state, local and foreign Tax returns required to be filed, and have paid all Taxes levied or imposed upon them or their properties, that are due and payable (including in their capacity as a withholding agent), except those which are being contested in good faith by appropriate proceedings diligently conducted that shall have the effect of suspending enforcement or collection of such Taxes and for which adequate reserves have been provided in accordance with GAAP. There is no proposed Tax deficiency or assessment known to any Loan Parties against the Loan Parties that would reasonably be expected to, if made, individually or in the aggregate, have a Material Adverse Effect. Each of the Borrowers is resident for tax purposes only in its jurisdiction of incorporation. The Co-Borrower shall be treated as an entity disregarded from its owner for U.S. federal income tax purposes, and its owner shall not be a United States person as such term is defined under Section 7701(a)(30) of the Code.

Section 5.11                             Employee Benefit Plans.

(a)                                 Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan maintained by a Loan Party or ERISA Affiliate is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and other federal or state Laws.

(b)                                 (i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made, or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses (i) - (iv) of this Section 5.11(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)                                  The aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all Pension Plans (for each Pension Plan, determined as of the date of the most recent actuarial valuation for such Pension Plan and based on the assumptions used in such actuarial valuation for such Plan) would not reasonably be expected to result in a Material Adverse Effect.

(d)                                 The Pension Plans of any Loan Party and any ERISA Affiliate are funded to the extent required by the terms of each Pension Plan, if any, and by Law or otherwise to comply with the requirements of any material Law applicable in the jurisdiction in which the relevant pension scheme is maintained, and neither any Loan Party nor any ERISA Affiliate maintains or contributes to a Pension

Plan that is, or is expected to be, in at-risk status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), in each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(e)                                  No Foreign Benefit Event has occurred or is reasonably expected to occur that, when taken together with all other such Foreign Benefit Events, would reasonably be expected to result in a Material Adverse Effect.  The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect; the present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of all such Foreign Pension Plans by an amount that would reasonably be expected to result in a Material Adverse Effect.

Section 5.12                             Subsidiaries; Equity Interests.

As of the Closing Date (after giving effect to the Transactions), no Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such Subsidiaries have been validly issued and are fully paid and non-assessable and all Equity Interests owned by a Loan Party (or a Subsidiary of any Loan Party) in such Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 7.01.

Section 5.13                             Margin Regulations; Investment Company Act.

(a)                                 None of Holdings or any of its Restricted Subsidiaries is engaged nor will Holdings or any of its Restricted Subsidiaries engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates Regulation T, Regulation U or Regulation X.

(b)                                 None of Holdings, the Borrowers or any of its Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.14                             Disclosure.

No report, financial statement, certificate, exhibit, schedule or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading.  All projected financial information and pro forma financial information, furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.15                             Labor Matters.

Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  as of the Closing Date (a) there are no strikes or other labor disputes against Holdings or any of its Restricted Subsidiaries pending or, to the knowledge of Holdings or any Borrower, threatened; (b) hours worked by and payment made to employees of the Holdings or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from Holdings or any of its Restricted Subsidiaries, or for which any claim may be made against Holdings or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the relevant party.

Section 5.16                             Intellectual Property; Licenses, Etc.

Holdings and its Restricted Subsidiaries own, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, such IP Rights do not conflict with the rights of any Person, except to the extent such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The business of any Loan Party or any of their Subsidiaries as currently conducted does not infringe upon any IP Rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights, is pending or, to the knowledge of Holdings or any Borrower, threatened against any Loan Party or any of its Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.17                             Solvency.

On the Closing Date, after giving effect to the Transactions, Holdings and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 5.18                             Subordination of Junior Financing; First Lien Obligations.

The Obligations are (a) “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt”, “Senior Secured Financing” or “Designated Senior Debt” (or any comparable term) under, and as defined in, any Junior Financing Documentation or the Existing Intercreditor Agreement, as applicable and (b) “First Lien Obligations” (or any comparable term) under, and as defined in, the Junior Lien Intercreditor Agreement.

Section 5.19                             Sanctions; USA PATRIOT Act; Anti-Corruption Laws.

(a)                                 Each of Holdings and its Subsidiaries is in compliance, in all material respects, with applicable Sanctions and the USA Patriot Act.

(b)                                 None of Holdings or any Subsidiary nor, to the knowledge of Holdings or any Borrower, any director, officer, agent, employee or Affiliate of Holdings or any Subsidiary is, or is owned or controlled by, a Restricted Party. The Borrowers will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person (i) that at the time of such funding is a Restricted Party or (ii) that would result in a violation of any Sanctions by any Loan Party or the Lenders or any other Person.

(c)                                  No part of the proceeds of the Loans will be used for the purpose of financing any payment directly or indirectly in violation of Anti-Corruption Laws. Except as could not reasonably be expected to have a Material Adverse Effect, neither the Borrowers, nor any of their subsidiaries, directors or officers, or, to the best knowledge of a Borrower, any Affiliate, agent or employee of it, has engaged in any activity or conduct which would violate Anti-Corruption Laws. Each Borrower has instituted and maintains policies and procedures designated to prevent violation of Anti-Corruption Laws.

Section 5.20                             Valid Liens.

(a)                                 In the case of any Loan Party which is a Domestic Subsidiary only:

(i)                                     Each Collateral Document delivered pursuant to Section 4.01 and Sections 6.11 and 6.13 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule IV to the Security Agreement and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreement), the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing financing statements, possession or control, in each case subject to no Liens other than Liens permitted hereunder.

(ii)                                  PTO Filing; Copyright Office Filing.  When the Intellectual Property Security Agreement or a short form thereof contemplated by Section 3.02(f) of the Security Agreement is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, to the extent such filings may perfect such interests, the Liens created by such Intellectual Property Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents (as defined in the Intellectual Property Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Intellectual Property Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to establish a Lien on registered Patents and Copyrights acquired by the grantors thereof after the Closing Date).

(iii)                               Mortgages.  Upon recording thereof in the appropriate recording office, each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, legal, valid and enforceable perfected Liens on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Liens permitted hereunder, and when the Mortgages are filed in the offices specified on Schedule 5.08(b)dated the Closing Date (or, in the case of any Mortgage executed and delivered after the date thereof in accordance with the provisions of Sections 6.11 and 6.13, when such Mortgage is filed in the offices specified in the local counsel opinion delivered with respect thereto in accordance with the provisions of Sections 6.11 and 6.13), the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted hereunder.

(b)                                 In the case of any Loan Party which is a Foreign Subsidiary only, subject to the Reservations, the Perfection Requirements and the terms of the relevant Collateral Document, each Collateral Document to which it is a party to grant security and delivered by it pursuant to Section 4.01 and Sections 6.11 and 6.13 will, upon execution and delivery thereof, create the security interests which that Collateral Document purports to create (to the extent intended to be created thereby).

Notwithstanding anything herein (including this Section 5.20) or in any other Loan Document to the contrary, no Borrower nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law or (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement.

Section 5.21                             Luxembourg Specific Representations

(a)                                 The Borrower has established its registered office in Luxembourg in accordance with the applicable Luxembourg law.

(b)                                 The Borrower has not filed a request with any competent court seeking that it be declared subject to bankruptcy (faillite), general settlement or composition with creditors (concordat préventif de faillite) controlled management (gestion contrôlèe), reprieve from payment (sursis de paiement), judicial or voluntary liquidation (liquidation judiciaire ou volontaire), such other proceedings listed at Article 13, items 4 to 11, 13 of the Luxembourg Act dated December 19, 2002 on the Register of Commerce and Companies, on Accounting and on Annual Accounts of the Companies (as amended from time to time) (and which include foreign court decisions as to faillite, concordat or analogous procedures according to Council Regulation (EC) n°1346/2000 of May 29, 2000 on insolvency proceedings as amended).

(c)                                  On the Closing Date, the Borrower is not in a state of cessation of payments (cessation des paiements) and has not lost its creditworthiness (ébranlement de crédit) and is not aware of such circumstances.

(d)                                 The head office (administration centrale), the place of effective management (siège de direction effective) and (for the purposes of the Council Regulation (EC) N° 1346/2000 of May 29, 2000 on insolvency proceedings) the centre of main interests (centre des intérets principaux) of the Borrower in Luxembourg are located at the place of its registered office (siège statutaire) in Luxembourg.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than obligations under Treasury Services Agreements, obligations under Secured Hedge Agreements, Pension Debt and contingent indemnity obligations not yet due) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or otherwise supported pursuant to arrangements reasonably satisfactory to the applicable L/C Issuers), then from and after the Closing Date, Holdings shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.17(c)) cause each of its Restricted Subsidiaries to:

Section 6.01                             Financial Statements.

Deliver to the Administrative Agent for prompt further distribution to each Lender and each L/C Issuer:

(a)                                 within ninety (90) days after the end of the each fiscal year of Holdings ending after the Closing Date a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, in each case audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of internationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit other than a going concern qualification resulting solely from an upcoming maturity date of any Indebtedness occurring within one year from the time such opinion is delivered;

(b)                                 within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Holdings ending after the Closing Date, a consolidated balance sheet of Holdings and its Subsidiaries, on a consolidated basis, as at the end of such fiscal quarter and in comparative format, the prior fiscal year-end and the related consolidated statements of income or operations for such fiscal quarter and the portion of the fiscal year then ended, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, and statements of stockholders’ equity for the current fiscal quarter and consolidated statement of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Holdings as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, consistently applied, subject only to normal year-end audit adjustments and the absence of footnotes (provided that such financial statements need not reflect purchase accounting adjustments related to any Permitted Acquisition or other Investment permitted hereunder);

(c)                                  within ninety (90) days after the end of each fiscal year of Holdings to the extent a Qualified IPO has not been consummated prior to such date, a detailed consolidated budget for the following fiscal year on a quarterly basis (including a projected consolidated balance sheet of Holdings and its Restricted Subsidiaries as of the end of the following fiscal year, and related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections and that such variations may be material; and

(d)                                 concurrently with each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, related consolidating financial information reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.

(e)                                  Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of Holdings and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of Holdings) or (B) Holdings’ (or any direct or indirect parent of Holdings), as applicable, Form 10-K or 20-F or 10-Q, as applicable, filed with the SEC; provided that, with respect to clauses (A) and (B), (i) to the extent such information relates to a parent of Holdings, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Holdings and the Restricted Subsidiaries on a stand-alone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of internationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and, except as permitted in Section 6.01(a), shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(f)                                   Subject to the provisions of Section 6.02, Documents required to be delivered pursuant to Section 6.01 and Section 6.02(b) and (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings (or any direct or indirect parent of Holdings) posts such documents, or provides a link thereto on the website on the Internet at Holdings’ website address listed on Schedule 10.02; or (ii) on which such documents are posted on Holdings’ behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) upon written request by the Administrative Agent, Holdings shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) Holdings shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Upon the request of Administrative Agent at any time after the first full fiscal quarter of Holdings to occur after the Closing Date, Holdings shall cause its senior management to participate in a telephonic meeting with the Administrative Agent and the Lenders after the delivery of financial statements pursuant to 6.01(a) and 6.01(b) above, to be held at such time as may be agreed to by Holdings and the Administrative Agent.

Section 6.02                             Certificates; Other Information.

Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)                                 no later than five (5) Business Days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate, signed by a Responsible Officer of Holdings;

(b)                                 promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c)                                  promptly after the reasonable request by as the Administrative Agent or any Lender through the Administrative Agent, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(d)                                 promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities (other than in connection with any board observer rights) of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of any Junior Financing Documentation or any other financing documentation with secured Indebtedness that ranks pari passu with the Obligations in lien priority on the Collateral and, in each case, any Permitted Refinancing thereof, in each case in a principal amount in excess of the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e)                                  together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) and (ii) in the case of annual Compliance Certificates only, a list of each Subsidiary of Holdings that identifies each Subsidiary as a Restricted Subsidiary, Foreign Subsidiary Holding Company or Immaterial Subsidiaries as of the date of delivery of such Compliance Certificate or confirmation that there has been no change in such information since the later of the Closing Date or the date of the last such list; and

(f)                                   promptly, such additional information regarding the operations, business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request;

(g)                                  no later than 90 days after the Closing Date, a true and complete list of each Material Real Property owned by Holdings and the Subsidiaries.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their respective securities) (each, a “Public Lender”). Each Borrower hereby agrees to make all Borrower Materials that such Borrower intends to be made available to Public Lenders clearly and conspicuously designated as “PUBLIC”.  By designating Borrower Materials as “PUBLIC”, each Borrower authorizes such Borrower Materials to be made available to a portion of the Platform designated “Public Investor,” which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to each Borrower or its securities for purposes of United States federal and state securities laws.  Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC.”  Each Borrower agrees that (i) any Loan Documents, (ii) any financial statements delivered pursuant to Section 6.01 and (iii) any Compliance Certificates delivered pursuant to Section 6.02(a) will be deemed to be “public-side” Borrower Materials and may be made available to Public Lenders.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States federal or state securities laws.

Section 6.03                             Notices.

Promptly furnish to the Administrative Agent for distribution to each Lender and each L/C Issuer after a Responsible Officer of Holdings or any Borrower has obtained knowledge thereof, written notice of:

(a)                                 the occurrence of any Default or Event of Default;

(b)                                 any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect; and

(c)                                  the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority (i) against Holdings or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document; and

(d)                                 any investigation or proposed investigation by the Pensions Regulator which may lead to the issue of a Contribution Notice or a Financial Support Direction to any Loan Party or ERISA Affiliate) to the extent such investigation or proposed investigation would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of Holdings (x) that such notice is being delivered pursuant to Section 6.03(a), (b) or Section 1.01, (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action Holdings has taken and proposes to take with respect thereto.

Section 6.04                             Taxes.

Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent any such Tax is being contested in good faith and by appropriate proceedings that shall have the effect of suspending enforcement or collection of such Taxes for which appropriate reserves (in the good faith judgment of management of Holdings) have been established in accordance with GAAP if such contest or the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrower shall not change its residence for Tax purposes. No Additional Borrower shall change its residence for Tax purposes except to the extent that such change would not be materially adverse to the Lenders or any Agent. The Co-Borrower shall retain its status as an entity disregarded from its owner for U.S. federal income tax purposes, and its owner shall not be a United States person as such term is defined under Section 7701(a)(30) of the Code.

Section 6.05                             Preservation of Existence, Etc.

(a)                                 Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization (except as a result of a merger or consolidation (x) of one Restricted Subsidiary with another Restricted Subsidiary or (y) otherwise permitted by Section 7.04 or 7.05) and (b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses, franchises, patents, copyrights, trademarks and trade names necessary or desirable in the normal conduct of its business, except (other than with respect to the Borrowers, in the case of clause (a) hereof) to the extent that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.06                             Maintenance of Properties.

Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted.

Section 6.07                             Maintenance of Insurance.

(a)                                 Generally.  Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Holdings and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b)                                 Requirements of Insurance.  Subject to Section 6.16, with respect to any Domestic Subsidiary, all such insurance shall name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable.

(c)                                  Flood Insurance.  With respect to each Mortgaged Property of a Domestic Subsidiary that is a Loan Party, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any material improvements located on any Mortgaged Property is designated a “special flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

Section 6.08                             Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09                             Books and Records.

Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied and which reflect all material financial transactions and matters involving the assets and business of Holdings or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10                             Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect, subject to any restrictions or limitations in the applicable lease, sub-lease, domiciliation or other written occupancy arrangements to which a Restricted Subsidiary is a party,  any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of Holdings and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Holdings; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year and only one (1) such time shall be at Holdings’ expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Holdings at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Lenders shall give Holdings the opportunity to participate in any discussions with Holdings’ independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of Holdings nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 6.11                             Additional Collateral; Additional Guarantors.

At the Borrowers’ expense, take all action necessary or reasonably requested by the Administrative Agent or the Collateral Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including (subject to the Agreed Security Principles):

(a)                                 Upon (x) the formation or acquisition of any new direct or indirect wholly owned Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by Holdings or (y) any Excluded Subsidiary ceasing to constitute an Excluded Subsidiary:

(i)                                     within thirty (30) days after such formation, acquisition or designation, or such longer period as the Administrative Agent may agree in writing in its discretion:

(A)                               cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) Additional Guarantor Joinders, Security Agreement Supplements, Intellectual Property Security Agreements, Mortgages and other security agreements and documents (including, with respect to such Mortgages, the documents listed in Section 6.13), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreement and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(B)                               cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement (and the parent of each such Subsidiary that is a Guarantor) to deliver any and all certificates representing Equity Interests (to the extent certificated) and intercompany notes (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank; and

(C)                               take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to take whatever action (including the recording of Mortgages, the filing of UCC financing statements and delivery of stock and membership interest certificates) as may be necessary and able to be taken by such entity under applicable law in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(ii)                                  if reasonably requested by the Administrative Agent or the Collateral Agent, within forty-five (45) days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties (or, if customary in the relevant jurisdiction, counsel for the Administrative Agent) reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request;

(iii)                               as promptly as practicable after the request therefor by the Administrative Agent or Collateral Agent, deliver to the Collateral Agent with respect to each Material Real Property, any existing title reports, abstracts or environmental assessment reports, to the extent available and in the possession or control of the Borrowers; provided, however, that there shall be no obligation to deliver to the Administrative Agent any existing environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than Holdings or one of its Subsidiaries, where, despite the commercially reasonable efforts of Holdings to obtain such consent, such consent cannot be obtained;

(iv)                              (a) a completed Flood Certificate with respect to each Mortgaged Property to the extent required by the Flood Program and (b) if the Flood Certificate states that the Mortgaged Property is located in a Flood Zone, the relevant Domestic Subsidiary’s written acknowledgment of receipt of written notification from the Collateral Agent that the Mortgaged Property is located in a Flood Zone and is located in a community that participates in a Flood Program, along with evidence of flood insurance required by the Flood Program; and

(v)                                 as promptly as practicable after reasonably requested by the Administrative Agent or the Collateral Agent (or within such period as the Administrative Agent may agree in writing in its discretion), deliver to the Collateral Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i), (ii), (iii) or (iv) or clause (b) below.

(b)                                 Upon (x) the formation or acquisition of any new direct or indirect wholly owned Foreign Subsidiary (in each case, other than an Excluded Subsidiary) by Holdings or (y) any Excluded Subsidiary which is a Foreign Subsidiary ceasing to constitute an Excluded Subsidiary, within sixty (60) days after such formation, acquisition or designation, or such longer period as the Administrative Agent may agree in writing in its discretion, if required to be a Guarantor pursuant to the Collateral and Guarantee Requirement and the Agreed Security Principles, cause such Foreign Subsidiary to become a Guarantor in accordance with the terms of this Agreement and grant security over its material assets as and to the extent required by the Agreed Security Principles.

(c)                                  Not later than one hundred twenty (120) days after the acquisition by any Loan Party which is a Domestic Subsidiary of any Material Real Property (or after the Closing Date in the case of Material Real Property identified pursuant to Section 6.02(g) as determined by Holdings (acting reasonably and in good faith) (or such longer period as the Administrative Agent may agree in writing in its discretion) that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement, which property would not be automatically subject to another Lien pursuant to pre-existing Collateral Documents, cause such property to be subject to a Lien and Mortgage in favor of the Administrative Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and to otherwise comply with the requirements of the Collateral and Guarantee Requirement.

(d)                                 In the case of any Loan Party which is a Domestic Subsidiary, furnish to the Administrative Agent written notice of any change (i) in that Loan Party’s legal name, (ii) in the jurisdiction of organization or formation of that Loan Party, (iii) in that Loan Party’s identity or type of organization or organizational structure or (iv) in that Loan Party’s Federal Taxpayer Identification Number or organizational identification number, in each case within the time period specified in the Security Agreement.  If requested by the Administrative Agent, the relevant Loan Party agrees to promptly provide the Administrative Agent with certified copies of Organization Documents reflecting any of the changes described in the preceding sentence.

(e)                                  With respect to any Person that Holdings seeks to designate as an Additional Borrower hereunder after the Closing Date, in addition to the requirements set forth in Section 1.09, deliver to the Administrative Agent and take such actions on or prior to the Designation Date as required pursuant to clauses (a) and (b) above or as otherwise reasonable requested by the Administrative Agent (in each case subject to the Agreed Security Principles); provided that for these purposes such additional Borrower shall not be considered to be an Immaterial Subsidiary.

Section 6.12                             Compliance with Environmental Laws.

Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees, sub-lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent the Loan Parties are required by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

Section 6.13                             Further Assurances.

Promptly upon reasonable request by the Administrative Agent, subject to the Agreed Security Principles (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Intercreditor Agreement or any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of any Intercreditor Agreement, the Collateral Documents or any other Loan Document, to the extent required pursuant to the Collateral and Guarantee Requirement.  If the Administrative Agent or the Collateral Agent reasonably determines that it is required by applicable Law to have appraisals prepared in respect of the Real Property of any Loan Party which is a Domestic Subsidiary subject to a mortgage constituting Collateral, the relevant Domestic Subsidiary shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.

Section 6.14                             Designation of Subsidiaries.

Holdings may at any time designate any Restricted Subsidiary of Holdings (other than a Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, Holdings shall be in compliance, on a Pro Forma Basis, with the covenant set forth in Section 7.11 (whether or not then in effect), and, as a condition precedent to the effectiveness of any such designation, Holdings shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose any Junior Financing or any other financing documentation with secured Indebtedness that ranks pari passu with the Obligations in lien priority on the Collateral, as applicable and (iv) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary.  The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by Holdings therein at the date of designation in an amount equal the fair market value of Holdings’ or its Subsidiary’s (as applicable) Investment therein (including the aggregate (undiscounted) principal amount of any Indebtedness owed by such Subsidiary to any Loan Party or Restricted Subsidiary immediately prior to such designation).  The Investment resulting from such designation must otherwise be in compliance with Section 7.02. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence by Holdings at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by Holdings in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of Holdings’ or its Subsidiary’s (as applicable) Investment in such Subsidiary (without giving effect to any write downs or write offs thereof).

Section 6.15                             Maintenance of Ratings.

In respect of Holdings, use commercially reasonable efforts to (i) cause each Facility to be continuously rated (but not any specific rating) by S&P and Moody’s and (ii) maintain a public corporate rating (but not any specific rating) from S&P and Moody’s.

Section 6.16                             Post-Closing Matters.

Satisfy the requirements set forth on Schedule 6.16 on or before the date specified for such requirements.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than obligations under Treasury Services Agreements, obligations under Secured Hedge Agreements, Pension Debt and contingent indemnity obligations not yet due) which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized or otherwise supported pursuant to arrangements reasonably satisfactory to the applicable L/C Issuers), then from and after the Closing Date, Holdings will not, nor will it cause or permit any of its Restricted Subsidiaries to:

Section 7.01                             Liens.

Neither Holdings nor the Restricted Subsidiaries shall, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                                 Liens pursuant to any Loan Document;

(b)                                 Liens existing on the Closing Date; provided that any Lien securing Indebtedness or other obligations in excess of $5,000,000 individually shall only be permitted if set forth on Schedule 7.01(b), and any modifications, replacements, renewals or extensions thereof; provided further that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c)                                  Liens for Taxes that are not overdue for a period of more than thirty (30) days or that are being contested in good faith and by appropriate actions diligently conducted that shall have the effect of suspending enforcement or collection of such Taxes, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(d)                                 statutory or common law Liens and other Liens arising by operation of law, including landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, in each case that secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e)                                  Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any of its Restricted Subsidiaries;

(f)                                   Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases (other than for Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or Law) incurred in the ordinary course of business;

(g)                                  easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting Real Property, and any exceptions on the Mortgage Policies issued in connection with the Mortgaged Properties, that do not in the aggregate materially interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries, taken as a whole;

(h)                                 Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or any Lien arising pursuant to a writ or warrant of attachment or execution or similar process (including any injunction) not constituting an Event of Default under Section 8.01(g)(ii);

(i)                                     leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of Holdings and its Restricted Subsidiaries, taken as a whole or (ii) secure any Indebtedness;

(j)                                    Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business, (ii) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business, and (iii) Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments;

(k)                                 Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions;

(l)                                     Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(g), (i), (n) or, to the extent related to any of the foregoing, Section 7.02(s) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m)                             Liens (i) in favor of Holdings or a Restricted Subsidiary on assets of a Restricted Subsidiary that is not a Loan Party securing permitted intercompany Indebtedness and (ii) in favor of any Borrower or any Subsidiary Guarantor;

(n)                                 any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(o)                                 Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(p)                                 Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(q)                                 Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes

(r)                                    Liens on assets of Restricted Subsidiaries that are not Loan Parties not constituting Collateral securing Indebtedness permitted under Section 7.03(m) and Section 7.03(u);

(s)                                   Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings or any of its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers or suppliers of Holdings or any of its Restricted Subsidiaries in the ordinary course of business;

(t)                                    Liens solely on any cash earnest money deposits made by Holdings or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(u)                                 ground leases in respect of Real Property on which facilities owned or leased by Holdings or any of its Restricted Subsidiaries are located;

(v)                                 Liens to secure Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are created within 270 days of the acquisition, construction, repair, replacement, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits, and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided further that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(w)                               any Lien including any netting or set-off arrangement, that the Dutch Tax Authority has, pursuant to article 24 of the Collection of State Taxes Act 1990 (Invorderingswet 1990) as a result of the existence of a fiscal unity (fiscale eenheid) for Dutch tax purposes;

(x)                                 Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(g);

(y)                                 (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole;

(z)                                  Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(aa)                           Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(bb)                          the modification, replacement, renewal or extension of any Lien permitted by clause (x) of this Section 7.01; provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03(g) (to the extent constituting Indebtedness);

(cc)                            Liens securing Indebtedness permitted under Section 7.03(q)); provided that the representative of the holders of each such Indebtedness are or become party to the Junior Lien Intercreditor Agreement as a “Second Priority Representative” (as defined in the Junior Lien Intercreditor Agreement or the Existing Intercreditor Agreement (if applicable) provided that such facility is subject to the Junior Lien Intercreditor Agreement or the Existing Intercreditor Agreement (if applicable);

(dd)                          Liens with respect to property or assets of Holdings or any of its Restricted Subsidiaries; provided that at the time of granting of and after giving effect thereto, the aggregate face amount of obligations secured by Liens existing in reliance on this clause (dd) shall not exceed an amount equal to the greater of $80,000,000 and 20% of Consolidated EBITDA for the most recently ended Test Period;

(ee)                            Liens on the Collateral securing obligations in respect of Incremental Equivalent Debt, Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt and any Permitted Refinancing of any of the foregoing; provided that (x) any such Liens securing any Permitted Refinancing in respect of Permitted First Priority Refinancing Debt are subject to the First Lien Intercreditor Agreement and (y) any such Liens securing any Permitted Refinancing in respect of Permitted Second Priority Refinancing Debt are subject to the Junior Lien Intercreditor Agreement (or the Existing Intercreditor Agreement if applicable);

(ff)                              Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(gg)                           deposits of cash with the owner or lessor of premises leased and operated by Holdings or any of its Subsidiaries to secure the performance of Holdings’ or such Subsidiary’s obligations under the terms of the lease for such premises;

(hh)                          Liens on receivables and related assets incurred in connection with Permitted Receivables Financings; and

(ii)                                 Liens securing Pension Debt.

Notwithstanding the foregoing, no consensual Liens shall exist on Equity Interests that constitute Collateral other than pursuant to clauses (a), (cc), (ee) and (ii).

Section 7.02                             Investments.

Neither Holdings nor the Restricted Subsidiaries shall directly or indirectly, make or hold any Investments, except:

(a)                                 Investments by Holdings or any of its Restricted Subsidiaries in assets that were Cash Equivalents when such Investment was made;

(b)                                 loans or advances to officers, directors, managers and employees of Holdings (or any direct or indirect parent thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent thereof directly from such issuing entity (provided that the amount of such loans and advances shall be contributed to Holdings in cash as common equity) and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under clause (iii) above shall not exceed $15,000,000;

(c)                                  Investments by Holdings or any Restricted Subsidiaries in Holdings or any other Restricted Subsidiary; provided that, in the case of an Investment by any Loan Party in any Restricted Subsidiary that is not a Loan Party, no Event of Default shall have occurred and be continuing after giving effect thereto;

(d)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e)                                  Deposits described in Section 7.01;

(f)                                   Investments (i) existing or contemplated on the Closing Date and set forth on Schedule 7.02(f) or otherwise contemplated by the Tax Structure Memorandum and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the Closing Date by Holdings or any Restricted Subsidiary in any Restricted Subsidiary and any modification, renewal or extension thereof; provided, in each case, that the amount of the original Investment is not increased (unless such increased Investment is permitted by another subparagraph of this Section 7.02);

(g)                                  Investments in Swap Contracts permitted under Section 7.03;

(h)                                 promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i)                                     any acquisition of all or substantially all the assets of a Person, or any Equity Interests in a Person that becomes a Restricted Subsidiary or a division or line of business of a Person (or any subsequent Investment made in a Person, division or line of business previously acquired in a Permitted Acquisition), in a single transaction or series of related transactions, if immediately after giving effect thereto:  (i) any acquired or newly formed Restricted Subsidiary shall not be liable for any Indebtedness except for Indebtedness otherwise permitted by Section 7.03; (ii) to the extent required by the Collateral and Guarantee Requirement, (A) the property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and (B) any such newly created or acquired Subsidiary (other than an Excluded Subsidiary or an Unrestricted Subsidiary) shall become a Guarantor, in each case, in accordance with Section 6.11; (iii) such acquisition, merger or consolidation was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, Holdings or any Restricted Subsidiary; (iv) the Borrowers shall be in compliance with Section 7.07 after giving effect to such acquisition; (v) no Event of Default under clause (a), (f) or (g) of Section 8.01 shall have occurred and be continuing at the time Holdings or such Restricted Subsidiary enters into a binding contract to consummate such acquisition, merger or consolidation or, if no such binding contract is entered into prior to such acquisition, merger or consolidation, at the time such acquisition, merger or consolidation and (vi) the Borrowers shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 6.13 and the Collateral Documents within the time periods specified therein (any such acquisition, a “Permitted Acquisition”);

(j)                                    [Reserved];

(k)                                 Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(l)                                     Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)                             loans and advances to Holdings and any other direct or indirect parent of Holdings, in lieu of and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such parent in accordance with Section 7.06; provided that any such loans and advances to a Loan Party shall be unsecured and subordinated to the Obligations and all other secured Indebtedness that ranks pari passu with the Obligations in lien priority on the Collateral (but only to the extent permitted by applicable Law and not giving rise to material adverse tax consequences) either pursuant to the Junior Lien Intercreditor Agreement (or the Existing Intercreditor Agreement, is applicable) or otherwise on terms (A) at least as favorable to the Lenders as those set forth in the Junior Lien Intercreditor Agreement or (B) otherwise reasonably acceptable to the Administrative Agent;

(n)                                 other Investments (including for acquisitions) in an aggregate amount outstanding in reliance on this clause (n) at any time (each such Investment valued at the time of making such Investment and after giving effect thereto (without giving effect to any write downs or write offs thereof) not to exceed (x) an amount equal to the greater of $180,000,000 and 45% of Consolidated EBITDA for the most recently ended Test Period plus (y) the portion, if any, of the Cumulative Credit on such date that Holdings or the Borrowers elect to apply to this subsection (y);

(o)                                 advances of payroll payments to employees in the ordinary course of business;

(p)                                 Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests) of Holdings (or any direct or indirect parent of thereof);

(q)                                 Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged or amalgamated or consolidated into a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r)                                    Investments made by any Restricted Subsidiary to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary contemplated pursuant to Section 7.02(i) or permitted under Section 7.02(n) or Section 7.02(w);

(s)                                   Guarantees of leases (other than Capitalized Leases) or of other obligations of Restricted Subsidiaries that do not constitute Indebtedness, in each case entered into in the ordinary course of business, and excluding any payment on any such guarantee;

(t)                                    any repurchase of Indebtedness of any Loan Party, to the extent not otherwise prohibited by this Agreement;

(u)                                 transactions among Holdings and Restricted Subsidiaries constituting non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Lenders in the Collateral, taken as a whole, would not be materially impaired;

(v)                                 [Reserved];

(w)                               so long as no Event of Default has occurred and is continuing, any Investment so long as the Consolidated Total Net Leverage Ratio calculated on a Pro Forma Basis after giving effect to such Investment and any other transactions occurring in connection therewith shall be no greater than 4.50 to 1.00;

(x)                                 Investments in joint ventures; provided that at the time any such Investment is made and after giving effect thereto, the aggregate outstanding amount of Investments made in reliance on this Section 7.02(x) shall not exceed at the time of making such Investment and after giving effect thereto, an amount equal to the greater of $100,000,000 and 25% of Consolidated EBITDA for the most recently ended Test Period; and

(y)                                 Investments in Subsidiaries in the form of receivables and related assets required in connection with a Permitted Receivables Financing.

Section 7.03                             Indebtedness.

Neither Holdings nor any of the Restricted Subsidiaries shall directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                 Indebtedness of any Loan Party under the Loan Documents and any Ancillary Facility Document;

(b)                                 Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(b) and any Permitted Refinancing thereof (other than intercompany Indebtedness permitted under Section 7.03(d));

(c)                                  Guarantees by Holdings and any Restricted Subsidiary in respect of Indebtedness of Holdings or any Restricted Subsidiary otherwise permitted hereunder (other than any Guarantee by a Loan Party of any Indebtedness of a Restricted Subsidiary permitted under Section 7.03(u) or Section 7.03(m)); provided that (A) no Guarantee of any Indebtedness that is secured on a pari passu basis with the Obligations or any Junior Financing (other than the Mezzanine Facility at any time on or prior to the date that is 90 days after November 12, 2014) shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein, and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness; provided that if the Indebtedness guaranteed pursuant to this Section 7.03(c) is required to be subject to the Junior Lien Intercreditor, such guarantee shall also be subject thereto;

(d)                                 Indebtedness of Holdings or any Restricted Subsidiary owing to Holdings or any Restricted Subsidiary (or issued or transferred to any direct or indirect parent of a Loan Party which is substantially contemporaneously transferred to a Loan Party or any Restricted Subsidiary of a Loan Party) to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness of Holdings or any Restricted Subsidiary owed to Holdings or any other Restricted Subsidiary shall be unsecured and subordinated to the Obligations (but only to the extent permitted by applicable Law and not giving rise to material adverse tax consequences and only to the extent in excess of $5,000,000 in the aggregate) on terms (A) at least as favorable to the Lenders as those set forth in the form of intercompany note substantially in the form of Exhibit O or (B) otherwise reasonably acceptable to the Administrative Agent;

(e)                                  (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by any Restricted Subsidiary prior to or within 270 days after the acquisition, construction, repair, replacement, lease or improvement of the applicable asset and (ii) any Permitted Refinancing of any of the foregoing, provided that at the time of any such incurrence of Indebtedness and after giving effect thereto, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (e) shall not exceed an amount equal to the greater of $75,000,000 and 18.75% of Consolidated EBITDA for the most recently ended Test Period;

(f)                                   Indebtedness in respect of Swap Contracts designed to hedge against Holdings’ or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g)                                  Indebtedness of any Restricted Subsidiary assumed in connection with any Permitted Acquisition so long as such Indebtedness is not incurred in contemplation of such Permitted Acquisition and any Permitted Refinancing thereof; provided that at the time of any such incurrence of Indebtedness and after giving effect thereto, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (g) shall not exceed an amount equal to the greater of $75,000,000 and 18.75% of Consolidated EBITDA for the most recently ended Test Period;

(h)                                 Indebtedness representing deferred compensation to employees of the Borrowers (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries incurred in the ordinary course of business;

(i)                                     Indebtedness consisting of promissory notes issued by Holdings or any of its Restricted Subsidiaries to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent of Holdings permitted by Section 7.06; provided that such Indebtedness is subordinated to the Obligations and all other secured Indebtedness that ranks pari passu with the Obligations in lien priority on the Collateral in a manner reasonably satisfactory to the Administrative Agent;

(j)                                    Indebtedness incurred by Holdings or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments;

(k)                                 Indebtedness consisting of obligations of Holdings or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person on or prior to the Closing Date, in connection with any Permitted Acquisitions or any other Investment expressly permitted hereunder;

(l)                                     Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements;

(m)                             Indebtedness of any of the Restricted Subsidiaries; provided that at the time of any such incurrence of Indebtedness and after giving effect thereto, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (m) shall not exceed an amount equal to the greater of $130,000,000 and 32.5% of Consolidated EBITDA for the most recently ended Test Period;

(n)                                 Indebtedness consisting of (a) the financing of insurance premiums and (b) take-or-pay obligations contained in supply arrangements;

(o)                                 Indebtedness incurred by Holdings or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;

(p)                                 obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Holdings or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q)                                 (i) Indebtedness outstanding under the Mezzanine Facility on the Closing Date, (ii) Permitted Second Priority Debt in an aggregate principal amount not to exceed $250,000,000 less the aggregate principal amount of the Incremental Term Loans and Incremental Revolving Credit Commitments incurred under Section 2.14(e)(A)(x) and any Incremental Equivalent Debt incurred in lieu thereof, (iii) additional Permitted Second Priority Debt; provided that in the case of this clause (iii), after giving effect to the incurrence and the use of proceeds thereof, on a Pro Forma Basis, the Consolidated Total Net Leverage Ratio shall not exceed (x) prior to the occurrence of a Qualified IPO, 5.50 to 1.00 and (y) thereafter, 5.00 to 1.00, in each case, for the most recent Test Period then ended and (iv) any Permitted Refinancing of the foregoing;

(r)                                    Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(s)                                   Permitted Ratio Debt and any Permitted Refinancing thereof; provided that (i) the aggregate principal amount of Indebtedness outstanding of Restricted Subsidiaries that are not Loan Parties outstanding in reliance on Section 7.03(w) and this Section 7.03(s) shall not exceed an amount equal to the greater of $100,000,000 and 25% of Consolidated EBITDA for the most recently ended Test Period and (ii) the terms of any unsecured Indebtedness issued, borrowed or guaranteed by a Foreign Subsidiary in reliance on this Section 7.03(s) together with any unsecured Indebtedness issued, borrowed or guaranteed by a Foreign Subsidiary under Sections 7.03(v) or 7.03(w) in the aggregate, in excess of $150,000,000, shall qualify as Specified Unsecured Indebtedness;

(t)                                    Credit Agreement Refinancing Debt;

(u)                                 Indebtedness of Restricted Subsidiaries which are not Loan Parties (and Permitted Refinancings thereof) in an aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (u) not to exceed an amount equal to the greater of $40,000,000 and 10% of Consolidated EBITDA for the most recently ended Test Period;

(v)                                 (i) Indebtedness of the Restricted Subsidiaries issued in lieu of Incremental Loans consisting of secured or unsecured bonds, notes or debentures (which bonds, notes or debentures, if secured, may be secured either by Liens (x) having equal priority with the Liens on the Collateral securing the Obligations and which are subject to the First Lien Intercreditor Agreement or (y) by Liens having a junior priority relative to the Liens on the Collateral securing the Obligations); provided that (A) the aggregate principal amount of all such Indebtedness issued pursuant to this clause shall not exceed the amount of Incremental Loans permitted to be incurred hereunder, (B) such Indebtedness shall be considered Consolidated First Lien Debt for purposes of this clause and Section 2.14, (C) such Indebtedness complies with the Permitted Other Debt Conditions and (D) the conditions set forth in

Section 2.14(d) shall have been complied with as if such Indebtedness was an Incremental Loan and (ii) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing clause (i); provided further that the terms of any unsecured Indebtedness issued, borrowed or guaranteed by a Foreign Subsidiary in reliance on this Section 7.03(v) together with any unsecured Indebtedness issued, borrowed or guaranteed by a Foreign Subsidiary under Sections 7.03(s) or 7.03(w) in the aggregate, in excess of $150,000,000, shall qualify as Specified Unsecured Indebtedness;

(w)                               (i) Indebtedness of any Restricted Subsidiary incurred in connection with any Permitted Acquisition; provided that at the time of any such incurrence of Indebtedness and after giving effect thereto, (x) the Consolidated Interest Coverage Ratio, calculated on a Pro Forma Basis, shall be equal to or greater than either (A) 2.00 to 1.00 or (B) the Consolidated Interest Coverage Ratio for the most recently ended Test Period ending prior to such Permitted Acquisition or incurrence of such Indebtedness or (y) the Consolidated Total Net Leverage Ratio, calculated on a Pro Forma Basis, shall be equal to or less than the Consolidated Total Net Leverage Ratio for the most recently ended Test Period ending prior to such Permitted Acquisition or incurrence of such Indebtedness and (ii) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing clause (i); provided that (i) the aggregate principal amount of Indebtedness outstanding of Restricted Subsidiaries that are not Loan Parties outstanding in reliance on this Section 7.03(w) and Section 7.03(s) shall not exceed an amount equal to the greater of $100,000,000 and 25% of Consolidated EBITDA for the most recently ended Test Period and (ii) the terms of any unsecured Indebtedness issued, borrowed or guaranteed by a Foreign Subsidiary in reliance on this Section 7.03(w) together with any unsecured Indebtedness issued, borrowed or guaranteed by a Foreign Subsidiary under Sections 7.03(s) or 7.03(v) in the aggregate, in excess of $150,000,000, shall qualify as Specified Unsecured Indebtedness;

(x)                                 Indebtedness in respect of Permitted Receivables Financings;

(y)                                 any guarantee arising from the joint liability statement provided by a Subsidiary incorporated in The Netherlands under article 2:403 of the Dutch Civil Code;

(z)                                  any joint and several liability arising as a result of (the establishment) of a fiscal unity (fiscale eenheid) between any Subsidiaries of Holdings incorporated in The Netherlands; and

(aa)                           all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (z) above.

Section 7.04                             Fundamental Changes.

Neither of Holdings nor any of the Restricted Subsidiaries shall merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)                                 any Restricted Subsidiary may merge, amalgamate or consolidate with (i) any Borrower (including a merger, the purpose of which is to reorganize the Borrowers into a new jurisdiction); provided that the relevant Borrower shall be the continuing or surviving Person and such merger does not result in any Borrower being organized under a jurisdiction other than a Permitted Jurisdiction or (ii) one or more other Restricted Subsidiaries (other than a Borrower); provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b)                                 (i) any Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary may liquidate or dissolve or Holdings or any Subsidiary may change its legal form (x) if Holdings determines in good faith that such action is in the best interest of Holdings and its Subsidiaries and if not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Loan Party, any assets or business not otherwise disposed of or transferred in accordance with Section 7.02 (other than Section 7.02(e)) or 7.05 or, in the case of any such business, discontinued, shall be transferred to otherwise owned or conducted by another Loan Party after giving effect to such liquidation or dissolution (it being understood that in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c)                                  any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02;

(d)                                 so long as no Default exists or would result therefrom:

(i)                                     any Borrower may merge or consolidate with any other Person; provided, (A) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02 and either (x) a Borrower shall be the continuing or surviving corporation or (y) if the Person formed by or surviving any such merger or consolidation is not a Borrower (any such Person, the “Successor Company”), (B) the Successor Company shall be an entity organized or existing under the Laws of a Permitted Jurisdiction, (C) the Successor Company shall expressly assume all the obligations of such Borrower under this Agreement and the other Loan Documents to which such Borrower is a party, and the Engagement Letter, in each case pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (D) each Guarantor, unless it is the Successor Company, shall have confirmed that its Guaranty shall apply to the Successor Company’s obligations under the Loan Documents, (E) each Guarantor, unless it is the Successor Company, shall have by a supplement to the Security Agreement and other applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (F) if requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the Successor Company, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, and (G) such Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each in form and substance reasonably satisfactory to the Administrative Agent, and stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document preserves the enforceability of this Agreement, the Guaranty and the Collateral Documents and the perfection of the Liens under the Collateral Documents; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, such Borrower under this Agreement; and

(ii)                                  Holdings may merge or consolidate with any other Person; provided that either (x) Holdings shall be the continuing or surviving corporation or (y) if the Person formed by or surviving any such merger or consolidation is not Holdings (any such Person, the “Successor Holdings”) and (A) the Successor Holdings shall be an entity organized or existing in a Permitted Jurisdiction, (B) the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party, and the Fee Engagement Letter, in each case pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the Successor Holdings, shall have confirmed that its Guaranty shall apply to the Successor Holdings’ obligations under the Loan Documents, (D) each Guarantor, unless it is the Successor Holdings, shall have by a supplement to the applicable Collateral Documents confirmed that its obligations thereunder shall apply to the Successor Holding’s obligations under the Loan Documents and (E) Holdings shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each in form and substance reasonably satisfactory to the Administrative Agent, and stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document preserves the enforceability of this Agreement, the Guaranty and the Collateral Documents and the perfection of the Liens under the Collateral Documents; provided, further, that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement;

(e)                                  so long as no Default exists or would result therefrom (in the case of a merger involving a Loan Party), a Borrower or any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that (i) if a Borrower is a party to the merger, such Borrower or a Successor Company shall be the continuing or surviving Person; (ii) if a Loan Party (other than a Borrower) is a party to the merger, the continuing or surviving Person shall be or become a Loan Party; and (iii) otherwise the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11;

(f)                                   [Reserved]; and

(g)                                  so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 provided that, if a Borrower is a party to the merger, such Borrower (or a Successor Company thereof) shall be the continuing or surviving Person.

Section 7.05                             Dispositions.

Neither Holdings nor any of the Restricted Subsidiaries shall, directly or indirectly, make any Disposition, except:

(a)                                 Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of Holdings or any of its Restricted Subsidiaries;

(b)                                 Dispositions of inventory, goods or other assets held for sale in the ordinary course of business and immaterial assets (including allowing any registrations or any applications for registration of any intellectual property to lapse or go abandoned in the ordinary course of business) in the ordinary course of business;

(c)                                  Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)                                 Dispositions of property to Holdings or any Restricted Subsidiary;

(e)                                  to the extent constituting Dispositions, transactions permitted by Sections 7.01, 7.02 (other than Section 7.02(e)), 7.04 (other than Section 7.04(g)) and 7.06;

(f)                                   Dispositions of cash or Cash Equivalents;

(g)                                  (i) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of Holdings or any of its Restricted Subsidiaries and (ii) Dispositions of intellectual property that do not materially interfere with the business of Holdings or any of its Restricted Subsidiaries so long so as Holdings or any of its Restricted Subsidiaries receives a license or other ownership rights to use such intellectual property;

(h)                                 transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;

(i)                                     other Dispositions of property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition and (ii) with respect to any Disposition pursuant to this clause (i) for a purchase price in excess of $20,000,000, Holdings or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), (k), (s)(i) and (s)(ii). For purposes of the preceding sentence Cash Equivalents will be deemed to include (A) Designated Non-cash Consideration provided, that the aggregate fair market value of all Designated Non-cash Consideration after giving effect to such Disposition, in each case measured at the time of receipt, less the amount of cash and Cash Equivalents received by Holdings and the Restricted Subsidiaries from Dispositions of such Designated Non-cash Consideration within 180 days after receipt thereof, is not in excess of $50,000,000 in the aggregate; and (B) any Indebtedness of Holdings or a Restricted Subsidiary (other than Indebtedness subordinated to the Obligations or Indebtedness to Holdings or a Restricted Subsidiary) that is assumed by the transferee with respect to the applicable Disposition and for which Holdings and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing;

(j)                                    Dispositions of (A) accounts receivable in connection with the collection or compromise thereof in the ordinary course of business (including sales to factors or other third parties) and (B) with or without recourse, (including by way of assignment or participation) of receivables (including, without limitation, trade and lease receivables) and related assets in connection with a Permitted Receivables Financing;

(k)                                 any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Borrowers and its Subsidiaries as a whole, as determined in good faith by the management of the Borrowers;

(l)                                     any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(m)                             the unwinding of any Swap Contract pursuant to its terms;

(n)                                 Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements;

(o)                                 Dispositions of assets to the extent required by a Governmental Authority; and

(p)                                 the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial IP Rights that is, in the reasonable good faith judgment of the Borrowers, no longer economically practicable to maintain or useful in the conduct of the business of Holdings and its Restricted Subsidiaries taken as a whole;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(d), (e), (h), (m), (o) and (p)) shall be for no less than the fair market value of such property at the time of such Disposition.  To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06                             Restricted Payments.

Neither Holdings nor any of the Restricted Subsidiaries shall declare or make, directly or indirectly, any Restricted Payment, except:

(a)                                 each Restricted Subsidiary may make Restricted Payments to Holdings, and other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to Holdings and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b)                                 Holdings and each Restricted Subsidiary may declare and make Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c)                                  [Reserved];

(d)                                 (i) to the extent constituting Restricted Payments, Holdings and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02 (other than 7.02(m)) or 7.04 or (ii) to the extent such proceeds are used to fund payments permitted by Sections 7.08(c), (e), (h), (i) or (j) that would otherwise be permitted to be paid directly by any Restricted Subsidiary under such sections;

(e)                                  repurchases of Equity Interests in Holdings (or any direct or indirect parent thereof) or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f)                                   so long as no Event of Default has occurred and is continuing, Holdings and each Restricted Subsidiary may pay (or make Restricted Payments to allow Holdings or any other direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of such Restricted Subsidiary (or of the Borrowers or any other such direct or indirect parent thereof) from any future, present or former employee, officer, director, manager or consultant of such Restricted Subsidiary (or the Borrowers or any other direct or indirect parent of such Restricted Subsidiary) or any of its Subsidiaries upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee or director equity plan, employee, manager or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, manager, director, officer or consultant of such Restricted Subsidiary (or the Borrowers or any other direct or indirect parent thereof) or any of its Restricted Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (g) shall not exceed, in any calendar year, the sum of $20,000,000 plus, commencing with the 2015 calendar year, any portion of such limit not used in the immediately preceding calendar year (such aggregate sum not to exceed $50,000,000 for any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i)                                     to the extent contributed to a Borrower, the Net Proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of any of Holdings’ direct or indirect parent companies, in each case to members of management, managers, directors or consultants of Holdings, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent Net Proceeds from the sale of such Equity Interests have been Not Otherwise Applied; plus

(ii)                                  the Net Proceeds of key man life insurance policies received by Holdings or its Restricted Subsidiaries; less

(iii)                               the amount of any Restricted Payments previously made with the cash proceeds described in clause (i) and (ii) of this Section 7.06(f);

(g)                                  so long as no Default has occurred and is continuing or would result therefrom, Holdings may make Restricted Payments in an aggregate amount equal to, when combined with prepayment of Indebtedness pursuant to Section 7.13(a)(iv), the sum of (x) $50,000,000 and (y) the portion, if any, of the Cumulative Credit on such date that the Borrowers elect to apply to this paragraph, in each case; provided that for purposes of calculating the Cumulative Credit under this clause (g), the amounts described in clause (a) of the definition of “Cumulative Credit” shall be included in such calculation subject to compliance with, at the time of any such Restricted Payments and after giving effect thereto, a Consolidated Total Net Leverage Ratio, calculated on a Pro Forma Basis, that is equal to or less than 5.00 to 1.00;

(h)                                 Holdings may make Restricted Payments to any direct or indirect parent of Holdings:

(i)                                     to pay its (or its direct or indirect parent’s) operating costs and expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and attributable to the ownership or operations of Holdings and its Restricted Subsidiaries and, Transaction Expenses and any reasonable and customary indemnification claims made by directors, managers or officers of such parent attributable to the ownership or operations of Holdings and its Restricted Subsidiaries;

(ii)                                  the proceeds of which shall be used by such parent (or its direct or indirect parent) to pay (A) Taxes (including franchise Taxes) and (B) other fees, Taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence, in each case, to the extent such Taxes, fees or expenses are attributable to the ownership or operations of Holdings and the Restricted Subsidiaries;

(iii)                               to finance any Investment that would be permitted to be made pursuant to Section 7.02 if such parent were subject to such section; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to Holdings or the Restricted Subsidiaries or

(2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into Holdings or its Restricted Subsidiaries in order to consummate such Permitted Acquisition or Investment, in each case, in accordance with the requirements of Section 6.11;

(iv)                              the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings and the Restricted Subsidiaries; and

(v)                                 the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering by Holdings (or any direct or indirect parent thereof) that is directly attributable to the operations of Holdings and its Restricted Subsidiaries;

(i)                                     payments made or expected to be made by Holdings or any of the Restricted Subsidiaries in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(j)                                    Holdings or any Restricted Subsidiary may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(k)                                 the declaration and payment of regular dividends on Holdings’ common stock (or the payment of Restricted Payments to any direct or indirect parent of Holdings to fund the payment of regular dividends on such company’s common stock), following consummation of a Qualified IPO; provided that the aggregate amount of Restricted Payments made pursuant to this clause (k) in any fiscal year shall not exceed the greater of (i) 6.0% of the aggregate net cash proceeds of such Qualified IPO and (ii) 5.0% of the market capitalization of Holdings or such parent, as applicable, immediately after giving effect to such Qualified IPO; and

(l)                                     so long as no Event of Default has occurred and is continuing, Holdings may make additional Restricted Payments, so long as the Consolidated Total Net Leverage Ratio, immediately after giving Pro Forma Effect thereto and to making thereof, is no greater than 4.00 to 1.00.

Section 7.07                             Change in Nature of Business.

Neither Holdings nor any of the Restricted Subsidiaries shall, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by Holdings and the Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

Section 7.08                             Transactions with Affiliates.

Neither Holdings not any of the Restricted Subsidiaries shall, directly or indirectly, enter into any transaction of any kind with any Affiliate of Holdings, whether or not in the ordinary course of business, other than (a) loans and other transactions among Holdings and its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such loan or other transaction to the extent permitted under this ARTICLE VII (excluding, for the avoidance of doubt, any acquisition of an entity from a Person other than the Borrowers or a Restricted Subsidiary), (b) on terms substantially as favorable to the Borrowers or such Restricted Subsidiary as would be obtainable by the Borrowers or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the payment of Transaction Expenses as part of or in connection with the Transactions, (d) the incurrence of any Subordinated Shareholder Debt not prohibited under this Agreement, (e) so long as no Event of Default under Section 8.01(a) or (f) has occurred and is continuing, the payment of customary indemnification and expense reimbursement obligations, (f) Restricted Payments permitted under Section 7.06, (g) employment and severance arrangements between Holdings and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business, (h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of Holdings and its Restricted Subsidiaries (or any direct or indirect parent of the Borrowers) in the ordinary course of business to the extent attributable to the ownership or operation of Holdings and its Restricted Subsidiaries, (i) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (j) customary payments by Holdings and any of its Restricted Subsidiaries to the Investors made for any financial advisory, financing, consulting, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), indemnities or expense reimbursement or any management or other monitoring fee, which payments are approved by the majority of the members of the board of directors or managers or a majority of the disinterested members of the board of directors or managers of the Borrowers, in good faith (including, in any event, any such fees contemplated by the Company Model), (k) payments by Holdings or any of its Subsidiaries pursuant to any tax sharing agreements with any direct or indirect parent of Holdings to the extent attributable to the ownership or operation of Holdings and the Subsidiaries, but only to the extent permitted Section 7.06(h)(iii), (l) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) or Subordinated Shareholder Debt of Holdings to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of Holdings, any of its Subsidiaries or any direct or indirect parent thereof, (m) transactions in connection with any Permitted Receivables Financing and (n) transactions involving aggregate payments or consideration of less than $15,000,000.

Section 7.09                             Burdensome Agreements.

Neither Holdings nor any of the Restricted Subsidiaries shall, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary of Holdings that is not a Guarantor to make Restricted Payments to the Borrowers or any Guarantor or to make or repay intercompany loans and advances to the Borrowers or any Guarantor or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i)(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of Holdings, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of Holdings; provided further that this clause (ii) shall not apply to Contractual Obligations that are binding on a

Person that becomes a Restricted Subsidiary pursuant to Section 6.14, (iii) represent Indebtedness of a Restricted Subsidiary of Holdings which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Section 7.04 or Section 7.05 and relate solely to the assets or Person subject to such Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e), Section 7.03(g) or Section 7.03(m) and to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Holdings or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) are customary restrictions contained in any Junior Financing Documentation, any Permitted Second Priority Debt or the documentation governing any Permitted Refinancing thereof, (xiii) arise in connection with cash or other deposits permitted under Section 7.01 and Section 7.02 and limited to such cash or deposit, (xiv) relate to any Permitted Receivables Financing or (xv) are contained in any Ancillary Facility Documents.

Section 7.10                             Use of Proceeds.

The proceeds of the Initial Term Loans received on the Closing Date shall not be used for any purpose other than for the Transactions, including for the avoidance of doubt, to consummate the Refinancing and to directly or indirectly repay a portion of the Mezzanine Facility. The Revolving Credit Loans shall be used for working capital, general corporate purposes and any other purpose not prohibited by this Agreement, including the Transactions, Permitted Acquisitions and other Investments.  The Letters of Credit shall be used solely to support obligations of Holdings and its Subsidiaries incurred for working capital, general corporate purposes and any other purpose not prohibited by this Agreement.

Section 7.11                             Financial Covenant.

Solely with respect to the Revolving Credit Facility, Holdings will not permit the Consolidated First Lien Net Leverage Ratio as at the last day of any Test Period (commencing with the Test Period ending on the last day of the second full fiscal quarter of Holdings occurring after the Closing Date) to exceed 5.80 to 1.00; provided that no such test shall be required under this Section 7.11 if a Maintenance Covenant Condition does not exist on the last day of any such Test Period.

Section 7.12                             Accounting Changes.

Holdings shall not make any change in its fiscal year; provided, however, that Holdings may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Holdings and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.13                             Prepayments, Etc. of Indebtedness.

(a)                                 Neither Holdings nor any of the Restricted Subsidiaries shall, directly or indirectly, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted), the Mezzanine Facility, any subordinated Indebtedness incurred under Section 7.03(g) or any other Indebtedness that is or is required to be subordinated (in right of payment or as to Collateral) to the Obligations pursuant to the terms of the Loan Documents (other than any Indebtedness of Holdings or any Restricted Subsidiary owing to Holdings or any Restricted Subsidiary) (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except:

(i)                                     the refinancing thereof with the Net Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing),

(ii)                                  the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents,

(iii)                               prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount not to exceed, when combined with the amount of Restricted Payments pursuant to Section 7.06(f), the sum of (x) $50,000,000 and (y) the portion, if any, of the Cumulative Credit on such date that the Borrowers elect to apply to this paragraph, in each case provided that no Default has occurred and is continuing or would result therefrom; provided that for purposes of calculating the Cumulative Credit under this clause (y), the amounts described in clause (a) of the definition of “Cumulative Credit” shall be included in such calculation subject to compliance with, at the time of any such prepayments, redemptions, purchases, defeasances and other payments and after giving effect thereto, a Consolidated Total Net Leverage Ratio, calculated on a Pro Forma Basis, that is equal to or less than 5.00 to 1.00, and

(iv)                              additional prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings, so long as the Consolidated Total Net Leverage Ratio, immediately after giving Pro Forma Effect thereto and to making thereof, is no greater than 4.00 to 1.00.

(b)                                 Neither Holdings nor any of the Restricted Subsidiaries shall amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation and, without the prior written consent of the Administrative Agent, the Junior Financing Documentation shall not be amended, restated, supplemented or otherwise modified, or entered into, and no Indebtedness under the Junior Financing Documentation may be Refinanced, to the extent such amendment, restatement, supplement or modification or Refinancing, or the terms of such new Junior Financing Documentation, would (i) add any financial maintenance covenant other than that existing under this Agreement, or cause the limits under such covenant to be less than 0.25x less restrictive than the corresponding covenant in this Agreement, (ii) add to or change negative covenants in a manner making them more restrictive in any material respect than this Agreement, (iii) change any default or event of default provisions set forth in the Junior Financing Documentation such that an event of default could occur where none exists under this Agreement (other than pursuant to Section 8.01(e) hereof), (iv) change the redemption, prepayment or defeasance provisions set forth in the Junior Financing Documentation to require any redemption, prepayment or defeasance prior to the date that is 90 days after the Latest Maturity Date at such time, (v) add to the Collateral under the Junior Financing Documentation other than as specifically provided by the Junior Lien Intercreditor Agreement (or the

Existing Intercreditor Agreement, if applicable) or (vi) otherwise increase the obligations of the Borrowers or the other loan parties thereunder (except as permitted by Section 7.03) or confer additional rights on the holders of such Indebtedness in a manner materially adverse to the Secured Parties.

Section 7.14                             Permitted Activities.

Holdings shall not engage in any material operating or business activities; provided that the following and activities incidental thereto shall be permitted in any event:  (i) its ownership of the Equity Interests of the Borrower,  the Co-Borrower and the Company and activities incidental thereto, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents and any other Indebtedness, (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests (or its direct or indirect parent), including the formation of one or more “shell” companies to facilitate any such offering or issuance, (v) financing activities, including the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of the Restricted Subsidiaries guaranteeing the obligations of the Borrowers (or any Restricted Subsidiary, to the extent any Borrower would be permitted to provide such Guarantee), (vi) participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Subsidiaries, (vii) holding any cash incidental to any activities permitted under this Section 7.14, (viii) providing indemnification to officers, managers and directors, (ix) consummation of the Transactions, (x) any transaction that it is permitted to enter into or consummate under ARTICLE VII (including, but not limited to, the making of any Restricted Payment permitted by Section 7.06 or holding of any cash or Cash Equivalents received in connection with Restricted Payments made in accordance with Section 7.06 pending application thereof in the manner contemplated by Section 7.02, the incurrence of any Indebtedness permitted to be incurred by it under Section 7.03 (including, for the avoidance of doubt, the incurrence of Subordinated Shareholder Debt) and the making of any Investment permitted to be made by it under Section 7.02) and (xi) any activities incidental to the foregoing.  Notwithstanding the foregoing, Holdings shall not be permitted to (i) incur any Indebtedness for borrowed money; (ii) provide any Guarantee of Indebtedness for borrowed money (other than its Guarantee hereunder and other Guarantees of Indebtedness permitted hereunder to the extent the relevant providers thereof (or their representative) are required to become (and do become) parties to the Junior Lien Intercreditor Agreement or the First Lien Intercreditor Agreement, as applicable) or (iii) make any Permitted Acquisition (or any other Investment) permitted to be made by it under Section 7.02 unless Holdings shall, immediately following the closing thereof, cause all property acquired (whether assets or Equity Interests) to be contributed to a Restricted Subsidiary or such Investment represents Equity Interests of, or Loans to any Restricted Subsidiary.  Holdings shall not incur any Liens on Equity Interests of the Borrower,  Co-Borrower or the Company other than those for the benefit of the Obligations and the Obligations under and as defined in the Mezzanine Facility Agreement, any Permitted Second Priority Debt or any comparable term in any Permitted Refinancing thereof or any Incremental Equivalent Debt or Permitted Refinancing thereof and Holdings shall not own any Equity Interests other than those of the Borrower,  the Co-Borrower or the Company (or any transitory shell company described above).

Section 7.16                             Centre of Main Interest

Holdings and each Borrower shall ensure that its centre of main interest (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings) is situated in its respective jurisdiction of incorporation or formation or in England and Wales to the extent the failure of Holdings or such Borrower to be so situated would be materially adverse to the Lenders.

ARTICLE VIII

Events of Default and Remedies

Section 8.01                             Events of Default.

Any of the following from and after the date hereof shall constitute an event of default (an “Event of Default”):

(a)                                 Non-Payment.  Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or in respect of an Ancillary Facility or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan, or in respect of an Ancillary Facility any reimbursement with respect to any L/C Disbursement,  or any other amount payable hereunder or with respect to any other Loan Document; or

(b)                                 Specific Covenants.  Holdings or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), Section 6.05(a) (solely with respect to a Borrower), Section 6.16 or ARTICLE VII; or

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after written notice thereof from the Administrative Agent to the Borrowers; provided that (i) any Event of Default under Section 7.11 is subject to cure as provided in Section 8.05 and (ii) any default under Section 7.11 shall not constitute a Default or an Event of Default with respect to any Loans or Commitments hereunder, other than the Revolving Credit Loans and the Revolving Credit Commitments, until the date on which the Revolving Credit Loans (if any) have been accelerated, and the Revolving Credit Commitments have been terminated, in each case, by the Required Revolving Credit Lenders; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrowers or any other Loan Party herein, in any other Loan Document, any certificate delivered in connection herewith, or in any document or other instrument required to be delivered in connection herewith or therewith, or in connection with any Credit Event, hereunder, shall be incorrect in any material respect when made or deemed made;

(e)                                  Cross-Default.  Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f)                                   Insolvency Proceedings, Etc.  Any Loan Party or any Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or any proceeding for its winding up, or makes an assignment for the benefit of creditors; or applies for, or takes any step or action for, or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person or it or its assets are declared to be en étet de désastre or the subject of a preliminary vesting order in saisie proceedings, and the appointment continues undischarged or unstayed for sixty (60) calendar days or takes any corporate action, legal proceedings or other procedure or step for its winding up, dissolution, or striking off the register; or any proceeding for its winding up or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding, and as to a Dutch Loan Party, if a Dutch Insolvency Event occurs, and as to an Australian Loan Party, without limiting the preceding, if an Australian Administration Event occurs; or

(g)                                  Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Restricted Subsidiary becomes unable (or, in the case of a Cyprus Loan Party, is unable to pay its debts in accordance with the provisions of Section 212(A) or (C) of the Cyprus Companies Law), or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)                                 Judgments.  There is entered against any Loan Party or any Restricted Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)                                     Invalidity of Loan Documents.  Subject to the Reservations and the Perfection Requirements, any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or Section 7.06) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(j)                                    Change of Control.  There occurs any Change of Control; or

(k)                                 Collateral Documents.  Subject to the Reservations and the Perfection Requirements, (i) any Collateral Document after delivery thereof pursuant to Section 4.01 or Sections Section 6.11 or Section 6.13 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents and the Intercreditor Agreements on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, (x) except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or any loss thereof results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and (y) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage, (ii) any of the Equity Interest of the Borrower shall for any reason cease to be pledged pursuant to the Collateral Documents, or (iii)  any security interest purported to be created by any Collateral Document in Collateral with an aggregate fair market value in excess of the Threshold Amount shall cease to be, or shall be asserted by the Borrowers or any other Loan Party not to be, a valid, perfected, (except as otherwise expressly provided in this Agreement or such Collateral Document or as a result of action or inaction of the Administrative Agent or Collateral Agent) security interest in such Collateral;

(l)                                     Pension Matters.  (i) An ERISA Event or Foreign Benefit Event occurs which, when taken together with all other ERISA Events and Foreign Benefit Events, has resulted or could reasonably be expected to result in liability of a Loan Party or a Restricted Subsidiary or any ERISA Affiliate in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(m)                             Junior Financing Documentation.  Subject to the Reservations and the Perfection Requirements, (i) any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be (a) “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation and (b) “First Lien Obligations” (or any comparable term) under, and as defined in, the Junior Lien Intercreditor Agreement under, and as defined in any Junior Financing Documentation or (ii) the subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Junior Financing, if applicable; or

(n)                                 Intercreditor Agreement.  So long as the Mezzanine Facility or any Permitted Second Priority Debt (or any Permitted Refinancing in respect thereof) remains outstanding, subject to the Reservations and the Perfection Requirements, the Existing Intercreditor Agreement or the Junior Lien Intercreditor Agreement, as applicable, shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against any party thereto (or against any Person on whose behalf any such party makes any covenants or agreements therein), or otherwise not be effective to create the rights and obligations purported to be created thereunder;

Notwithstanding any other term of the Loan Documents, other than in the case of a payment default under an Ancillary Document constituting an Event of Default under Section 8.01(a), no breach of any representation, warranty, covenant, undertaking or other term of (or default or event of default under) an Ancillary Document shall (or shall be deemed to) constitute, or result in, a breach of any representation, warranty, covenant, undertaking or other term in the Loan Documents or a Default or an Event of Default.

Section 8.02                             Remedies Upon Event of Default.

Subject to Section 8.05, if any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(i)                                     declare the commitment and any Ancillary Commitments of each Lender to make Loans or Ancillary Facilities available and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)                                  declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document or any Ancillary Facility Documents to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(iii)                               require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv)                              exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrowers under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans, Ancillary Facilities and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender; provided that no proceeding under the United States Bankruptcy Code of 1978 shall result in (x) any contingent obligation owed by any Guarantor that is not subject to such proceeding under the applicable Guarantee becoming an actual obligation until the Administrative Agent (acting on the instructions of the Required Lenders) notifies the Parent or (y) any Loan, L/C Obligations or Ancillary Facility made to any Loan Party that is not subject to such proceeding being accelerated (or any Commitment or Ancillary Commitment to the extent in favor of any Loan Party that is not subject to such proceeding being cancelled, or any cash cover to be provided in respect of L/C Obligations issued for the account of any Loan Party that is not subject to such proceeding being required) without notice being given to the relevant Loan Party by the Administrative Agent (acting on the instructions of the Required Lenders).

Section 8.03                             Exclusion of Immaterial Subsidiaries.

Solely for the purpose of determining whether a Default or Event of Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Immaterial Subsidiary (unless it is also a Borrower) affected by any event or circumstances referred to in any such clause (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

Section 8.04                             Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under ARTICLE III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under ARTICLE III) and following the Existing Intercreditor Expiration Date, any costs and expenses of the Pension Creditor in connection with any enforcement, recovery or payment in respect of the Pension Debt, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, and any fees, premiums and scheduled periodic payments due under Treasury Services Agreements (unless the applicable amounts have already been paid pursuant to the operation of Clause 16.1 (order of application) of the Existing Intercreditor Agreement), Secured Hedge Agreements and Ancillary Facilities, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Treasury Services Agreements (unless the applicable amounts have already been paid pursuant to the operation of Clause 16.1 (order of application) of the Existing Intercreditor Agreement), Secured Hedge Agreements and Ancillary Facilities and, following the Existing Intercreditor Expiration Date, in respect of Pension Debt, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Borrowers that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrowers as applicable. Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations set forth above.

Section 8.05                             Right to Cure.

(a)                                 Notwithstanding anything to the contrary contained in Section 8.01 or Section 8.02, if Holdings determines that an Event of Default under the covenant set forth in Section 7.11 has occurred or may occur, during the period commencing after the beginning of the last fiscal quarter included in such Test Period and ending ten (10) Business Days after the date on which financial statements are required to be delivered hereunder with respect to such fiscal quarter, the Investors may make a Specified Equity Contribution to Holdings (a “Designated Equity Contribution”), and the amount of the net cash proceeds thereof shall be deemed to increase Consolidated EBITDA with respect to such applicable quarter; provided that such net cash proceeds are actually received by a Restricted Subsidiary (including through capital contribution of such net cash proceeds to a Restricted Subsidiary) during the period commencing after the beginning of the last fiscal quarter included in such Test Period and ending ten (10) Business Days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder and (ii) are Not Otherwise Applied.  The parties hereby acknowledge that this Section 8.05(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.11 and shall not result in any adjustment to any baskets or other amounts other than the amount of the Consolidated EBITDA for the purpose of Section 7.11.

(b)                                 (i) In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no Designated Equity Contribution is made, (ii) no more than four Designated Equity Contributions may be made in the aggregate during the term of this Agreement, (iii) the amount of any Designated Equity Contribution shall be no more than the amount required to cause Holdings to be in Pro Forma Compliance with Section 7.11 for any applicable period and (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of any Designated Equity Contribution for determining compliance with Section 7.11 for the fiscal quarter with respect to which such Designated Equity Contribution was made.

(c)                                  Notwithstanding anything to the contrary contained in Section 8.01 or Section 8.02, a breach of the covenant set forth in Section 7.11 will be deemed cured and not continuing if, on any subsequent testing date, Holdings is in compliance with such covenant and the Revolving Credit Loans and Revolving Credit Commitments have not been accelerated or terminated by the Required Revolving Credit Lenders prior to such subsequent testing date.

Section 8.06                             [Reserved].

Section 8.07                             [Reserved].

Section 8.08                             Adjustment for Ancillary Facilities.

(a)                                 If a notice is served by the Administrative Agent in accordance with paragraph (ii) of Section 8.02 (or the proviso to Section 8.02 becomes applicable as a consequence of the occurrence of any event described in Section 8.01(f) or (g) which is continuing) (the “Ancillary Facility Adjustment Date”), each Revolving Credit Lender and each Ancillary Lender shall promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Loan Documents relating to Revolving Credit Exposure) their claims in respect of the Revolving Credit Loans and any amounts outstanding to them under each Ancillary Facility to the extent necessary to ensure that after such transfers, the Revolving Outstandings of each Revolving Credit Lender bear the same proportion to the Total Revolving Outstandings as such Lender’s Revolving Credit Exposure to the aggregate Revolving Credit Exposure hereunder, each as of such Ancillary Facility Adjustment Date.

(b)                                 If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (a) above, then each Revolving Credit Lender and Ancillary Lender will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Loan Documents relating to Revolving Outstandings to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(c)           Any transfer of rights and obligations relating to Revolving Outstandings made pursuant to this Section 8.08 shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Revolving Outstandings.

(d)           All calculations to be made pursuant to this Section 8.08 shall be made by the Administrative Agent based upon information provided to it by the Revolving Credit Lenders and Ancillary Lenders and the Administrative Agent’s Exchange Rate.

ARTICLE IX

Administrative Agent and Other Agents

Section 9.01          Appointment and Authorization of Agents.

(a)           Each Lender and Ancillary Lender hereby irrevocably appoints, designates and authorizes each of the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document or Ancillary Facility Document (including, without limitation, the execution of any other Loan Documents) and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document or Ancillary Facility Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document or Ancillary Facility Document, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or Ancillary Facility Document or otherwise exist against the Administrative Agent or the Collateral Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents or Ancillary Facility Document with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  The obligations of the Agents under this Agreement are several and not joint.

(b)           Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this ARTICLE IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this ARTICLE IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c)           Each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Secured Party, and in accordance with and pursuant to the terms of the Existing Intercreditor Agreement or the Security Agent Appointment Deed, as applicable, to hold any security interest created by the Collateral Documents pursuant, in the case of the Collateral Documents which are expressed to be governed by any law other than Cyprus, to the trust established under the Existing Intercreditor Agreement and, as the case may be, continued under the Security Agent Appointment Deed and, in the case of the Collateral Documents which are expressed to be governed by Cyprus Law, to the trust established under such Collateral Documents, for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this ARTICLE IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

(d)           Each Lender (including in its capacity as an Ancillary Lender) hereby (a) acknowledges that it has received a copy of the Existing Intercreditor Agreement and the Security Agent Appointment Deed, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and the Security Agent Appointment Deed to the extent then in effect, (c) authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Existing Intercreditor Agreement, the Security Agent Appointment Deed and each other Intercreditor Agreement to the extent then in effect as Administrative Agent and Collateral Agent and on behalf of such Lender and acknowledges and agrees that the Collateral Agent shall also act, subject to and in accordance with the terms of each Intercreditor Agreement in effect from time to time and the Security Agent Appointment Deed to the extent then in effect, as the collateral agent for the lenders and other secured parties that benefit from the terms of such Intercreditor Agreement and the Security Agent Appointment Deed.  Each of the Lenders, the L/C Issuer and the other Secured Parties acknowledges and agrees that the Liens over the Collateral and other claims may be released in accordance with the terms of the applicable Intercreditor Agreement(s) and the Security Agent Appointment Deed.

(e)           Except as provided in Section 9.09 and Section 9.11, the provisions of this ARTICLE IX are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the L/C Issuer, and neither the Borrowers nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions.

(f)            The rights and obligations of the Collateral Agent under this Article IX shall be in addition to, and not in lieu of, its rights and obligations under the Existing Intercreditor Agreement and the Security Agent Appointment Deed, to the extent then in effect; provided that, so long as the Existing Intercreditor Agreement or the Security Agent Appointment Deed is in effect, in the event of a conflict between the terms of this Article IX on the one hand, and the terms of the Existing Intercreditor Agreement and the Security Agent Appointment Deed to the extent then in effect on the other hand, with respect to the rights and obligations of the Collateral Agent, the terms of the Existing Intercreditor Agreement or the Security Agent Appointment Deed, as applicable, shall prevail.

Section 9.02          Delegation of Duties.

Each of the Administrative Agent and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final non-appealable judgment of a court of competent jurisdiction).

Section 9.03          Liability of Agents.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. The Administrative Agent shall not (except as expressly set forth herein and in the other Loan Documents) have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. Neither any Lender, the Administrative Agent nor the Collateral Agent is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement

Section 9.04          Reliance by Agents.

Each Agent shall be entitled to conclusively rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent.  Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Each Agent shall be entitled to take any action or to refuse to take any action which such Agent regards as necessary for such Agent to comply with any applicable law, regulation or fiscal requirement, court order, or the rules, operating procedures or market practice of any relevant stock exchange or other market or clearing system.

Section 9.05          Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrowers referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with ARTICLE VIII; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06          Credit Decision; Disclosure of Information by Agents.

Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07          Indemnification of Agents.

(a)           Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided further that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07; provided further that any obligation to indemnify an L/C Issuer pursuant to this Section 9.07 shall be limited to Revolving Credit Lenders only. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse each of the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties.  The undertaking in this Section 9.07(a) shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation and removal of the Administrative Agent or the Collateral Agent, as the case may be.

(b)           No Agent-Related Person shall incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Agent-Related Person (including but not limited to any act or provision of any present or future law or regulation or Governmental Authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, other unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(c)           No Agent-Related Person shall be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

Section 9.08          Agents in Their Individual Capacities.

Each Agent-Related Person and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrowers and their respective Affiliates as though each Agent-Related Person were not the Administrative Agent and the Collateral Agent respectively hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, each Agent-Related Person or its Affiliates may receive information regarding the Borrowers or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrowers or such Affiliate) and acknowledge that neither the Administrative Agent nor the Collateral Agent shall be under any obligation to provide such information to them.  With respect to its Loans, each Agent-Related Person and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though they were not the Administrative Agent or the Collateral Agent respectively hereunder, and the terms “Lender” and “Lenders” include each Agent-Related Person in its individual capacity.  Any successor to each Agent-Related Person as the Administrative Agent or the Collateral Agent shall also have the rights attributed to each Agent-Related Person under this paragraph.

Section 9.09          Successor Agents.

(a)           Each of the Administrative Agent and the Collateral Agent may resign as the Administrative Agent or the Collateral Agent, as applicable upon thirty (30) days’ notice to the Lenders and the Borrowers.  If the Administrative Agent or the Collateral Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrowers at all times other than during the existence of an Event of Default under Section 8.01(f) or Section 8.01(g) (which consent of the Borrowers shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent or the Collateral Agent, as applicable, the Administrative Agent or the Collateral Agent, as applicable, may appoint, after consulting with the Lenders and the Borrowers, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or retiring Collateral Agent and the term “Administrative Agent” or “Collateral Agent” shall mean such successor administrative agent or collateral agent and/or Supplemental Agent, as the case may be, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent shall be terminated.  After the retiring Administrative Agent’s or the Collateral Agent’s resignation hereunder as the Administrative Agent or Collateral Agent, the provisions of this ARTICLE IX and Section 10.04 and Section 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement.  If no successor agent has accepted appointment as the Administrative Agent or the Collateral Agent by the date which is thirty (30) days following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation, the retiring Administrative Agent’s or the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that Section 6.11 is satisfied, the Administrative Agent or Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent, and the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations under the Loan Documents.  After the retiring Administrative Agent’s or Collateral Agent’s resignation hereunder as the Administrative Agent or the Collateral Agent, the provisions of this ARTICLE IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or the Collateral Agent. The parties hereto acknowledge and agree that any resignation by the Collateral Agent is not effective with respect to its rights and obligations under the Parallel Debt until such rights and obligations have been assumed by the successor Collateral Agent.

(b)           Any entity into which the Administrative Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Administrative Agent in its individual capacity shall be a party, or any corporation to which substantially all of the corporate trust business of the Administrative Agent in its individual capacity may be transferred, shall be the Administrative Agent under this Agreement without further action.

Section 9.10          Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower or the Collateral Agent) shall be (to the fullest extent permitted by mandatory provisions of applicable Law) entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Collateral Agent and the Administrative Agent under Section 2.03(h) and (i), Section 2.09 and Section 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, curator, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Collateral Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent or the Collateral Agent under Section 2.09 and Section 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.11          Collateral and Guaranty Matters.

Each Secured Party irrevocably agrees:

(a)           that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Treasury Services Agreements not yet due and payable, (y) obligations in respect of Pension Debt not yet due and payable  and (z) contingent indemnification obligations not yet accrued and payable) and the expiration or termination or cash collateralization of all Letters of Credit, (ii) at the time the property subject to such Lien is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Person required to grant a Lien to the Administrative Agent or the Collateral Agent under the Loan Documents (or, if such transferee is a Person required to grant a Lien to the Administrative Agent or the Collateral Agent on such asset, at the option of the applicable Loan Party, such Lien on such asset may still be released in connection with the transfer so long as (x) the transferee grants a new Lien to the Administrative Agent or Collateral Agent on such asset substantially concurrently with the transfer of such asset, (y) the transfer is between parties organized under the laws of different jurisdictions and at least one of such parties is a Foreign Subsidiary and (z) the priority of the new Lien is the same as that of the original Lien), (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b)           To release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(t) or Section 7.01(v) (in the case of clause (v), to the extent required by the terms of the obligations secured by such Liens); and

(c)           That any Subsidiary Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or becomes an

Excluded Subsidiary as a result of a transaction or designation permitted hereunder or, upon notice from Holdings, if such Subsidiary Guarantor is no longer required to provide a Guarantee of the Obligations pursuant to clause (e) of the definition of “Collateral and Guarantee Requirement”; provided that, in each case, no such release shall occur if such Guarantor continues to be a guarantor in respect of the Mezzanine Facility or any other Junior Financing.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders (and, if applicable, any Hedge Bank or Pension Creditor) will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.  In each case as specified in this Section 9.11, the Administrative Agent or the Collateral Agent will promptly (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as the Borrowers may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

No Hedge Bank or Pension Creditor may take any independent enforcement action in respect of any Collateral or the Guaranty. For the avoidance of doubt, nothing in this Agreement shall prevent a Hedge Bank or Pension Creditor from taking any action to enforce any claim (whether secured or unsecured) on an unsecured basis against Holdings or any Subsidiary.

Section 9.12          Other Agents; Lead Arrangers and Managers.

None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “bookrunner”, “lead arranger”, “syndication agent” or “co-documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13          Appointment of Supplemental Agents.

(a)           It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized to appoint an additional individual or institution selected by the Administrative Agent or the Collateral Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

(b)           In the event that the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this

Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this ARTICLE IX and of Section 10.04 and Section 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Collateral Agent shall be deemed to be references to the Collateral Agent and/or such Supplemental Agent, as the context may require.

(c)           Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent.  In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

Section 9.14          Withholding Tax Indemnity.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, because the Lender failed to comply with the provisions of Section 10.07(f) relating to the maintenance of the Participant Register, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the relevant Borrower or Guarantor pursuant to Section 3.01 and Section 3.04 and without limiting or expanding the obligation of the relevant Borrower or Guarantor to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.14.  The agreements in this Section 9.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of Commitment and the repayment, satisfaction or discharge of all other Obligations.  For the avoidance of doubt, the term “Lender” for purposes of this Section 9.14 shall include each L/C Issuer.

ARTICLE X

Miscellaneous

Section 10.01       Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders, or by the Administrative Agent with the consent of the Required Lenders, and such Loan Party and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that any amendment or waiver contemplated in clauses (g) or (i) below, shall only require the consent of such Loan Party and the Required Revolving Credit Lenders or the Required Facility Lenders under the applicable Facility, as applicable; provided further that no such amendment, waiver or consent shall:

(a)           extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)           postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.07 or Section 2.08 without the written consent of each Lender holding the applicable Obligation (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and it being understood that any change to the definition of “Consolidated First Lien Net Leverage Ratio”, or, in each case, the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest);

(c)           reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or change the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan, L/C Borrowing or to whom such fee or other amount is owed (it being understood that any change to the definition of “Consolidated First Lien Net Leverage Ratio” or the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest); provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(d)           change any provision of Section 8.04 or Section 10.01 or the definition of “Required Revolving Credit Lenders,” “Required Lenders,” “Required Facility Lenders,” “Required Class Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender directly affected thereby;

(e)           other than in connection with a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender and each Hedge Bank;

(f)            other than in connection with a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender and each Hedge Bank;

(g)           (1) waive any condition set forth in Section 4.02 as to any Credit Extension under one or more Revolving Credit Facilities or (2) amend, waive or otherwise modify any term or provision which directly affects Lenders under one or more Revolving Credit Facilities and does not directly affect Lenders under any other Facility, in each case, without the written consent of the Required Facility Lenders under such applicable Revolving Credit Facility or Facilities (and in the case of multiple Facilities which are affected, with respect to any such Facility, such consent shall be effected by the Required Facility Lenders of such Facility); provided, however, that the amendments, waivers and modifications described in this clause (g) shall not require the consent of any Lenders other than the Required Facility Lenders under such Facility or Facilities;

(h)           amend, waive or otherwise modify the portion of the definition of “Interest Period” that provides for one, two, three or six month intervals to automatically allow intervals in excess of six months, without the written consent of each Lender affected thereby; or

(i)            change the currency in which any Loan is denominated without the written consent of each Lender holding such Loans; or

(j)            amend, waive or otherwise modify any term or provision (including the availability and conditions to funding under Section 2.14 with respect to Incremental Term Loans and Incremental Revolving Credit Commitments, under Section 2.15 with respect to Refinancing Term Loans and Other Revolving Credit Commitments and under Section 2.16 with respect to Extended Term Loans or Extended Revolving Credit Commitments and, in each case, the rate of interest applicable thereto) which directly affects Lenders of one or more Incremental Term Loans, Incremental Revolving Credit Commitments, Refinancing Term Loans, Other Revolving Credit Commitments, Extended Term Loans or Extended Revolving Credit Commitments and does not directly affect Lenders under any other Facility, in each case, without the written consent of the Required Facility Lenders under such applicable Incremental Term Loans, Incremental Revolving Credit Commitments, Refinancing Term Loans, Other Revolving Credit Commitments, Extended Term Loans or Extended Revolving Credit Commitments (and in the case of multiple Facilities which are affected, with respect to any such Facility, such consent shall be effected by the Required Facility Lenders of such Facility); provided, however, that the waivers described in this clause (i) shall not require the consent of any Lenders other than the Required Facility Lenders under such applicable Incremental Term Loans, Incremental Revolving Credit Commitments, Refinancing Term Loans, Other Revolving Credit Commitments, Extended Term Loans or Extended Revolving Credit Commitments, as the case may be;

and provided, further, that (i) (x) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it and (y) the L/C Issuers shall have the ability to amend, waive, supplement or modify any mechanical or technical terms and provisions hereof relating solely to Letters of Credit without the consent or approval of any other Lender so long as such amendment, waiver, supplement or modification does not materially adversely affect any such Lender; (ii) no amendment, waiver or consent shall, unless in writing and signed by each Hedge Bank or Pension Creditor in addition to the Lenders required above, affect the rights or duties of such Hedge Bank or Pension Creditor in respect of the Collateral or the Guaranty (including, without limitation, amendments, waivers or consents to the definitions of “Hedge Bank”, “Obligations”, “Pension Creditor”, “Secured Hedge Agreement”, “Secured Parties”, Section 8.04, Section 9.11, Section 11.10 and this Section 10.01 (to the extent that any such amendment, waiver or consent of this Section 10.01 affects any of the foregoing) affecting the rights or duties of such Hedge Bank or Pension Creditor); (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the

Collateral Agent, as applicable, under this Agreement or any other Loan Document; (iv) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (v) the consent of Lenders holding more than 50% of any Class of Commitments or Loans shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments or Collateral hereunder in a manner different than such amendment affects other Classes and (vi) the Required Revolving Lenders shall have the ability to waive, amend, supplement or modify (A) the financial covenant set forth in Section 7.11 (including any defined terms as they relate thereto) and (B) any other terms or provisions relating solely to the Revolving Credit Commitments (or, subject to clause (i) above, Letters of Credit) without the consent or approval of any other Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms materially and adversely affects any Defaulting Lender (if such Lender were not a Defaulting Lender) to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the foregoing, no Lender consent is required to effect any amendment or supplement to any First Lien Intercreditor Agreement, any Junior Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of Permitted First Priority Refinancing Debt, or Permitted Second Priority Refinancing Debt, as expressly contemplated by the terms of such First Lien Intercreditor Agreement, such Junior Lien Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

Notwithstanding anything to the contrary contained in Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrowers without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, a Borrower and the Administrative Agent may enter into any Incremental Amendment in accordance with Section 2.14, Refinancing Amendment in accordance with Section 2.15 and Extension Amendment in accordance with Section 2.16 and such Incremental Amendments, Refinancing Amendments and Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

Section 10.02       Notices and Other Communications; Facsimile Copies.

(a)           General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic email address (accompanied by such written notice as an electronic attachment):

(i)            if to a Borrower (or any other Loan Party) or the Administrative Agent, the Collateral Agent or an L/C Issuer, to the address, facsimile number address or electronic email address (accompanied by such written notice as an electronic attachment) specified for such Person on Schedule 10.02 or to such other address, facsimile number or electronic email address (accompanied by such written notice as an electronic attachment) as shall be designated by such party in a notice to the other parties; and

(ii)           if to any other Lender, to the address, facsimile number or electronic mail address specified in its Administrative Questionnaire or to such other address, facsimile number or electronic email address (accompanied by such written notice as an electronic attachment) as shall be designated by such party in a notice to Holdings and the Administrative Agent, the Collateral Agent, an L/C Issuer.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(b)), when delivered; provided that notices and other communications to the Administrative Agent, the Collateral Agent or an L/C Issuer pursuant to Article II shall not be effective until actually received by such Person.  In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)           Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile or other electronic communication.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c)           Reliance by Agents and Lenders.  The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of a Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.

Section 10.03       No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04       Attorney Costs and Expenses.

Each Borrower agrees (a) if the Closing Date occurs to pay or reimburse the Administrative Agent, the Collateral Agent and the Lead Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby (including all Attorney Costs, which shall be limited to one counsel to the Administrative Agent, the Collateral Agent and the Lead Arrangers and one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole) and (b) from and after the Closing Date, to pay or reimburse the Administrative Agent, the Collateral Agent, the Lead Arrangers and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs which shall be limited to Attorney Costs of one counsel to the Administrative Agent and the Lead Arrangers (and one local counsel as reasonably necessary in each relevant jurisdiction material to the interests of the Lenders taken as a whole)). The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.  All amounts due under this Section 10.04 shall be paid within thirty (30) days of receipt by the Borrowers of an invoice relating thereto setting forth such expenses in reasonable detail including, if requested by the Borrowers and to the extent reasonably available, backup documentation supporting such reimbursement request; provided that, with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Borrowers within three (3) Business Days of the Closing Date.

Section 10.05       Indemnification by the Borrowers.

Each Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, and their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of similarly situated affected Indemnitees) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, or (c) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability related in any way to any Loan Parties or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are Taxes, which shall be governed by Section 3.01 and Section 3.04 (other than Taxes arising from a non-Tax claim) or resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, agents, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or of any of its Affiliates or their respective directors, officers, employees, partners, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Facility and other than any claims arising out of any act or omission of Holdings, the Borrowers, the Investors or any of their Affiliates).  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses); it being agreed that this sentence shall not limit the indemnification obligations of Holdings or any Subsidiary.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated.  All amounts due under this Section 10.05 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05.  The indemnification and other agreements in this Section 10.05 shall survive the resignation and removal of the Administrative Agent or Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.06       Payments Set Aside.

To the extent that any payment by or on behalf of the Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion)

to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

Section 10.07       Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as permitted by Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”) and (A) in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is an Affiliated Lender, Section 10.07(l), (B) in the case of any Assignee that is Holdings or any of its Subsidiaries, Section 10.07(m), or (C) in the case of any Assignee that, immediately prior to or upon giving effect to such assignment, is a Debt Fund Affiliate, Section 10.07(p), (ii) by way of participation in accordance with the provisions of Section 10.07(f), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(l)(i) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding anything to the contrary in this Credit Agreement or the other Loan Documents, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) any Person that is a Defaulting Lender or a Disqualified Lender, (ii) a natural Person or (iii) to Holdings, any Borrower or any of their respective Subsidiaries (except pursuant to Section 2.05(a)(iii) or Section 10.07(m)).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(f), the Hedge Banks, any Pension Creditor and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.  The Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant is a Disqualified Lender or (y) have any liability with respect to any assignment or participation of Loans to any Disqualified Lender.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations) at the time owing to it) with the prior written consent of:

(A)          the relevant Borrower or Holdings; (such consent not to be unreasonably withheld or delayed, and which consent shall be set forth in a master consent to assignment or any other form agreed by the Borrower and the Administrative Agent with respect to assignments of Term Loans in connection with the primary syndication thereof) provided that no consent of the Borrowers shall be required for (i) an assignment of all or any portion of the Term Loans to a Lender or an Affiliate of a Lender or any Approved Fund of a Lender; provided that a Borrower or Holdings shall be deemed to have consented to any such assignment of any Term Loans unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; (ii) an assignment related to Revolving Credit Commitments or Revolving Credit Exposure to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Revolving Lender, (iii) if an Event of Default under Section 8.01(a) or Section 8.01(f) (with respect to Holdings, a Borrower or a Material Subsidiary) has occurred and is continuing or (iv) an assignment of all or a portion of the Loans pursuant to Section 10.07(l), Section 10.07(m) or Section 10.07(p);

(B)          the Administrative Agent (such consent not to be unreasonably withheld); provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) all or any portion of the Loans pursuant to Section 10.07(l) or Section 10.07(m); and

(C)          each L/C Issuer at the time of such assignment; provided that no consent of the L/C Issuers shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than an amount of $5,000,000 (in the case of each Revolving Credit Loan) and $1,000,000 (in the case of a Term Loan) and shall be in increments of an amount of $500,000 (in the case of each Revolving Credit Loan) or $1,000,000 (in the case of Term Loans) in excess thereof (provided that simultaneous assignments to or from two or more Approved Funds shall be aggregated for purposes of determining compliance with this Section 10.07(ii)(A)), unless each of the Borrowers and the Administrative Agent otherwise consents; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)          the parties to each assignment shall execute and deliver manually, (or if previously agreed with the Administrative Agent, via electronic system) to the Administrative Agent an Assignment and Assumption acceptable to the Administrative Agent, together with a processing and recordation fee of $3,500;

(C)          other than in the case of assignments pursuant to Section 10.07(m), the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the Assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws) and all applicable tax forms required pursuant to Section 3.01(e); and

(D)          each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations (including with respect to all of the Interest Periods applicable to such Lender’s Loans) under this Agreement.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)           Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d) and (e), from and after the effective date specified in each Assignment and Assumption, (1) other than in connection with an assignment pursuant to Section 10.07(m), the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 3.05, Section 10.04 and Section 10.05).  Upon request, and the surrender by the assigning Lender of its Note, a Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(f).

(d)           The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption, each Affiliated Lender Assignment and Assumption delivered to it, and each notice of cancellation of any Loans delivered by the relevant Borrower pursuant to Section 10.07(m) and a  register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and the amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the relevant Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the relevant Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice but not more than once a month by any such party unless such more frequent inspection is reasonable in light of the circumstances (i.e. in connection with amendments, waivers, and consents).  This Section 10.07(d) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).  Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Term Loans or Incremental Term Loans held by Affiliated Lenders.  Upon request by the Administrative Agent, the relevant Borrower shall (i) promptly (and in any case, not less than 5 Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 10.01) provide to the Administrative Agent, a complete list of all Affiliated Lenders holding Term Loans or Incremental Term Loans at such time and (ii) not less than 5 Business Days (or shorter period as agreed to by the Administrative Agent) prior to the proposed effective date of any amendment, consent or waiver pursuant to Section 10.01, provide to the Administrative Agent, a complete list of all Debt Fund Affiliates holding Term Loans or Incremental Term Loans at such time.

(e)           Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, an Administrative Questionnaire completed in respect of the assignee (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent, if required, and, if required, the relevant Borrower and each L/C Issuer to such assignment and any applicable tax forms required pursuant to Section 3.01(e), the Administrative Agent shall promptly (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register.  No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)            Any Lender may at any time sell participations to any Person, subject to the proviso to Section 10.07(a) (each, a “Participant”), in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the relevant Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that requires the affirmative vote of such Lender. The Borrowers agree that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04 and Section 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c) (subject to the requirements and limitations of such Sections, including the requirements under Section 3.01(f) (it being understood that the documentation required under Section 3.01(f) shall be delivered to the participating Lender)); provided that such Participant (A) agrees to be subject to the provisions of Section 3.04(e) and Section 3.07 as if it were a Lender, and (B) shall not be entitled to receive any greater payment under Section 3.01, Section 3.04 or Section 3.05, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive any greater payment results from the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Participant’s compliance therewith, which change occurs after the Participant acquired the applicable participation.  To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g)           A Participant shall not be entitled to receive any greater payment under Section 3.01, Section 3.04 and Section 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the relevant Borrower’s prior written consent, such consent not to be unreasonably withheld or delayed.

(h)           Any Lender may, without the consent of the Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i)            Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register.  Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Section 3.01, Section 3.04 and Section 3.05 (subject to the requirements and the limitations of such section), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement except in the case of Section 3.01 or Section 3.04, to the extent that the grant to the SPC was made with the prior written consent of the Borrowers (not to be unreasonably withheld or delayed; for the avoidance of doubt, the Borrowers shall have reasonable basis for withholding consent if an exercise by SPC immediately after the grant would result in materially increased indemnification obligations to the Borrowers at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(j)            Notwithstanding anything to the contrary contained herein, without the consent of the Borrowers or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(k)           Notwithstanding anything to the contrary contained herein, any L/C Issuer may, upon thirty (30) days’ notice to the Borrowers and the Lenders, resign as an L/C Issuer; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer shall have identified a successor L/C Issuer reasonably acceptable to the Borrowers willing to accept its appointment as successor L/C Issuer. In the event of any such resignation of an L/C Issuer, the Borrowers shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer hereunder; provided that no failure by the Borrowers to appoint any such successor shall affect the resignation of the relevant L/C Issuer, except as expressly provided above.  If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

(l)            Any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (x) Dutch Auctions or (y) open market purchases on a non-pro rata basis, in each case subject to the following limitations:

(i)            the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit L-1 hereto (an “Affiliated Lender Assignment and Assumption”);

(ii)           Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to ARTICLE II;

(iii)          the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders shall not exceed 25% of the original principal amount of all Term Loans at such time outstanding (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio; and

(iv)          as a condition to each assignment pursuant to this clause (l), the Administrative Agent shall have been provided a notice in the form of Exhibit L-2 to this Agreement in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action in connection with such Term Loans against the Administrative Agent, in its capacity as such.

Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender.  Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit L-2.

(m)          Any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to Holdings or the Borrowers through (x) Dutch Auctions or (y) notwithstanding Section 2.12 and Section 2.13 or any other provision in this Agreement, open market purchase on a non-pro rata basis; provided, that, in connection with assignments pursuant to clause (y) above:

(i)            if Holdings is the assignee, upon such assignment, transfer or contribution, Holdings shall automatically be deemed to have contributed the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the relevant Borrower; or

(ii)           if the assignee is a Borrower (including through contribution or transfers set forth in clause (i) above), (a) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to such Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Term Loans then held by such Borrower and (c) such Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

(n)           Notwithstanding anything in Section 10.01 or the definition of “Required Lenders,” “Required Class Lenders,” or “Required Facility Lenders” to the contrary, for purposes of determining whether the Required Lenders and Required Class Lenders (in respect of a Class of Term Loans) have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 10.07(o), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:

(A)          all Term Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required

Lenders and Required Class Lenders (in respect of a Class of Term Loans) have taken any actions; and

(B)          all Term Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders.

(o)           Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against a Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner to such Affiliated Lender than the proposed treatment of similar Obligations held by Term Lenders that are not Affiliated Lenders.

(p)           Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans, Revolving Credit Commitments and Revolving Credit Loans held by Debt Fund Affiliates may not account for more than 50% (pro rata among such Debt Fund Affiliates) of the Term Loans, Revolving Credit Commitments and Revolving Credit Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.01.

(q)           Preservation of the Luxembourg security interests

In the case of any assignment, transfer or novation by a Lender to a new Lender, or any participation by such Lender in favor of a Participant, of all or any part of such Lender’s rights and obligations under this Agreement or any of the other Loan Documents to the extent permitted hereunder, such Lender and the new Lender or Participant (as applicable) and any Luxembourg Loan Party hereby agree that, for the purposes of Article 1278 and/or Article 1281 of the Luxembourg Civil Code (to the extent applicable), any assignment, amendment, transfer and/or novation of any kind permitted under, and made in accordance with the provisions of, this Agreement or any agreement referred to herein to which the Luxembourg Borrower is a party (including any Collateral Document), any security created or guarantee given under or in connection with this Agreement or any other Loan Document shall be preserved and shall continue in full force and effect for the benefit of such new Lender or Participant (as applicable).

Section 10.08       Confidentiality.

Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and not to disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates); (c) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities or market data collectors, similar services providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents; (d) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (e) to any other party to this Agreement; (f) to any pledgee referred to in Section 10.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement (provided that the disclosure of any such Information to any Lenders or Eligible Assignees or Participants shall be made subject to the acknowledgement and acceptance by such Lender, Eligible Assignee or Participant that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 10.08 or as otherwise reasonably acceptable to the Borrowers, including, without limitation, as agreed in any Borrower Materials) in accordance with the standard processes of the Administrative Agent or customary market standards for dissemination of such type of Information; (g) with the written consent of the Borrowers; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or becomes available to the Administrative Agent, the Lead Arrangers, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Loan Party or any Investor or their respective Affiliates (so long as such source is not known to the Administrative Agent, the Lead Arrangers, such Lender, such L/C Issuer or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party); (i) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (k) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder; (l) to ClearPar® or any other pricing settlement provider; (m) to any credit insurance provider in respect of any Loan Party or their respective obligations or (n) to the extent such Information is independently developed by the Administrative Agent, the Lead Arrangers, such Lender, such L/C Issuer or any of their respective Affiliates; provided that no disclosure shall be made to any Disqualified Lender.

In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, managers, officers, employees, trustees, investment advisors or agents, relating to Holdings, the Borrowers or any of their Subsidiaries or its business, other than any such information that is publicly available to any Agent, any L/C Issuer or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, Section 6.02 or Section 6.03 hereof.

Section 10.09       Setoff.

In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrowers, any such notice being waived by the Borrowers (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Collateral Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have. Notwithstanding the foregoing, no amount set off from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

Section 10.10       Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11       Counterparts.

This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document.  The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 10.12       Integration; Termination.

This Agreement, together with the other Loan Documents and the Engagement Letter, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document or the Engagement Letter, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document or the Engagement Letter shall not be deemed a conflict with this Agreement. Each Loan Document and the Engagement Letter was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13       Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.14       Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15       GOVERNING LAW.

(a)           THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT.  EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER OR OTHER ELECTRONIC TRANSMISSION) IN SECTION 10.02.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.16       WAIVER OF RIGHT TO TRIAL BY JURY.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.17       Binding Effect.

This Agreement shall become effective when it shall have been executed by the Loan Parties, the Administrative Agent, the Collateral Agent, the L/C Issuers, and the Administrative Agent shall have been notified by each Lender and the L/C Issuers that each Lender and the L/C Issuers have executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that, in accordance with Section 10.07(a), no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.18       USA PATRIOT Act.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name, address and tax identification number of such Borrower and other information regarding such Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the USA PATRIOT Act.  This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Administrative Agent.

Section 10.19       No Advisory or Fiduciary Responsibility.

(a)           In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers and their Affiliates, on the one hand, and the Agents, the Lead Arrangers and the Lenders, on the other hand, and each Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents, the Lead Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrowers or any of their Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents, the Lead Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrowers with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Lender has advised or is currently advising the Borrowers or any of their respective Affiliates on other matters) and none of the Agents, the Lead Arrangers or the Lenders has any obligation to the Borrowers or any of their respective Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Agents, the Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrowers and their respective Affiliates, and none of the Agents, the Lead Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents, the Lead Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.  Each Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable law relating to agency and fiduciary obligations.

Each Loan Party acknowledges and agrees that each Lender, the Lead Arrangers and any affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, a Borrower, Holdings, any Investor, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, the Lead Arrangers or Affiliate thereof were not an Lender or the Lead Arrangers (or an agent or any other person with any similar role under the Facilities) and without any duty to account therefor to any other Lender, the Lead Arrangers, Holdings, a Borrower, any Investor or any Affiliate of the foregoing.  Each Lender, the Lead Arrangers and any affiliate thereof may accept fees and other consideration from Holdings, a Borrower, any Investor or any Affiliate thereof for services in connection with this Agreement, the Facilities or otherwise without having to account for the same to any other Lender, the Lead Arrangers, Holdings, a Borrower, any Investor or any Affiliate of the foregoing.  Some or all of the Lenders and the Lead Arrangers may have directly or indirectly acquired certain equity interests (including warrants) in Holdings, a Borrower, an Investor or an Affiliate thereof or may have directly or indirectly extended credit on a subordinated basis to Holdings, a Borrower, an Investor or an Affiliate thereof.  Each party hereto, on its behalf and on behalf of its affiliates, acknowledges and waives the potential conflict of interest resulting from any such Lender, the Lead Arrangers or an Affiliate thereof holding disproportionate interests in the extensions of credit under the Facilities or otherwise acting as arranger or agent thereunder and such Lender, the Lead Arrangers or Affiliate thereof directly or indirectly holding equity interests in or subordinated debt issued by Holdings, a Borrower, an Investor or an Affiliate thereof.

Section 10.20       Electronic Execution of Assignments.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.21       Effect of Certain Inaccuracies.

In the event that any financial statement or Compliance Certificate previously delivered pursuant to Section 6.02 was inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Holdings shall as soon as practicable deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined based on the corrected Compliance Certificate for such Applicable Period, and (iii) Holdings shall within fifteen (15) days after the delivery of the corrected financial statements and Compliance Certificate pay to the Administrative Agent the accrued additional interest or fees owing as a result of such increased Applicable Rate for such Applicable Period. This Section 10.21 shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.08(b) and Section 8.01.

Section 10.22       Obligation Joint and Several.

The Borrowers shall have joint and several liability in respect of all Obligations in respect of the Loans hereunder and under any other Loan Document to which any Borrower is a party, without regard to any defense (other than the defense that payment in full has been made), setoff or counterclaim which may at any time be available to or be asserted by any other Loan Party against the Lenders, or by any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers’ liability hereunder, in bankruptcy or in any other instance, and the Obligations of the Borrowers hereunder shall not be conditioned or contingent upon the pursuit by the Lenders or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Loan Obligations or against any Collateral or Guarantee therefor or right of offset with respect thereto. The Borrowers hereby acknowledge that this Agreement is the independent and several obligation of each Borrower (regardless of which Borrower shall have delivered a requests for borrowings under Section 2.01) and may be enforced against each Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower. Each Borrower hereby expressly waives, with respect to any of the Loans made to any other Borrower hereunder and any of the amounts owing hereunder by such other Loan Parties in respect of such Loans, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against such other Loan Parties under this Agreement or any other agreement or instrument referred to herein or against any other person under any other guarantee of, or security for, any of such amounts owing hereunder.

Section 10.23       Representation of Dutch Loan Party.

If, in respect of any Dutch Loan Party, this Agreement or any other Loan Document is signed or executed by another person (an “Attorney-in-Fact”) acting on behalf of such Dutch Loan Party pursuant to a power of attorney executed and delivered by such Dutch Loan Party, it is hereby expressly acknowledged and accepted by the other parties to this Agreement or any other Loan Document that the existence and extent of such Attorney-in-Fact’s authority and the effects of such Attorney-in-Fact’s exercise or purported exercise of his or her authority shall be governed by Netherlands law.

ARTICLE XI

Guaranty

Section 11.01       The Guaranty.

(a)           [Reserved].

(b)           Each Guarantor hereby jointly and severally with each other Guarantor guarantees, as a primary obligor and not merely as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrowers and all other Obligations from time to time owing to the Secured Parties by any Loan Party or any other Subsidiary under any Loan Document, Ancillary Facility Document or any Secured Hedge Agreement or any Treasury Services Agreement or in respect of any Pension Debt, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrowers or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(c)                                  Each Domestic Subsidiary which is a Guarantor and a Qualified ECP, unconditionally and irrevocably, with respect to each other Guarantor (other than with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor), guarantees such Guarantor’s guarantee of any Swap Contract entered into by a Hedge Bank.  The obligations of such Domestic Subsidiaries under this Section 11.01(c) shall remain in full force and effect until the discharge of the Obligations in accordance with the Loan Documents.  Each Domestic Subsidiary which is Guarantor and a Qualified ECP intends that this Section 11.01(c) constitute, and this Section 11.01(c) shall be deemed to constitute, a guarantee or other agreement for the benefit of each other Guarantor for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 11.02                      Obligations Unconditional.

The obligations of the Guarantors under Section 11.01 shall constitute a guarantee of payment (and not merely a guarantee of collection) and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrowers under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full).  Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)                                     at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)                                  any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)                               the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.10 any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)                              any Lien or security interest granted to, or in favor of, an L/C Issuer or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v)                                 the release of any other Guarantor pursuant to Section 11.10.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrowers under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations.  The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guaranty or acceptance of this Guaranty, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guaranty, and all dealings between the Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty.  This Guaranty shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.  This Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

In addition, the Guarantors hereby expressly irrevocably waive and abandon any right which they have or may at any time have under the existing or future laws of Guernsey pursuant to the principle of “droit de discussion” or otherwise to require that recourse be had to the assets of any other person before any action is taken against it, and further expressly irrevocably waive and abandon any right they have or may have at any time under the existing or future laws of Guernsey pursuant to the principle of “droit de division” or otherwise to require that any other person be made a party to any proceedings or that its liability be divided or apportioned with any other person or reduced in any manner whatsoever.

Section 11.03                      Reinstatement.

The obligations of the Guarantors under this ARTICLE XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization or otherwise.

Section 11.04                      Subrogation; Subordination.

Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrowers or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.  Any Indebtedness of any Loan Party permitted pursuant to Section 7.02(m) or Section 7.03(d) shall be subordinated to such Loan Party’s Obligations in the manner required by such Sections.

Section 11.05                      Remedies.

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06                      Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this ARTICLE XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.07                      Continuing Guaranty.

The guarantee in this ARTICLE XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08                      General Limitation on Guaranteed Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 11.11) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.09                      Information.

Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Guarantor assumes and incurs under this Guaranty, and agrees that none of any Agent, any L/C Issuer or any Lender shall have any duty to advise any Guarantor of information known to it regarding those circumstances or risks.

Section 11.10                      Release of Guarantors.

If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is a Loan Party or (ii) any Subsidiary Guarantor becomes an Excluded Subsidiary, such Transferred Guarantor or Excluded Subsidiary shall, upon the consummation of such sale or transfer, or in the case of an Excluded Subsidiary, upon request by Holdings, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor or Excluded Subsidiary, the pledge of such Equity Interests to the Collateral Agent pursuant to the Collateral Documents shall be automatically released, and, so long as Holdings shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall, at such Transferred Guarantor’s expense, take such actions as are necessary to effect each release described in this Section 11.10 in accordance with the relevant provisions of the Collateral Documents.

When all Commitments hereunder have terminated, and all Loans or other Obligation (other than obligations under Treasury Services Agreements or in respect of Pension Debt) which are accrued and payable have been paid or satisfied, and no Letter of Credit remains outstanding (except any Letter of Credit the Outstanding Amount of which the Obligations related thereto has been Cash Collateralized or for which a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer has been put in place), this Agreement and the guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

Section 11.11                      Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment.  Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04.  The provisions of this Section 11.11 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the L/C Issuer and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the L/C Issuer and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 11.12                      Luxembourg Guarantor Limitations.

Notwithstanding any provision to the contrary in this Agreement and in the other Loan Documents, with respect to a Luxembourg Loan Party the aggregate guarantee obligation under this Article XI of any Luxembourg Loan Party for the obligations of any other Loan Party under the Loan Documents which is not a direct or indirect Subsidiary of such Luxembourg Loan Party, shall be limited at any time to an aggregate amount payable by the relevant Luxembourg Loan Party not exceeding ninety per cent (90%) of the sum of such Luxembourg Loan Party’s own funds (capitaux propres), as referred to in article 34 of the Luxembourg act dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings, as amended (the “Own Funds”) and its subordinated debts (dettes subordonnées) (as referred to in Article 34 of the Luxembourg act dated 19 December 2002 referred to above) (the “Subordinated Debts”), as reflected in the latest available approved annual financial statements of the Luxembourg Loan Party as available on the date of demand of payment of the guarantee under this Article XI. Should the approved annual financial statements not be available in accordance with the pre-mentioned provisions, the relevant Luxembourg Loan Party shall,  within reasonable time, establish unaudited interim accounts or annual accounts (as applicable) pursuant to which the Luxembourg Loan Party’s Own Funds and Subordinated Debts will be determined and if the Luxembourg Loan Party fails to provide such financial information within 45 Business Days as from the request of the Collateral Agent,  an approved auditor (reviseur d’entreprises agréé) designated by the Collateral Agent, acting reasonably, in accordance with the Luxembourg accounting principles applicable to the Luxembourg Loan Party and at the cost of the Luxembourg Loan Party, will determine the Luxembourg Loan Party’s Own Funds and Subordinated Debts.

The above limitation shall not apply to any amounts borrowed under this Agreement made available, in any form whatsoever, to such Luxembourg Loan Party or any of its (current or future) direct or indirect Subsidiaries pursuant to the Loan Documents.

The obligations of each Luxembourg Loan Party shall not extend to the guaranteeing or securing of any amount which would breach the prohibition on financial assistance as set out in the Luxembourg law dated 10 August 1915 on commercial companies, as amended.

Notwithstanding anything herein to the contrary, the obligations and liabilities of any Luxembourg Loan Party shall not include any obligation or liability to the extent that, if so included, would constitute an abuse of assets as defined by article 171-1 of the Luxembourg law dated 10 August 1915 on commercial companies, as amended.

Section 11.13                      Cyprus Guarantor Limitation

Notwithstanding any other provision of this Section 11 (Guaranty), the guaranty, indemnity and other obligations of any Additional Cyprus Guarantor expressed to be assumed by it in this Section 11 or elsewhere in this Agreement or in any other Loan Document shall be deemed not to be assumed by such Additional Cyprus Guarantor to the extent the same would constitute unlawful financial assistance within the meaning of Section 53 of the Cyprus Companies Law, Cap. 113, as amended (the “Cyprus Companies Law”), if such Additional Cyprus Guarantor is a public company (as defined in the Cyprus Companies Law) or a subsidiary of any company (as defined in the Cyprus Companies Law) which is a public company (as defined in the Cyprus Companies Law).  For the avoidance of any doubt, Holdings shall procure that an Additional Cyprus Guarantor which is a private company (as defined in the Cyprus Companies Law) and not a subsidiary of a public company (as defined in the Cyprus Companies Law), shall, before it becomes a Loan Party, ensure that the giving of financial assistance under this Agreement or any other Loan Documents would be permitted by its constitutional documents and authorised by its shareholder(s).

Section 11.14                      Dutch Guarantor Limitations.

Notwithstanding any other provision of this Article XI the guarantee, indemnity and other obligations of any Dutch Loan Party expressed to be assumed in this Article XI shall be deemed not to be assumed by such Dutch Loan Party to the extent that the same would constitute unlawful financial assistance within the meaning of Article 2:98c Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the “Prohibition”) and the provisions of this Agreement and the other Loan Documents shall be construed accordingly.  For the avoidance of doubt it is expressly acknowledged that the relevant Dutch Loan Parties will continue to guarantee all such obligations which, if included, do not constitute a violation of the Prohibition.

Section 11.15                      Droit de Discussion; Droit de Division.

The Guarantors hereby expressly irrevocably waive and abandon any right which they have or may at any time have under the existing or future laws of Guernsey pursuant to the principle of “droit de discussion” or otherwise to require that recourse be had to the assets of any other person before any action is taken against it, and further expressly irrevocably waive and abandon any right they have or may have at any time under the existing or future laws of Guernsey pursuant to the principle of “droit de division” or otherwise to require that any other person be made a party to any proceedings or that its liability be divided or apportioned with any other person or reduced in any manner whatsoever.

Section 11.16                      Borrower Related Parties.

None of Borrower Related Parties shall be personally liable for any obligation of any Loan Party under this Agreement, or any other Loan Document or for the performance of any obligation of any Loan Party hereunder or thereunder.  The exclusive recourse of the Administrative Agent, the Collateral Agent, the L/C Issuers, the Lead Arrangers and the Lenders for satisfaction of the obligations of the Loan Parties under this Agreement or any other Loan Document shall be against each Loan Party and its assets (and not against any assets or property of any Borrower Related Parties).

Section 11.17                      Service of Process.

EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. WITHOUT LIMITING THE OTHER PROVISIONS OF THIS SECTION 11.17 AND IN ADDITION TO THE SERVICE OF PROCESS PROVIDED FOR HEREIN, EACH OF HOLDINGS, THE BORROWER AND EACH FOREIGN SUBSIDIARY PARTY HERETO HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE CO-BORROWER (AND THE CO-BORROWER HEREBY IRREVOCABLY ACCEPTS SUCH APPOINTMENT), AS THEIR AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON THE CO-BORROWER SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH SUCH LOAN PARTY AGREES TO PROMPTLY DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT.

ARTICLE XII

Parallel Debt

Section 12.01                      The Parallel Debt

(a)                                 Each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent an amount equal to the aggregate amount due by it in respect of its Corresponding Obligations as they may exist from time to time. The payment undertaking of each Loan Party under this Section 12.01(a) (Parallel Debt) is to be referred to as its “Parallel Debt”.

(b)                                 The Parallel Debt will be payable in the currency or currencies of the Corresponding Obligations and will become due and payable as and when and to the extent one or more of the Corresponding Obligations become due and payable.

(c)                                  Each of the parties to this Agreement hereby acknowledges that:

(i)             the Parallel Debt constitutes an undertaking, obligation and liability to the Collateral Agent which is separate and independent from, and without prejudice to, the Corresponding Obligations; and

(ii)          the Parallel Debt represents the Collateral Agent’s own separate and independent claim to receive payment of the Parallel Debt from each Loan Party,

it being understood, in each case, that pursuant to this Section 12.01(c) the amount which may become payable by each Loan Party as the Parallel Debt shall never exceed the total of the amounts which are payable under or in connection with the Corresponding Obligations.

(d)                                 The Collateral Agent hereby confirms and accepts that to the extent the Collateral Agent irrevocably receives any amount in payment of the Parallel Debt, the Collateral Agent shall distribute that amount among the Collateral Agent and the Secured Parties that are creditors of the Corresponding Obligations in accordance with the relevant provision of the Loan Documents and any Secured Hedge Agreement, Ancillary Facility Document and Treasury Services Agreement. The Collateral Agent, not only in its own name and on behalf of itself but also as agent (or trustee, as applicable) on behalf of each Secured Party, hereby agrees and confirms that upon irrevocable receipt by the Collateral Agent of any amount in payment of the Parallel Debt (a “Received Amount”), the Corresponding Obligations towards the Collateral Agent and the Secured Parties shall be reduced by amounts totaling an amount (a “Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received by the Collateral Agent and the Secured Parties as a payment of the Corresponding Obligations on the date of receipt by the Collateral Agent of the Received Amount.

(e)                                  For the purpose of this Section 12.01, other than the second sentence of Section 12.01(d), the Collateral Agent acts in its own name and on behalf of itself and not as agent, representative or trustee of any other Secured Party.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EXPRO FINSERVICES S.à r.l.,
as the Borrower

By:
Name:
Title:

EXPRO US FINCO LLC,
as the Co-Borrower

By:
Name:
Title:

EXPRO HOLDINGS UK 3 LIMITED,
as Parent

By:
Name:
Title:

[Credit Agreement Signature Page]

EXPRO HOLDINGS AUSTRALIA 1 PTY LIMITED, as a Subsidiary Guarantor

By:
Name:
Title:

EXPRO HOLDINGS AUSTRALIA 2 PTY LIMITED, as a Subsidiary Guarantor

By:
Name:
Title:

EXPRO GROUP AUSTRALIA PTY LIMITED, as a Subsidiary Guarantor

By:
Name:
Title:

EXPRO GULF LIMITED, as a Subsidiary Guarantor

By:
Name:
Title:

EXPRO INTERNATIONAL LIMITED, as a Subsidiary Guarantor

By:
Name:
Title:

[Credit Agreement Signature Page]

EXPRO INTERNATIONAL B.V., as a Subsidiary Guarantor

By:
Name:
Title:

EXPRO WORLDWIDE B.V., as a Subsidiary Guarantor

By:
Name:
Title:

EXPRO HOLDINGS UK 4 LIMITED, as a Subsidiary Guarantor

By:
Name:
Title:

EXPRO INTERNATIONAL GROUP, as a Subsidiary Guarantor

By:
Name:
Title:

EXPLORATION AND PRODUCTION SERVICES (HOLDINGS) LIMITED, as a Subsidiary Guarantor

By:
Name:
Title:

[Credit Agreement Signature Page]

EXPRO OVERSEAS LIMITED, as a Subsidiary Guarantor

By:
Name:
Title:

EXPRO BENELUX LIMITED, as a Subsidiary Guarantor

By:
Name:
Title:

EXPRO RESOURCES LIMITED, as a Subsidiary Guarantor

By:
Name:
Title:

EXPRO NORTH SEA LIMITED, as a Subsidiary Guarantor

By:
Name:
Title:

EXPRO EURASIA LIMITED, as a Subsidiary Guarantor

By:
Name:
Title:

[Credit Agreement Signature Page]

EXPRO AMERICAS, LLC, as a Subsidiary Guarantor

By:
Name:
Title:

EXPRO HOLDINGS US INC., as a Subsidiary Guarantor

By:
Name:
Title:

EXPRO US HOLDINGS, LLC, as a Subsidiary Guarantor

By: Expro Holdings US Inc., its sole member

By:
Name:
Title:

EXPRO METERS, INC., as a Subsidiary Guarantor

By:
Name:
Title:

[Credit Agreement Signature Page]

HSBC BANK USA, NATIONAL ASSOCIATION
as Administrative Agent

By:
Name:
Title:

HSBC CORPORATE TRUSTEE COMPANY (UK) LIMITED as Collateral Agent

By:
Name:
Title:

GOLDMAN SACHS INTERNATIONAL

By:
Name:
Title:

GOLDMAN SACHS LENDING PARTNERS LLC

By:
Name:
Title:

BARCLAYS BANK PLC

By:
Name:
Title:

[Credit Agreement Signature Page]

DEUTSCHE BANK SECURITIES INC.

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK AG. NEW YORK BRANCH.

By:
Name:
Title:

By:
Name:
Title:

J.P. MORGAN LIMITED

By:
Name:
Title:

J.P. MORGAN EUROPE LIMITED

By:
Name:
Title:

HSBC BANK PLC

By:
Name:
Title:

[Credit Agreement Signature Page]

CREDIT SUISSE SECURITIES (USA) LLC

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:
Name:
Title:

By:
Name:
Title:

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:
Name:
Title:

By:
Name:
Title:

[Credit Agreement Signature Page]

Schedule: 1.01A

Agreed Security Principles

PART I

AGREED SECURITY PRINCIPLES

1.              Agreed Security Principles

a)             The guarantees and security to be provided under the Loan Documents by the Foreign Subsidiaries (or by any Domestic Subsidiary in relation to assets located outside of the U.S.) will be given in accordance with certain agreed security principles (the “Agreed Security Principles”). This Schedule identifies the Agreed Security Principles and addresses the manner in which the Agreed Security Principles will impact on or be determinant of the guarantees and security to be provided in relation to the Facilities.

b)             The Agreed Security Principles embody a recognition by all parties that there may be certain legal and practical difficulties in obtaining effective guarantees or security from all relevant members of the Group (and for the purposes of this Schedule the “Group” shall mean Parent and the Restricted Subsidiaries) in every jurisdiction in which those members are located. In particular:

i.                                          general statutory limitations, financial assistance, corporate benefit, fraudulent preference, “earnings stripping”, “controlled foreign corporation”, “thin capitalisation” rules, tax restrictions, retention of title claims and similar matters may limit the ability of a member of the Group to provide a guarantee or security or may require that it be limited as to amount or otherwise and if so, the same shall be limited accordingly, provided that the relevant member of the Group shall use reasonable endeavours to overcome such obstacle;

ii.                                       members of the Group will not be required to give guarantees or enter into security documents if (or to the extent) it is not within the legal capacity of the relevant members of the Group or if the same would conflict with the fiduciary duties of those directors or contravene any legal prohibition, contractual restriction or regulatory condition or have the potential to result in a material risk of personal or criminal liability for any officer or director of any member of the Group, provided that the relevant member of the Group shall use reasonable endeavours to overcome any such obstacle;

iii.                                    a key factor in determining whether or not a guarantee or security shall be taken is the applicable cost (including adverse effects on interest deductibility, stamp duty, registration taxes and notarial costs) which shall not be disproportionate to the benefit to the Lenders of obtaining such guarantee or security;

iv.                                   where there is material incremental cost involved in creating security over all assets owned by a Loan Party in a particular category (for example, real estate), regard shall be had to the principle stated at paragraph (iii) above which shall apply and, where such security is to be given at all in light of the Agreed Security Principles, only the material assets in that category (for example, real estate of substantial economic or strategic value) shall be subject to security;

v.                                      having regard to the principle stated at paragraph (iii) above, the Parent and the Collateral Agent shall discuss in good faith (having regard to customary practice in the applicable jurisdictions) with a view to determining whether certain security might be provided by the relevant Loan Party granting a promise to pledge in favour of the Lenders coupled with an irrevocable power of attorney to the Collateral Agent as opposed to a definitive legal mortgage or pledge over the relevant asset;

vi.                                   it is expressly acknowledged that it may be either impossible or impractical to create security over certain categories of assets in which event security will not be taken over such assets;

vii.                                any assets subject to contracts, leases, licenses or other arrangements with a third party which prevent those assets from being charged (or assets which, if charged, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations of the Group in respect of those assets or require any member of the Group to take any action materially adverse to the interests of the Group or any member thereof) will be excluded from any relevant security document provided that reasonable endeavours to obtain consent to charging any such assets (where otherwise prohibited) shall be used by the Group if the Lead Arrangers determine the relevant asset is material and the Parent is satisfied that such endeavours will not involve placing commercial relationships with third parties in jeopardy, but unless prohibited this shall not prevent security being given over any receipt or recovery under such contract, lease or licence;

viii.                             the giving of a guarantee, the granting of security or the perfection of the security granted will not be required if it would have a material adverse effect on the ability of the relevant member of the Group to conduct its operations and business in the ordinary course as otherwise permitted by the Loan Documents (including by way of imposing any restriction or practical limitation on the ability of the Group to enter into leasing, vendor financing, maintenance, insurance or similar or equivalent arrangements otherwise permitted by the terms of this Agreement or where the giving of guarantees or security would result in failure to meet customary bid qualification criteria) and any requirement under the Agreed Security Principles to seek consent of any person or take or not take any other action shall be subject to this paragraph (viii);

ix.                                   guarantees and security will be limited so that the aggregate of notarial costs and all registration and like taxes relating to the provision of security shall not exceed an amount to be agreed between the Parent and the Collateral Agent;

a)                         no member of the Group that is a “controlled foreign corporation” as defined in Section 957(a) of the U.S. Internal Revenue Code of 1986, as amended, shall be required to give a guarantee or pledge any of its assets (including shares in a Subsidiary) as security for the obligation of any U.S. Person; and

b)                         not more than 65 per cent. of the total combined voting power of all classes of shares entitled to vote of (i) any “controlled foreign corporation” that is directly owned for U.S. federal income tax purposes by a U.S. Person (a “First Tier CFC Subsidiary”) or (ii) any U.S. or non-U.S. entity through which such First Tier CFC Subsidiary is owned, if such entity is treated as a disregarded entity for U.S. federal tax purposes, shall be required to be pledged directly or indirectly as security for an obligation of a U.S. Person;

i.                                          guarantees and security will not be required from or over, or over the assets of, any joint venture or similar arrangement, any minority interest or any member of the Group (other than the Parent) that is not wholly-owned by another member of the Group;

ii.                                       security will not be required over any assets subject to security in favour of a third party (and such assets shall be excluded from any relevant Collateral Document or other Loan Document);

iii.                                    to the extent possible all security will be granted in favour of the Collateral Agent and not the secured creditors individually (with the Collateral Agent to hold one set of security documents for all the Secured Parties); ‘Parallel debt’ provisions will be used where necessary (and included in the Intercreditor Agreements or this Agreement, as applicable, and not the individual security documents); no member of the Group shall be required to take any action in relation to any guarantees or security as a result of any assignment or transfer by a Lender;

iv.                                   no guarantee or security given or granted by a member of the Group shall guarantee or secure any Excluded Swap Obligation of such member of the Group.

2.              Terms of Security Documents

Unless otherwise agreed by the Parent and the Collateral Agent, the following principles will be reflected in the terms of any security taken in connection with the Facilities:

a)             security will only be enforceable if an Acceleration Event has occurred and is continuing (and for the purposes of this Schedule an “Acceleration Event” shall mean following the occurrence of an Event of Default which is then continuing and in respect of which the Administrative Agent has given a notice of acceleration pursuant to, and in accordance with, Section 8.02 (Remedies Upon Event of Default), unless acceleration has occurred automatically pursuant to the proviso to Section 8.02 (Remedies Upon Event of Default), in which case no such notice will be required);

b)             notification of security over bank accounts will be given to the bank holding the account (other than in the case of accounts held in the United States) where required for perfection of security provided that this is not inconsistent with the Group retaining control over and access to the balances on the accounts (it being agreed that no account control agreements (or similar) will be required with respect to bank accounts (or securities or commodities accounts) held in the United States); for the avoidance of doubt there will be no “fixed” security over bank accounts, cash or receivables or any obligation to hold or pay cash and receivables in particular accounts and until an Acceleration Event has occurred the Group shall have complete discretion to move and deal with cash and receivables provided that in doing so it does not otherwise breach the terms of this Agreement. In the case of any Luxembourg law governed account pledge agreement, such account pledge agreement shall be notified to the account bank on the same day of execution of the account pledge agreement. A duly executed acknowledgement shall be obtained from the account bank within three (3) Business Days following the notification, pursuant to which the account bank waives any right of set-off, lien, right of retention and any similar rights existing under the general business conditions of the account bank;

c)              notification of receivables security to debtors will only be given if an Acceleration Event has occurred and is continuing;

d)             notification of any security interest over insurance policies will only be served on any insurer of the Group assets if an Acceleration Event has occurred and is continuing or, in the case of any security interests over insurance policies of a Dutch Loan Party, where required for perfection of security;

e)              with respect to a Luxembourg law governed share pledge agreement, perfection of the pledge shall be made by registration in the share register of the company whose shares are pledged on the same day of the execution of such pledge agreement;

f)               the security documents should only operate to create security rather than to impose new commercial obligations; accordingly (i) they should not contain additional representations, undertakings or indemnities (including, without limitation in respect of insurance, information, maintenance or protection of assets or the payment of costs) unless these are the same as or consistent with those contained in this Agreement and are required for the creation or perfection of the security and (ii) they should not operate so as to prevent any transaction not otherwise prohibited under this Agreement;

g)              in respect of the share pledges and pledges of intra-group receivables, unless an Acceleration Event has occurred and is continuing, the pledgors will be permitted to retain and to exercise voting rights to any shares pledged by them in a manner which (other than pursuant to a step or matter which does not otherwise breach the terms of this Agreement) does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and the pledgors will be permitted to receive dividends and other payments on or in respect of pledged shares and payment of intragroup receivables and retain the proceeds and/or use the proceeds for any other purpose not prohibited under the terms of this Agreement;

h)             the Secured Parties should not be able to exercise any power of attorney granted to them under the terms of the Loan Documents prior to the occurrence of an Acceleration Event which is continuing;

i)                 no Loan Party shall be required to perfect the security granted under any US law governed Collateral Document by any means other than by (i) filings pursuant to the Uniform Commercial Code of the relevant state(s), (ii) filings approved by United States federal government offices with respect to registered intellectual property and (iii) delivery to the Collateral Agent (or its bailee) to be held in its possession of collateral consisting of tangible chattel paper, instruments or certificated securities with a fair market value in excess of US$10,000,000 individually;

j)                no security will be taken over parts, stock, moveable plant, equipment or receivables if it would require labeling, segregation or periodic listing or specification of such parts, stock, moveable plant, equipment or receivables; and

k)             the Collateral Agent will not be required to accept any security or its perfection if it is of a type or in a jurisdiction which the Collateral Agent, in its sole discretion, determines does not meet or comply with its established internal regulations or policies or with applicable law or regulation, or which would impose liabilities on the Collateral Agent, provided that, notwithstanding anything to the contrary in this Agreement or any other Loan Document:

i.                  any obligation of any member of the Group to grant, enter into or perfect any security (or otherwise taken any action in relation to any security or asset) shall be subject to the provisions of paragraph (j); and

ii.               no event or circumstance (including, without limitation, any failure by any member of the Group to comply with any obligation under this Agreement or any Loan Document) arising as a direct or indirect consequence of the operation of the provisions of this paragraph (j) shall (or shall be deemed to) directly or indirectly constitute, or result in, a breach of any representation, warranty, undertaking or other term in the Loan Documents or a Default or an Event of Default.

PART II

GUARANTEE/SECURITY

1.              Guarantees

a)             To the extent legally possible and in compliance with the Agreed Security Principles (references therein to “security” to be read for this purpose as including guarantees) the following Subsidiaries shall provide guarantees in respect of the Facilities:

i.                  any person which is or becomes a Borrower;

ii.               any Subsidiary that is identified in the  list [of Group Companies provided by or on behalf of the Company to the Agent or its advisors on [•] 2014] and that is incorporated in UK, US, the Netherlands, Luxembourg, Guernsey, Cyprus and Australia;

iii.            from the date that is 90 days after November 12, 2014 and provided that the Mezzanine Facility Agreement has not been refinanced by that time, each other person that is a guarantor with respect to the Mezzanine Facility;

iv.           any Subsidiary of Holdings that guarantees any Junior Financing or any Permitted Refinancing thereof (or of the Mezzanine Facility) (together with the persons referred to in paragraph (iii) above, the “Further Guarantees and Security”); and

v.              each of the Holding Companies of each person referred to in paragraphs (i) to (iv) above which is a member of the Group but not including any Holding Company of the Parent (and for the purposes of this Schedule the term “Holding Company” shall mean, in relation to any person, any other person in respect of which it is a Subsidiary), provided that, notwithstanding anything to the contrary in the Finance Documents:

A.            once the Mezzanine Facility Agreement or any Junior Financing and/or Permitted Refinancing thereof has been repaid in full, no Subsidiary incorporated outside of a Security Jurisdiction shall be required to provide any guarantee or security (unless such member of the Group is a Borrower or is required to become a Guarantor in accordance with paragraph (d) below) and any such guarantee and security previously granted (including any Further Guarantees and Security) shall be released and no member of the Group shall be required to provide any security in respect of any shares or other ownership interests held in any member of the Group incorporated outside of a Security Jurisdiction or any member of the Group which is not a Loan Party or a Material Subsidiary;

B.            no member of the Group incorporated, organised or located in a jurisdiction other than a Security Jurisdiction shall be required to provide any guarantee or security and no member of the Group shall be required to provide any security in respect of any assets located in (for the avoidance of doubt, including any shares or other ownership interests held in any member of the Group incorporated, organised or located in) a jurisdiction other than a Security Jurisdiction; and

C.            no member of the Group shall be required to provide any security over or in relation to any joint venture or similar arrangements to which it is party (or any asset the subject of, or otherwise held under, any such joint venture or other arrangement) and no such entity shall be required to become a Guarantor, and the Collateral Agent shall (at the cost and request of the relevant member of the Group or the Parent but without the need for any further consent, sanction, authority or further confirmation from any Secured Party) promptly enter into and deliver any documentation and/or take such other action as the Parent shall require to release any such person or asset from the Collateral Documents and/or any other obligations under the Loan Documents or otherwise give effect to the matters contemplated by (A) to (C) above (including the issuance of any certificates of non-crystallisation of floating charges, any consent to dealing or any other similar or equivalent document).

b)             Each guarantee from a Subsidiary will be an upstream, cross stream and downstream guarantee and each such guarantee will be for all liabilities of the Loan Parties under the Loan Documents in accordance with, and subject to any contrary requirements of, the Agreed Security Principles in each relevant jurisdiction (including inter alia guarantee limitation language). Subject to the Agreed Security Principles, each Loan Party granting security shall do so for all its liabilities under the Loan Documents.

c)              In the case of a guarantee from a member of the Group which is identified at paragraph 1(a)(ii) above, such guarantee shall be provided (subject to the Agreed Security Principles) on or as soon as reasonably practicable after the Closing Date and in any event not later than the date falling 30 days after the Closing Date  (or in each case such later date as the Administrative Agent may reasonably agree) (the “Backstop Date”). Further, subject to the Agreed Security Principles, the Parent will procure that:

i.                  on or prior to the Backstop Date the Loan Parties (disregarding the earnings from ordinary activities before interest, taxation, depreciation, amortisation and exceptional items (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) (“Entity EBITDA”) and/or, as the case may be, gross assets (calculated on the same basis as provided in the definition of Material Subsidiary) of any Guarantor that generates negative Entity EBITDA or, as the case may be, negative gross assets) account for at least 75 per cent. of the Consolidated EBITDA and gross assets of the Group (calculated (A) by reference to the Original Financial Statements and (B) excluding the Entity EBITDA and gross assets of any member of the Group that is not required to become a Guarantor in accordance with the Agreed Security Principles); and

ii.               within 90 days of each delivery of the Group’s annual audited consolidated financial statements (or in each case such within such longer period as the Administrative Agent may reasonably agree), the Loan Parties (disregarding the Entity EBITDA and/or, as the case may be, gross assets of any Loan Party that generates negative Entity EBITDA or, as the case may be, negative gross assets) account for at least 75 per cent. of the Consolidated EBITDA and gross assets of the Group (calculated (A) by reference to such annual audited financial statements and (B) excluding Entity EBITDA and gross assets of any member of the Group that is not required to become a Guarantor in accordance with the Agreed Security Principles) (the “Guarantor Coverage Test”).

d)             Subject to paragraph (c) above and the Agreed Security Principles:

i.                  following the granting of the initial guarantees any member of the Group that is or becomes a Material Subsidiary and which is incorporated in a Security Jurisdiction and any Holding Company of such company (to the extent it is a member of the Group) shall, if so required by the Required Lenders, become a Guarantor (each a “Subsequent MS Guarantor”) as soon as reasonably practicable after it has been demonstrated (by reference to a Material Subsidiary Certificate) that such Subsidiary is a Material Subsidiary, and in any event within 90 days after it being so demonstrated (or, if later, within 90 days of the date on which the Administrative Agent notifies the Parent that the Required Lenders require such member of the Group to become a Guarantor), or in each case such within such longer period as the Administrative Agent may reasonably agree; and

ii.               any member of the Group that is or becomes a Holding Company of a Borrower shall become a Guarantor (each a “Subsequent HC Guarantor”) as soon as reasonably practicable after it has become a Holding Company of a Borrower, and in any event within 90 days after it being so becoming a Holding Company of a Borrower, or in each case such within such longer period as the Administrative Agent may reasonably agree.

e)              To the extent:

i.                  a Material Subsidiary is incorporated in a jurisdiction which is not a Security Jurisdiction, the jurisdiction of that Material Subsidiary shall, if so required by the Required Lenders, become a Security Jurisdiction for the purposes of the Agreed Security principles (but only in relation to that Material Subsidiary); and

ii.               a Borrower is incorporated in a jurisdiction which is not a Security Jurisdiction, the jurisdiction of that Borrower shall become a Security Jurisdiction for the purposes of the Agreed Security Principles (but only in relation to that Borrower).

2.              Security

a)             To the extent legally possible and subject to the Agreed Security Principles, unless otherwise agreed by the Required Lenders (acting reasonably) each Subsidiary becoming a Guarantor on or after the Closing Date and incorporated in a Security Jurisdiction will grant security over all its material assets (including, for the avoidance of doubt, any shares held by it in a Loan Party or a Material Subsidiary incorporated in a Security Jurisdiction) except that, for so long as the Mezzanine Facility Agreement remains in place, security will be granted only over those assets over which security is also granted in connection with the Mezzanine Facility Agreement;  provided that, subject to the Agreed Security Principles:

i.                  where a Loan Party pledges movable assets, shares or bank accounts, the security document will (subject to agreed exceptions and subject as otherwise required by applicable law) be governed by the law of the country of incorporation of the company whose shares are being pledged or in which the movable assets are located or the bank accounts are situated and not by the law of the country of the pledgor; and

ii.               in the event that a Loan Party owns shares or other ownership interests in a person incorporated, organised or located in, or other assets in, a jurisdiction which is not a Security Jurisdiction no steps shall be taken to create or perfect security over the shares or interests in such person or such assets, provided further that, without prejudice to the other provisions of this Schedule, nothing in this paragraph (a) shall prohibit a Loan Party from creating security over any shares held by it in a Loan Party.

b)             Each member of the Group being or becoming a Loan Party on the Closing Date shall grant security on or before the Backstop Date. To the extent not delivered as a condition precedent on or prior to the Closing Date, the Parent will use all reasonable endeavours to procure delivery of the security required by this Part II:

i.                  in the case of security to be granted by a Subsequent MS Guarantor, as soon as reasonably practicable and in any event within 90 days after it has been demonstrated (by reference to a Material Subsidiary Certificate) that the relevant entity is required to become a Subsequent MS Guarantor (or, if later, within 90 days of the date on which the Administrative Agent notifies the Parent that the Required Lenders require such Subsidiary to become a Subsequent MS Guarantor), or in each case such within such longer period as the Administrative Agent may reasonably agree; and

ii.               in the case of security to be granted by a Subsequent HC Guarantor, as soon as reasonably practicable after it has become a Holding Company of a Borrower, and in any event within 90 days after it being so becoming a Holding Company of a Borrower, or in each case such within such longer period as the Administrative Agent may reasonably agree, in each case, to the extent applicable, together with evidence of compliance with corporate formalities and legal opinions, mutatis mutandis, as provided for in Section [4.01].

c)              No member of the Group established or incorporated in Brazil which is or becomes a Guarantor shall be required to grant any security over its assets.

d)             Any member of the Group becoming a Guarantor will upon becoming a Guarantor be a Loan Party whether or not that member of the Group has yet provided security required to be provided by it in conformity with the Agreed Security Principles.

e)              In the event of any disposal permitted by the terms of this Agreement (including any leasing arrangement entered into in the ordinary course of business) and/or any transaction contemplated or otherwise permitted by this Agreement, on repayment in full of the Facilities or where otherwise provided for in the Loan Documents, the Collateral Agent, the Administrative Agent and the Secured Parties shall on request execute and deliver any required guarantee or security release and/or amendment of the Collateral Documents.

f)               The Collateral Agent and the Parent shall negotiate the form of each Collateral Document in good faith in accordance with the terms of this Schedule. In relation to any provision of this Agreement which requires any member of the Group to deliver a document for the purposes of granting any guarantee or security for the benefit of any of the Secured Parties, the Collateral Agent shall execute any such document delivered to it as soon as reasonably practicable. Notwithstanding anything to the contrary, any guarantee and security arrangements agreed by the Collateral Agent and the Parent from time to time (including the identity and category of assets subject or not subject to security) shall be deemed to satisfy all relevant obligations of the Group under the Loan Documents to provide guarantees and security.

Without prejudice to paragraph 1(e) above, for the purposes of this Agreement the “Security Jurisdictions” are UK, US, the Netherlands, Cyprus, Luxembourg, Guernsey and Australia (and, for the avoidance of doubt, the jurisdiction of incorporation or organisation of any subsidiary of Holdings that provides guarantees in accordance with paragraphs 1(a)(iii) or (iv) above while, but only for so long as, the Mezzanine Facility, Junior Financing and/or Permitted Refinancing thereof remains in place and is guaranteed by the applicable subsidiary).

Schedule: 1.01B

Commitments and L/C Sublimit

Lender	Initial Term Loans	Delayed Draw Term Loans	Revolving Credit Facility	L/C Sublimit	Treaty Passport scheme reference number and jurisdiction of tax residence (if applicable)
Goldman Sachs Lending Partners LLC	$1,300,000,000		$20,000,000		13/G/356209/DTTP USA
Barclays Bank PLC			$38,500,000		N/A
Deutsche Bank AG, New York Branch,			$38,500,000		7/D/70006/DTTP
J.P. Morgan Europe Limited			$38,500,000		N/A
HSBC Bank PLC			$38,500,000		N/A
Credit Suisse AG, Cayman Islands Branch			$37,500,000		N/A
Crédit Agricole Corporate and Investment Bank			$38,500,000		N/A
Total	$1,300,000,000		$250,000,000

Schedule: 1.01C

Collateral Documents

1.              New York law governed First Amended and Restated Pledge and Security Agreement, dated as of the date hereof and amended, restated, supplemented or otherwise modified from time to time, among the Co-Borrower, the other Domestic Subsidiaries party thereto from time to time and the Collateral Agent.

2.              New York law governed First Amended and Restated Composite Pledge Agreement, dated as of the date hereof and amended, restated, supplemented or otherwise modified from time to time, among Holdings, Expro Holdings UK 4 Limited, Exploration and Production Services (Holdings) Limited, the Borrower and the Collateral Agent.

3.              New York law governed Amended and Restated Intellectual Property Security Agreement, dated as of the date hereof and amended, restated, supplemented or otherwise modified from time to time, among Expro Americas, LLC, Expro Meters, Inc. and the Collateral Agent.

4.              English law governed supplemental security deed relating to the fixed and floating security document dated 14 July 2008 granted by the Parent and the Company in favour of the Collateral Agent, dated on or about the date hereof, among the Parent, the Company and the Collateral Agent.

5.              English law governed supplemental security deed relating to the fixed and floating security document dated 10 October 2008 granted by, among others, Expro International Group Limited, Exploration and Production Services (Holdings Limited), Expro North Sea Limited, Expro Eurasia Limited and Expro Benelux Limited in favour of the Collateral Agent, dated on or about the date hereof, among certain Foreign Subsidiaries incorporated in England and Wales party thereto and the Collateral Agent.

6.              English law governed supplemental security deed relating to the fixed and floating security document dated 21 December 2009 granted by, among others, the Parent, the Company, Expro International Group Limited, Exploration and Production Services (Holdings Limited), Expro North Sea Limited, Expro Eurasia Limited and Expro Benelux Limited in favour of the Collateral Agent, dated on or about the date hereof, among the Parent, the Company, the other Foreign Subsidiaries incorporated in England and Wales party thereto and the Collateral Agent

7.              Luxembourg law governed share pledge agreement, dated as of the date hereof, among the Parent as pledgor and the Collateral Agent in such capacity, in the presence of the Borrower, as company.

8.              Luxembourg law governed account pledge agreement, dated as of the date hereof, among the Borrower as pledgor and the Collateral Agent in such capacity.

Schedule: 1.01D

[Reserved]

Schedule: 1.01E

[Reserved]

Schedule: 1.01F

Existing Letters of Credit

Reference	Expro Group Borrower	Beneficiary	Current Face Amount	Expiry Date
032/104575/2013	Expro Gulf Ltd - India	Reliance Industries	122,540.00 USD	11/21/14
EDC 12-411	Expro International BV Philippines	Energy Development Corporation	129,513.40 USD	11/01/14
PO O39/7478685	Expro Resources Ltd	Reliance Industries	37,321.90 USD	05/25/16
PO O39/7478685	Expro Resources Ltd	Reliance Industries	37,321.90 USD	05/25/16
TOTAL			326,697.20 USD

Schedule: 1.01G

Specified Time

For determination of BBR Rate for an Interest Period of any Loan or overdue amounts denominated in Australian Dollars: 11:00 am (New York time)

For determination of EURIBOR Rate for an Interest Period of any Loan or overdue amounts denominated in Euro: 11:00 am (Brussels time)

For determination of LIBOR Rate for an Interest Period of any Loan or overdue amounts denominated in any currency other than Euro, Australian Dollar or Norwegian Krone: 11:00 am (London time)

For determination of NIBOR Rate for an Interest Period of any Loan or overdue amounts denominated in Norwegian Krone: 12 p.m. (New York time)

For determination of Interpolated Screen Rate: (i) 12 p.m. (New York time) for any Loan or overdue amounts denominated in Dollars, (ii) 12:00 pm (New York time) for any Loan or overdue amounts denominated in currencies other than Dollars

For delivery of Committed Loan Notice with respect to Eurocurrency Rate Loans and for Loans bearing interest at EURIBOR Rate: 11:00 am (New York time) four (4) Business Days prior to the proposed Borrowing, conversion or continuation - this applies also to borrowings bearing interest at BBR and NIBOR Rates.  Borrowings bearing interest at LIBOR Rates can be sent 11:00 am (New York time) four (4) Business Days prior to proposed Borrowing, conversion or continuation.

For delivery of Committed Loan Notice with respect to Base Rate Loans: 11:00 am (New York time) two (2) Business Days prior to the proposed Borrowing, conversion or continuation

Schedule: 1.01H

[Reserved]

Schedule: 4.01

Local Counsel

1. Australian law capacity and enforceability opinion	King & Wood Mallesons

2. Cyprus law capacity opinion	Mouaimis & Mouaimis LLC

3. Cyprus law enforceability opinion	Georgiades & Pelides LLC

4. English law capacity opinion	Simpson Thacher & Bartlett LLP

5. English law enforceability opinion	Latham & Watkins

6. Guernsey law capacity opinion	Appleby Global

7. Guernsey law enforceability opinion	Carey Olsen

8. Luxembourg law capacity opinion	Elvinger, Hoss, & Prussen, Luxembourg

9. Luxembourg law enforceability opinion	NautaDutilh Avocats Luxembourg

10. Netherlands law capacity opinion	Clifford Chance LLP

11. Netherlands law enforceability opinion	NautaDutilh N.V.

Schedule: 5.08(b)

Material Real Property

None.

Schedule: 5.12

Subsidiaries

Organization	Jurisdiction of Formation
AS Petrotech Knowledge (Malaysia) Sdn Bhd	Malaysia
COSL-Expro Testing Services (Tianjin) Co. Ltd. (joint venture company)	China
DHV Far East Pte Limited	Singapore
Ecodrill Nigeria Limited	Nigeria
Ecodrill Ventures (in liquidation)	United Kingdom
EGIS Australia Pty Ltd (expected to enter liquidation)	Australia
Exploration and Production Services (Holdings) Limited	United Kingdom
Exploration and Production Services (North Sea) (in liquidation)	United Kingdom
Expro (B) Sendirian Berhad	Brunei Darussalam
Expro Americas LLC	Delaware, United States
Expro Argentina Srl	Argentina
Expro Benelux Limited	United Kingdom
Expro Do Brasil Propriedades Ltda	Brazil
Expro do Brasil Servicos Ltda	Brazil
Expro Egypt LLC	Egypt
Expro Equatorial Guinea Limited	Equatorial Guinea
Expro Eurasia Limited	United Kingdom
Expro Finance (in liquidation)	United Kingdom
Expro FinServices Sarl	Luxembourg
Expro Group Australia Pty Limited	Australia
Expro Group Canada Inc	Canada
Expro Group Integrated Services (in liquidation)	United Kingdom
Expro Group Malaysia Sdn Bhd	Malaysia
Expro Gulf Limited	Cyprus
Expro Holdings Australia 1 Pty Limited	Australia
Expro Holdings Australia 2 Pty Limited	Australia
Expro Holdings Norway AS	Norway
Expro Holdings UK 4 Limited	United Kingdom
Expro Holdings US Inc	Delaware, United States
Expro International B.V.	Netherlands
Expro International Group Limited	United Kingdom
Expro International Limited	Guernsey
Expro Italiana Srl	Italy
Expro Meters Inc	Delaware, United States
Expro North Sea Limited	United Kingdom
Expro Norway AS	Norway
Expro Oilfield Services PLC	United Kingdom

Organization	Jurisdiction of Formation
Expro Oilfield Services Sdn Bhd	Malaysia
Expro Overseas Inc	Panama
Expro Overseas Limited	United Kingdom
Expro Petroleum Equipment Technology Ltd. Co.	China
Expro Resources Limited	United Kingdom
Expro Servicios S de RL de CV	Mexico
Expro Tool S de RL de CV	Mexico
Expro Trinidad Limited	Trinidad
Expro US Finance (in liquidation)	United Kingdom
Expro US Finco LLC	Delaware, United States
Expro US Holdings LLC	Delaware, United States
Expro Worldwide B.V.	Netherlands
Exprotech (Malaysia) Sdn Bhd	Malaysia
Exprotech (Singapore) Pte Ltd	Singapore
Exprotech Nigeria Limited	Nigeria
Oilserv Australia Pty Ltd (expected to enter liquidation)	Australia
Petrotech AS	Norway
Petrotech B.V.	Netherlands
PT Expro Indonesia	Indonesia
PT Power Well Services Indonesia (in liquidation)	Indonesia
PV Drilling Expro International Company Limited (joint venture company)	Vietnam
PWSH Nigeria Limited	Nigeria

22

Schedule: 6.16

Post-Closing Matters

None.

Schedule: 7.01(b)

Existing Liens

None.

Schedule: 7.02(f)

Existing Investments

None.

Schedule: 7.03(b)

Existing Indebtedness

None.

Schedule: 7.08

Transactions with Affiliates

None.

Schedule: 7.09

Certain Contractual Obligations

None.

Schedule: 10.02

Administrative Agent’s Office, Certain Addresses for Notices

Borrowers:

Davidson House

Forbury Square

Reading RG13EU, United Kingdom

Attention: John McAlister

Email: John.McAlister@exprogroup.com

Telephone number: 01189528323

Administrative Agent:

HSBC Bank USA, National Association

452 Fifth Avenue - 8E6

New York, NY, United States of America

Facsimile: +1-917-229-6659

Email: ctlany.loanagency@us.hsbc.com

Telephone number: +1-212-525-5139

Collateral Agent:

HSBC Corporate Trustee Company (UK) Limited

8 Canada Square,

London E14 5HQ, United Kingdom

Facsimile: +44 207 991 4350

Email: CTLA.Trustee.Admin@hsbc.com

Telephone number: +44 207 991 3686

L/C Issuer:

N/A

Lenders:

Goldman Sachs Lending Partners LLC

Peterborough Court,

133 Fleet Street

London EC4A 2BB, United Kingdom

Facsimile: 44 20 7552 7070

Email: LoanDocumentation@LN.email.gs.com

Telephone number: 44 (20) 7051-8087

Barclays Bank PLC

5 The North Colonnade, Canary Wharf,

London E14 4BB, United Kingdom

Facsimile: +44 (0)20 777 31840

Email: odilon.dubouetiez@barclays.com

Telephone number: +44 (0)20 3555 4492

Deutsche Bank AG, New York Branch

60 Wall Street, New York, NY 10005,

United States of America

Facsimile: 212-797 -0403

Email: Loan.admin-Ny@db.com

Telephone number: 212 -250-1014

J.P. Morgan Europe Limited

25 Bank Street, Canary Wharf,

London E14 5JP, United Kingdom

Facsimile: +44 (0)203 493 0059

Email: william.a.thorne@jpmorgan.com

Telephone number: +44 (0)20 7134 5767

HSBC Bank PLC

Leverage Portfolio Management, Thames Valley Corporate Banking Centre, Apex Plaza,

Reading, RG1 1 AX, United Kingdom

Facsimile: 08455 879489

Email: brianlarge@hsbc.com, Brian Large, Relationship Director, HSBC Bank PLC

Telephone number: 08455 851001

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY  10010, United States of America

Facsimile: 212-322-0419

Email: nupur.kumar@credit-suisse.com

Telephone number: 713-890-1406

Crédit Agricole Corporate and Investment Bank

Broadwalk House, 5 Appold Street ,

London EC2A 2DA, United Kingdom

Facsimile: + 44 (0) 207 214 6683

Email: gfsg-middleoffice@ca-cib.com

Individuals: Christine.jones@ca-cib.com/ andre.kashket@ca-cib.com

Telephone number: +44 207 214 7429 / 5438